        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 1997
                                                    REGISTRATION NO. 333-22841


                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                ----------------------

                                   AMENDMENT NO. 1

                                          TO
                                       FORM S-4
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                          ----------------------------------

                 SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
                   (Exact name of registrant as specified in its charter)

CONNECTICUT                            4813                          06-1157778
(State or other jurisdiction of   (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)   Classification Code Number)        Identification Number)

                                  227 CHURCH STREET
                            NEW HAVEN, CONNECTICUT  06510
                                    (203) 771-5200
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                     -------------------------------------------
                              MADELYN M. DEMATTEO, ESQ.
                 SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
                                  227 CHURCH STREET
                            NEW HAVEN, CONNECTICUT  06510
                                    (203) 771-5200
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------------
                                   WITH COPIES TO:

   BURTON Z. ALTER, ESQ.                    M. LOUISE TURILLI, ESQ.
   CARMODY & TORRANCE                       DAY, BERRY & HOWARD
   50 LEAVENWORTH STREET, P.O. BOX 1110     CITYPLACE I, 185 ASYLUM STREET
   WATERBURY, CONNECTICUT  06721            HARTFORD, CONNECTICUT  06103-3499
   (203) 777-5501                           (860) 275-0100
                             ---------------------------

    APPROXIMATE DATE OF COMMENCEMENT PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. []

                 SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND JOINT PROXY STATEMENT-PROSPECTUS PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                 HEADING OR LOCATION IN JOINT
ITEM NO. FORM S-4 CAPTION                        PROXY STATEMENT-PROSPECTUS

         A.  INFORMATION ABOUT THE TRANSACTION

Item 1.  Forepart of Registration Statement      Outside Front Cover Page of
         and Outside Front Cover Page of         Prospectus/ Proxy Statement
         Prospectus

Item 2.  Inside Front and Outside Back Cover     Inside Front Cover Page of
         Page of Prospectus                      Prospectus/Proxy Statement;
                                                 Available Information;
                                                 Incorporation of Certain
                                                 Documents by Reference; Table
                                                 of Contents; Summary

Item 3.  Risk Factors, Ratio of Earnings to
         Fixed Charges and Other Information     *

Item 4.  Terms of the Transaction                Summary; The Merger;
                                                 Description of SNET Capital
                                                 Stock; Material Differences
                                                 Between the Rights of Holders
                                                 of SNET Common Stock and WTC
                                                 Common Stock

Item 5.  Pro Forma Financial Information         *

Item 6.  Material Contacts with the Company      Summary; The Merger
         Being Acquired

Item 7.  Additional Information Required for     *
         Reoffering by Persons and Parties
         Deemed to be Underwriters

Item 8.  Interests of Named Experts and Counsel  *

Item 9.  Disclosure of Commission Position on    *
         Indemnification for Securities Act
         Liabilities

         B.  INFORMATION ABOUT THE REGISTRANT

Item 10. Information with Respect to S-3         Incorporation of Certain
         Registrants                             Documents by Reference

Item 11. Incorporation of Certain Information    Incorporation of Certain
         by Reference                            Documents by Reference

Item 12. Information with Respect to S-2 or      *
         S-3 Registrants

Item 13. Incorporation of Certain Information    *
         by Reference

                                                 HEADING OR LOCATION IN JOINT
ITEM NO. FORM S-4 CAPTION                        PROXY STATEMENT-PROSPECTUS

Item 14. Information with Respect to             *
         Registrants Other than S-2 or S-3
         Registrants

         C.  INFORMATION ABOUT COMPANY BEING ACQUIRED

Item 15. Information with Respect to S-3         *
         Companies



Item 16. Information with Respect to S-2 or      Incorporation of Certain
         S-3 Companies                           Documents by Reference; Recent
                                                 Development; The Merger

Item 17. Information with Respect to Companies   *
         Other than S-2 or S-3 Companies

         D.  VOTING AND MANAGEMENT INFORMATION

Item 18. Information if Proxies, Consents or     Summary; The Special Meeting;
         Authorizations Are to be Solicited      Merger; Incorporation of The
                                                 Certain Documents by Reference

Item 19. Information if Proxies, Consents or     *
         Authorizations Are Not to be Solicited
         or in an Exchange Offer

_____________
* Omitted because inapplicable or answer is in the negative.

                         THE WOODBURY TELEPHONE COMPANY
                             299 MAIN STREET SOUTH

    [LOGO]
                          WOODBURY, CONNECTICUT 06798


                                                                  March 11, 1997


Dear Shareholder:

    We invite you to attend the Special Meeting of Shareholders of The Woodbury Telephone Company ("WTC") to be held on April 2, 1997 at 10:30 a.m. local time at the Southbury Hilton, 1284 Strongtown Road (Exit 16, Interstate 84), Southbury, Connecticut 06488.

    At the Special Meeting, shareholders of WTC will vote upon the proposal to approve the Amended and Restated Agreement and Plan of Merger dated as of December 6, 1996 (the "Merger Agreement"), among Southern New England Telecommunications Corporation ("SNET"), SNET Acquisition Subsidiary, Inc., a wholly-owned subsidiary of SNET ("SAS"), and WTC. Pursuant to the Merger Agreement, SAS will merge into WTC and WTC will become a wholly-owned subsidiary of SNET, and each share of WTC common stock held by WTC shareholders (excluding shares of WTC common stock held by SNET, which owns 36.5 percent of WTC) will be converted into the right to receive a number of publicly traded and listed shares of SNET common stock having a value equal to $43.00, subject to adjustment as described in the accompanying Prospectus/Proxy Statement. The transaction is intended to be generally free of federal income tax consequences to WTC shareholders.

    Consummation of the merger is subject to a number of conditions, including approval by WTC shareholders and approval by governmental regulatory authorities.

    Please review carefully the accompanying Prospectus/Proxy Statement, which describes the proposed merger and to which is attached a copy of the Merger Agreement. Furthermore, please review the financial and other information set forth in the documents described under "AVAILABLE INFORMATION" in the Prospectus/Proxy Statement with respect to both SNET and WTC.

    WTC'S BOARD OF DIRECTORS HAS APPROVED THE PROPOSED MERGER AND RECOMMENDS THAT SHAREHOLDERS APPROVE THE MERGER AGREEMENT BY VOTING "FOR" ON THE ENCLOSED PROXY CARD. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY CARD OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.

    Please complete the enclosed Proxy Card, and sign, date and mail it promptly in the enclosed postage paid return envelope. Even if you intend to attend the Special Meeting, I urge you to return the Proxy Card, duly completed, signed and dated.

    Because of the Special Meeting, we have determined to defer our Annual Meeting of Shareholders until a later date, if required.

                                          Very truly yours,

                                                        [LOGO]
                                          J. Garry Mitchell
                                          Chairman of the Board

                         THE WOODBURY TELEPHONE COMPANY
                             299 MAIN STREET SOUTH
                          WOODBURY, CONNECTICUT 06798

              ---------------------------------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 2, 1997
             -----------------------------------------------------


Dear Shareholder:                                                 March 11, 1997


    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of The Woodbury Telephone Company will be held at 10:30 a.m. on April 2, 1997 at the Southbury Hilton, 1284 Strongtown Road (Exit 16, Interstate 84), Southbury, Connecticut 06488 (the "Special Meeting"), for the following purpose:

        To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of December 6, 1996 (the "Merger Agreement"), among The Woodbury Telephone Company ("WTC"), Southern New England Telecommunications Corporation ("SNET") and SNET Acquisition Subsidiary, Inc. ("SAS"), pursuant to which, among other things, SAS will merge with and into WTC (the "Merger") and each outstanding share of WTC's common stock, par value $2.50 per share ("WTC Common Stock"), (excluding any shares with respect to which dissenters' rights have been perfected and excluding shares of WTC Common Stock held by SNET) will be converted into the right to receive a number of shares of common stock, par value $1.00 per share, together with SNET Rights (as defined in the accompanying Prospectus/Proxy Statement) attached thereto ("SNET Common Stock") equal to the product of one share of SNET Common Stock times a fraction the numerator of which is $43.00 and the denominator of which is equal to the average of the closing prices (the "Average Closing Price") of one share of SNET Common Stock as reported on the New York Stock Exchange for the ten trading days ending on the fifth business day prior to the effective time of the Merger (the "Merger Consideration"); provided that if the Average Closing Price is less than $30.00, then the Merger Consideration shall be determined in accordance with the foregoing formula based on a deemed Average Closing Price of $30.00 and WTC shall have the option to consummate the Merger based on such deemed Average Closing Price and, if WTC does not opt to do so, then SNET shall have the option to terminate the Merger; and if the Average Closing Price is more than $49.00, then the Merger Consideration shall be determined in accordance with the foregoing formula based on a deemed Average Closing Price of $49.00 and SNET shall have the option to consummate the Merger based on such deemed Average Closing Price and, if SNET does not opt to do so, then WTC shall have the option to terminate the Merger.

    A copy of the Merger Agreement is set forth in ANNEX A to the accompanying Prospectus/Proxy Statement.

    The Board of Directors of WTC has fixed February 14, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and, accordingly, only holders of record of WTC Common Stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.

    Approval of the Merger Agreement requires the affirmative votes at the Special Meeting of the holders of at least (a) 80 percent of all of the outstanding shares of WTC Common Stock and (b) two-thirds of the outstanding shares of WTC Common Stock not held by SNET and its affiliates and associates.

    Each holder of WTC Common Stock who is entitled to vote on approval of the Merger Agreement has the right to object to the Merger and to be paid the fair value of such holder's WTC Common Stock in cash if the Merger Agreement is approved and the Merger is consummated. The right of any such holder of WTC Common Stock to receive such payment is contingent upon strict compliance with the requirements set forth in the applicable provisions of the Connecticut Business Corporation Act, the full text of which provisions is set forth in ANNEX C to the accompanying Prospectus/Proxy Statement and a summary of which is set forth under "THE MERGER--Dissenters' Rights."

    THE BOARD OF DIRECTORS OF WTC VOTING ON THE MERGER (THE DIRECTOR AFFILIATED WITH SNET HAVING ABSTAINED) UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                      By Order of the Board of Directors of
                                      The Woodbury Telephone Company

                                                        [LOGO]
                                      Harmon L. Andrews
                                      Secretary

BECAUSE THE AFFIRMATIVE VOTES AT THE SPECIAL MEETING OF THE HOLDERS OF AT LEAST
(A) 80 PERCENT OF ALL OF THE OUTSTANDING SHARES OF WTC COMMON STOCK AND (B) TWO-THIRDS OF THE OUTSTANDING SHARES OF WTC COMMON STOCK NOT HELD BY SNET AND ITS AFFILIATES AND ASSOCIATES IS REQUIRED TO APPROVE THE MERGER AGREEMENT, WTC STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.

                                   PROSPECTUS
              SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
                                  COMMON STOCK
                           PAR VALUE $1.00 PER SHARE
                            ------------------------

                                PROXY STATEMENT
                         THE WOODBURY TELEPHONE COMPANY
                        SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 2, 1997
                            ------------------------

    This Prospectus/Proxy Statement relates to the proposed acquisition by Southern New England Telecommunications Corporation, a Connecticut corporation ("SNET") of The Woodbury Telephone Company, a Connecticut corporation ("WTC") in a merger transaction (the "Merger") pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of December 6, 1996 (the "Merger Agreement"), among WTC, SNET and SNET Acquisition Subsidiary, Inc., a Connecticut corporation ("SAS"). A copy of the Merger Agreement is attached hereto as ANNEX A.

    At the effective time of the Merger (the "Effective Time"), each outstanding share of WTC's common stock, par value $2.50 per share ("WTC Common Stock"), (excluding any shares with respect to which dissenters' rights have been perfected ("Dissenting Shares") and excluding shares of WTC Common Stock held by
SNET) will be converted into the right to receive a number of shares of common stock, par value $1.00 per share, together with SNET Rights (as herein defined) attached thereto ("SNET Common Stock") equal to the product of one share of SNET Common Stock times a fraction the numerator of which is $43.00 and the denominator of which is equal to the average of the closing price (the "Average Closing Price") of one share of SNET Common Stock as reported on the New York Stock Exchange ("NYSE") for the ten trading days ending on the fifth business day prior to the Effective Time (the "Merger Consideration"); provided that in the event the Average Closing Price is less than $30.00, then the Merger Consideration shall be determined in accordance with the foregoing formula based on a deemed Average Closing Price of $30.00 and WTC shall have the option to consummate the Merger based on such deemed Average Closing Price and, if WTC does not opt to do so, then SNET shall have the option to terminate the Merger; and if the Average Closing Price is more than $49.00, then the Merger Consideration shall be determined in accordance with the foregoing formula based on a deemed Average Closing Price of $49.00 and SNET shall have the option to consummate the Merger based on such deemed Average Closing Price and, if SNET does not opt to do so, then WTC shall have the option to terminate the Merger.

    This Prospectus/Proxy Statement is being furnished to the holders of WTC Common Stock as a Proxy Statement in connection with the solicitation of proxies by the Board of Directors of WTC (the "WTC Board") for use at a Special Meeting of Shareholders of WTC to be held at 10:30 a.m., on April 2, 1997 at the Southbury Hilton, 1284 Strongtown Road (Exit 16, Interstate 84), Southbury, Connecticut 06488, and at any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, the WTC shareholders will be asked to consider and vote on a proposal to approve the Merger Agreement.

    This Prospectus/Proxy Statement also constitutes a prospectus of SNET with respect to the shares of SNET Common Stock that will constitute the Merger Consideration.

    This Prospectus/Proxy Statement, the accompanying Notice of Special Meeting and form of proxy are first being mailed to the shareholders of WTC on or about March 11, 1997.

    Information set forth herein regarding SNET and its subsidiaries has been provided by SNET. Information set forth herein regarding WTC has been provided by WTC.


    SNET Common Stock is listed and traded on the New York and Pacific Stock Exchanges ("Exchanges") and WTC Common Stock is listed and traded on the NASDAQ OTC Bulletin Board. On October 21, 1996, the last business day prior to public announcement of the agreement in principle to enter into the Merger, the composite closing price per share of SNET Common Stock on the Exchanges was $38.25 and the last reported sale price per share of WTC Common Stock on the NASDAQ OTC Bulletin Board was $26.875. On March 7, 1997, such price for SNET Common Stock was $35.875, and for WTC Common Stock such price was $39.75.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS MARCH 11, 1997.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----

AVAILABLE INFORMATION......................................................................................           4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................           5
SUMMARY....................................................................................................           6
  Parties to the Merger....................................................................................           6
  Special Meeting; Record Date.............................................................................           6
  The Merger...............................................................................................           6
  Vote Required............................................................................................           7
  Effective Time...........................................................................................           7
  Recommendation of the WTC Board..........................................................................           7
  Opinion of Financial Advisor.............................................................................           7
  Interests of Certain Persons in the Merger...............................................................           8
  Certain Federal Income Tax Consequences..................................................................           8
  Dissenters' Rights.......................................................................................           8
  Resale of SNET Common Stock..............................................................................           8
  Conditions to the Merger.................................................................................           9
  Accounting Treatment.....................................................................................           9
  Certain Differences in the Rights of WTC and SNET
  Shareholders.............................................................................................           9
  Comparison of Certain Per Share Data.....................................................................           9
  Selected Financial Data of SNET..........................................................................          11
  Selected Financial Data of WTC...........................................................................          11
RECENT DEVELOPMENTS........................................................................................          12
THE SPECIAL MEETING........................................................................................          12
  General..................................................................................................          12
  Record Date; Vote Required; Revocation of Proxies........................................................          12
THE MERGER.................................................................................................          14
  General..................................................................................................          14
  Effective Time...........................................................................................          14
  Dividends on WTC Common Stock............................................................................          14
  Exchange of WTC Certificates.............................................................................          15
  Background and Reasons...................................................................................          15
    WTC....................................................................................................          15
    Industry Overview......................................................................................          16
    WTC's Strategic Planning...............................................................................          17
    Merger Negotiations....................................................................................          17
    WTC's Reasons for the Merger...........................................................................          20
    SNET's Reasons for the Merger..........................................................................          21
  Opinion of Financial Advisor.............................................................................          22
  Interests of Certain Persons.............................................................................          27
    General................................................................................................          27
    Deferred Compensation Agreement........................................................................          27
    Change-in-Control Agreement............................................................................          27
    Severance Pay..........................................................................................          28
    Indemnification; Directors' and Officers' Insurance....................................................          28
    Designee of SNET on WTC Board..........................................................................          28
  Certain Federal Income Tax Consequences..................................................................          29
  Conduct of WTC Business Pending Consummation.............................................................          30

                                                                                                                PAGE
                                                                                                                -----
  Regulatory Approvals.....................................................................................          31
    DPUC...................................................................................................          31
    HSR Act................................................................................................          31
  Acquisition Proposals; Cancellation Fee..................................................................          31
  Conditions to Consummation; Termination..................................................................          31
  Waiver; Amendment........................................................................................          32
  Accounting Treatment.....................................................................................          32
  Expenses.................................................................................................          33
  Dissenters' Rights.......................................................................................          33
  Market Prices............................................................................................          35
  Dividends................................................................................................          36
  WTC......................................................................................................          37
    General................................................................................................          37
    History and Business...................................................................................          37
  SNET.....................................................................................................          37
    General................................................................................................          37
    History and Business...................................................................................          37
  Certain Regulatory Considerations........................................................................          38
    General................................................................................................          38
    Federal Telecommunications Act.........................................................................          39
    Connecticut Telecommunications Act.....................................................................          40
DESCRIPTION OF SNET CAPITAL STOCK..........................................................................          42
  SNET Common Stock........................................................................................          42
  Preferred Stock..........................................................................................          42
  Preference Stock.........................................................................................          42
  Rights Plan..............................................................................................          43
MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF SNET COMMON STOCK AND WTC COMMON STOCK...............          43
  Articles of Incorporation Amendments.....................................................................          43
  Bylaws Amendments........................................................................................          44
  Distributions to Shareholders............................................................................          44
  Classes of Directors.....................................................................................          44
  Removal of Directors.....................................................................................          45
  Meetings of Shareholders.................................................................................          45
  Actions by Shareholders without Meeting..................................................................          46
  Mergers and Acquisitions.................................................................................          46
  Interested Shareholder Transactions......................................................................          46
  Fiduciary Duty...........................................................................................          48
RESALE OF SNET COMMON STOCK................................................................................          49
VALIDITY OF SNET COMMON STOCK..............................................................................          49
EXPERTS....................................................................................................          49

                             AVAILABLE INFORMATION

    SNET and WTC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by SNET and WTC can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in Boston at 73 Tremont Street, Boston, Massachusetts 02108, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information is also available from the Commission over the Internet at http://www.sec.gov. SNET Common Stock is listed on the NYSE. Reports, proxy statements and other information relating to SNET can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


    This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement on Form S-4 (No. 333-22841), of which this Prospectus/Proxy Statement is a part, and the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by SNET with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.


    THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION, ATTN: JAMES A. MAGRONE, 227 CHURCH STREET, NEW HAVEN, CONNECTICUT 06510 (TELEPHONE NUMBER (203) 771-4662) AS TO SNET DOCUMENTS; AND TO THE WOODBURY TELEPHONE COMPANY, ATTN: PRESIDENT, 299 MAIN STREET SOUTH, WOODBURY, CONNECTICUT 06798 (TELEPHONE NUMBER (203) 263-2121) AS TO WTC DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY MARCH 24, 1997.

    All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to SNET and SAS was supplied by SNET, and all information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to WTC was supplied by WTC.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SNET OR WTC. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SNET COMMON STOCK SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SNET OR WTC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by SNET (File No. 1-9157) and by WTC (File No. 0-8621) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy Statement:

    SNET documents:

    (i) SNET's Annual Report on Form 10-K for the year ended December 31, 1995;
(ii) SNET's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996; and (iii) SNET's Current Reports on Form 8-K dated January 22, 1996, April 23, 1996, July 23, 1996, October 22, 1996,
December 11, 1996 and January 21, 1997.

    WTC documents:


    (i) WTC's Annual Report on Form 10-K for the years ended December 31, 1995 and December 31, 1996; (ii) WTC's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996; and September 30, 1996; and (iii) WTC's Current Reports on Form 8-K dated November 4, 1996 and February 19, 1997.


    All documents filed by SNET or WTC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting are hereby incorporated by reference into this Prospectus/Proxy Statement and shall be deemed to be a part hereof from the date of filing of such documents.

    Any statement contained herein, in any supplements hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Proxy Statement or any supplement hereto.


    This Prospectus/Proxy Statement is accompanied by a copy of WTC's Annual Report on Form 10-K for the year ended December 31, 1996.

                                    SUMMARY

    THE FOLLOWING SUMMARY OF CERTAIN INFORMATION REGARDING THE MERGER IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL INFORMATION RELATING TO THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX A TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS ENTIRE PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS PROSPECTUS/ PROXY STATEMENT, THE TERM "SNET" REFERS TO SUCH ORGANIZATION, AND UNLESS THE CONTEXT OTHERWISE REQUIRES, TO ITS CONSOLIDATED SUBSIDIARIES.

PARTIES TO THE MERGER


       SNET:          SNET is a Connecticut-based company reaching beyond its traditional borders to offer wireline, wireless and information and entertainment services, including local, national and international calling; mobile communications; and publishing, information and advertising. SNET is building I-SNET-SM-, a statewide information superhighway that brings to customers a full array of information, communications and entertainment services. The principal executive offices of SNET are at
                      227 Church Street, New Haven, Connecticut 06510. Its telephone number is (203) 771-5200.

       SAS:           SAS is a wholly-owned subsidiary of SNET created solely for the purpose of effecting the Merger. The principal executive offices of
                      SAS are at 227 Church Street, New Haven, Connecticut 06510. Its
                      telephone number is (203) 771-5200.

       WTC:           WTC provides local exchange telephone services, intrastate toll services and access to long distance telephone services (both intrastate and interstate). WTC also sells telephone equipment. WTC is the primary provider of local exchange service in the major portions of the Towns of Woodbury, Southbury and Bethlehem, Connecticut, and
                      also provides local exchange service to small portions of the Towns of
                      Oxford and Roxbury, Connecticut. The principal executive offices of
                      WTC are at 299 Main Street South, Woodbury, Connecticut 06798. Its
                      telephone number is (203) 263-2121.


SPECIAL MEETING; RECORD DATE

    The Special Meeting is scheduled to be held on April 2, 1997 at 10:30 a.m., at the Southbury Hilton, 1284 Strongtown Road (Exit 16, Interstate 84), Southbury, Connecticut 06488. At the Special Meeting, shareholders will consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby.

    The WTC Board has fixed February 14, 1997 as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of such date, there were 769,107 shares of WTC Common Stock outstanding, of which 280,645 shares (constituting 36.5 percent) are owned of record and beneficially by SNET (the "SNET Shareholdings").

THE MERGER

    Subject to the terms and conditions of the Merger Agreement, SAS will merge with and into WTC, and thereafter WTC will be a wholly-owned subsidiary of SNET. Upon consummation of the Merger, each outstanding share of WTC Common Stock (excluding any Dissenting Shares and any SNET Shareholdings (the SNET Shareholdings, together with the Dissenting Shares, herein the "Excluded Shares")) will be converted into the right to receive a number of shares of SNET Common Stock equal to $43.00, as may be adjusted pursuant to the Merger Agreement. (See "THE MERGER--General;--Exchange of WTC Certificates;--Dissenters' Rights"; "DESCRIPTION OF SNET CAPITAL STOCK" and "MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF SNET COMMON STOCK AND WTC COMMON STOCK.")

VOTE REQUIRED

    Approval of the Merger Agreement requires the affirmative votes of the holders of at least (a) 80 percent of all of the outstanding shares of WTC Common Stock and (b) two-thirds of the outstanding shares of WTC Common Stock not held by SNET and its affiliates and associates.

    The directors and executive officers of WTC (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting, 10,558 shares of WTC Common Stock, which represents 1.37 percent of the outstanding shares of WTC Common Stock entitled to be voted at the Special Meeting. The directors have informed WTC that they intend to vote all of their shares of WTC Common Stock in favor of approval of the Merger Agreement. SNET has informed the WTC Board that it intends to vote the SNET Shareholdings in favor of approval of the Merger Agreement. (See "THE SPECIAL MEETING--Record Date; Vote Required; Revocation of Proxies.")

    A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.

EFFECTIVE TIME

    Subject to the conditions to the obligations of the parties to effect the Merger set forth in the Merger Agreement, the Merger will become effective when the certificates required under applicable law are filed with the Connecticut Secretary of State on the date of the closing of transactions or on such other date as the parties to the Merger Agreement shall agree. The closing of transactions is contemplated to occur within ten days following the receipt of all regulatory approvals. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the second or third quarter of 1997. If the Merger is consummated in either of such quarters, or in any other quarter, WTC shareholders should not assume or expect that the Effective Time will precede the record date for the dividend on SNET Common Stock for that quarter, so as to enable such shareholders to receive such dividend. (See "THE MERGER-- Exchange of WTC Certificates" and "--Conditions to Consummation; Termination.")

RECOMMENDATION OF THE WTC BOARD

    The terms of the Merger were arrived at as the result of arm's-length negotiations between representatives of SNET and WTC.

    The WTC Board has adopted the Merger Agreement by unanimous vote, believes the Merger is fair and in the best interests of WTC and its shareholders and recommends its approval by WTC shareholders. (Such unanimous vote did not include the vote of Michael Phelan, SNET's designee on the WTC Board, who abstained.) The decision of the WTC Board to approve the Merger Agreement and the Merger and to recommend the approval thereof to the shareholders of WTC was based on a number of considerations. (See "THE MERGER--Background and Reasons; WTC.")

OPINION OF FINANCIAL ADVISOR

    McDonald & Company Securities, Inc. ("McDonald") has advised the WTC Board that, in its opinion, the Merger Consideration to be received by WTC shareholders in the Merger is fair, from a financial point of view, to the holders of WTC Common Stock. The full text of the McDonald opinion, which describes the procedures followed, assumptions made, limitations on the review undertaken and other matters in connection with rendering such opinion, is set forth in ANNEX B to this Prospectus/Proxy Statement and should be read in its entirety by WTC shareholders. (See "THE MERGER--Opinion of Financial Advisor.")

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Certain members of WTC's management and the WTC Board of Directors may be deemed to have interests in the Merger in addition to their interests as shareholders of WTC generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, directors' and officers' liability insurance, and certain other benefits as summarized below. In addition, WTC is obligated, and will continue to be obligated after the Merger, to continue to pay deferred compensation to J. Garry Mitchell, Chairman of the Board and a director of WTC; and Donald E. Porter, President and a director of WTC, may be entitled to other payments from WTC if he is terminated without cause within 24 months following a Change of Control (as defined). SNET designates a director to sit on the WTC Board, and such designee has not participated in WTC Board discussions concerning the Merger or votes of the WTC Board regarding the Merger. (See "THE MERGER--Interests of Certain Persons.")

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Among other things, consummation of the Merger is conditioned upon receipt by WTC of an opinion of Carmody & Torrance, counsel for WTC, dated as of the Effective Time to the effect that no gain or loss will be recognized for federal income tax purposes by shareholders of WTC who receive SNET Common Stock in exchange for their shares of WTC Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, or in the case of any holders of WTC Common Stock who perfect their dissenters' rights, cash received upon exercise of such rights. (See "THE MERGER-- Certain Federal Income Tax Consequences" and "--Dissenters' Rights.")

    BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, IT IS RECOMMENDED THAT SHAREHOLDERS CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE AND LOCAL) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

DISSENTERS' RIGHTS

    Holders of WTC Common Stock entitled to vote on approval of the Merger Agreement have the right to object to the Merger, and upon consummation of the Merger and the satisfaction of certain specified procedures, to be paid the fair value of such holders' shares of WTC Common Stock in cash, in accordance with the applicable provisions of the Connecticut Business Corporation Act ("CBCA"). The procedures to be followed by objecting shareholders are summarized under "THE MERGER--Dissenters' Rights." A copy of the applicable provisions of the CBCA is set forth in ANNEX C to this Prospectus/Proxy Statement. FAILURE TO FOLLOW SUCH PROVISIONS PRECISELY MAY RESULT IN LOSS OF SUCH DISSENTERS' RIGHTS.

    In general, any objecting shareholder who perfects such holder's statutory right to be paid in cash the fair value of such holder's WTC Common Stock will recognize gain or loss for federal income tax purposes upon receipt of such cash. (See "THE MERGER--Certain Federal Income Tax Consequences.")

RESALE OF SNET COMMON STOCK

    The shares of SNET Common Stock issued in the Merger to holders of WTC Common Stock who are not "affiliates" (generally including directors, certain executive officers and ten percent or more shareholders) of WTC may be resold by them under the Securities Act. The shares of SNET Common Stock issued to those holders of WTC Common Stock who may be deemed to be affiliates of WTC may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act. It is a condition to consummation of the Merger that each holder of WTC Common Stock who is deemed by WTC to be an affiliate has entered into an agreement with SNET providing, among other things, that such affiliate will not transfer any SNET Common Stock received by such affiliate in the Merger except in compliance with the Securities Act. (See "RESALE OF SNET COMMON STOCK.")

CONDITIONS TO THE MERGER

    The obligations of the parties under the Merger Agreement to consummate the Merger are subject to a number of conditions, certain of which may be material. (See "THE MERGER--Conditions to Consummation; Termination.")


    Consummation of the Merger is subject to the approval of the Connecticut Department of Public Utility Control ("DPUC") and further subject to the expiration or early termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Merger will not proceed in the absence of requisite regulatory approvals. (See "THE MERGER --Regulatory Approvals.")


ACCOUNTING TREATMENT


    It is intended that the Merger will be accounted for as a purchase under generally accepted accounting principles. (See "THE MERGER--Accounting Treatment.")


CERTAIN DIFFERENCES IN THE RIGHTS OF WTC AND SNET SHAREHOLDERS

    The rights of shareholders of WTC are currently determined by reference to the CBCA and by WTC's Certificate of Organization, as amended (the "WTC Certificate") and bylaws, as amended (the "WTC Bylaws"). At the Effective Time, shareholders of WTC will become shareholders of SNET, and their rights as shareholders of SNET will be determined by reference to the CBCA and by SNET's Certificate of Incorporation, as amended (the "SNET Certificate"), and bylaws, as amended (the "SNET Bylaws"). (See "DESCRIPTION OF SNET CAPITAL STOCK" and "MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF SNET COMMON STOCK AND WTC COMMON STOCK.")

COMPARISON OF CERTAIN PER SHARE DATA

    The following tables set forth for the SNET Common Stock and the WTC Common Stock as of September 30, 1996 and December 31, 1995 certain historical, pro forma and equivalent pro forma per share financial information for the nine month period and the year then ended, respectively. All such information is presented on a per share basis. The pro forma amounts included below are based on the purchase method of accounting. The equivalent pro forma information for WTC assumes an exchange ratio of 1.186 shares of SNET Common Stock for each share of WTC Common Stock based on the calculation contained in the Merger Agreement using the closing price of SNET Common Stock on February 28, 1997 of $36.25 as reported on the NYSE. The market value per share data is presented as of October 21, 1996, the date preceding the public announcement of the Merger.

    The information shown below should be read in conjunction with, and is qualified entirely by reference to, the historical financial statements of SNET and WTC, including the respective notes thereto, and the documents incorporated herein by reference. (See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.")

                                                         SEPTEMBER 30, 1996   DECEMBER 31, 1995
                                                         -------------------  -----------------
Book value per share:
    Historical, per share of:
        SNET Common Stock..............................       $    6.73           $    5.42
        WTC Common Stock...............................       $   17.86           $   16.64
    Pro Forma--SNET....................................       $    7.05           $    5.75
    Equivalent Pro Forma--WTC..........................       $    8.36           $    6.82

                                                          NINE MONTHS ENDED       YEAR ENDED
                                                         SEPTEMBER 30, 1996    DECEMBER 31, 1995
                                                         -------------------  -------------------
Cash dividends paid per share:
    Historical, per share of:
        SNET Common Stock..............................       $    1.32            $    1.76
        WTC Common Stock...............................       $    1.14            $    1.52
    Pro Forma--SNET....................................       $    1.32            $    1.76
    Equivalent Pro Forma--WTC..........................       $    1.57            $    2.09

                                                          NINE MONTHS ENDED      YEAR ENDED
                                                         SEPTEMBER 30, 1996   DECEMBER 31, 1995
                                                         -------------------  -----------------
Net Income Applicable To Common Stockholders:
    Historical, per share of:
        SNET Common Stock..............................       $    2.27           $   (7.99)
        WTC Common Stock...............................       $    2.36           $    2.38
    Pro Forma--SNET....................................       $    2.26           $   (7.91)
    Equivalent Pro Forma--WTC..........................       $    2.68           $   (9.38)


                                                                HISTORICAL       HISTORICAL        WTC
                                                                   SNET             WTC        EQUIVALENT
                                                               COMMON STOCK     COMMON STOCK    PRO FORMA
                                                              ---------------  --------------  -----------
        Market Value Per Share -
          October 21, 1996..................................     $   38.25       $   26.875     $   45.36

SELECTED FINANCIAL DATA OF SNET

    The following table sets forth certain historical consolidated selected financial information for SNET as of December 31, 1995, December 31, 1994, December 31, 1993, December 31, 1992 and December 31, 1991 and for the nine months ended September 30, 1995 and 1994. The selected financial data for the years ended December 31, 1995, December 31, 1994, December 31, 1993, December 31, 1992 and December 31, 1991 have been derived from SNET's consolidated financial statements certified by its independent accountants. The selected financial data for the nine month periods ended September 30, 1996 and 1995 are unaudited. This information should be read in conjunction with the historical consolidated financial statements of SNET, including the related notes thereto, and the other documents incorporated herein by reference. (See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.") Interim unaudited historical data of SNET reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

                  SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                      1996           1995           1995          1994          1993          1992          1991
                  -------------  -------------  ------------  ------------  ------------  ------------  ------------
                   (UNAUDITED)    (UNAUDITED)

                                            IN THOUSANDS (000'S) EXCEPT FOR PER SHARE DATA
Revenues and
  sales.........   $ 1,450,000    $ 1,352,800    $1,838,500    $1,717,000    $1,653,600    $1,614,400    $1,608,400
Net income
  (loss)........   $   148,500    $   128,100    $ (518,300)   $  177,600    $ (318,100)   $  151,400    $  123,700
Long-term debt..   $ 1,169,700    $ 1,182,500    $1,182,400    $  953,100    $  984,300    $1,048,300    $1,071,600
Total assets....   $ 2,616,800    $ 3,831,700    $2,724,000    $3,504,600    $3,761,500    $3,484,600    $3,451,000
Per share of
  Common Stock
  (Loss)
  Earnings......   $      2.27    $      1.98    $    (7.99)   $     2.77    $    (4.99)   $     2.44    $     2.02
Cash dividends..   $      1.32    $      1.32    $     1.76    $     1.76    $     1.76    $     1.76    $     1.76

SELECTED FINANCIAL DATA OF WTC


    The following table sets forth certain historical selected financial information for WTC as of and for the years ended December 31, 1996, 1995, 1994, 1993, 1992 and 1991, and for the nine months ended September 30, 1996 and 1995. The selected financial data for the years ended December 31, 1996, 1995, 1994, 1993, 1992 and 1991 have been derived from the audited financial statements of WTC. The selected financial data for the nine month periods ended September 30, 1996 and 1995 are derived from unaudited financial statements. This information should be read in conjunction with the historical financial statements of WTC, including the respective notes thereto, and the other documents incorporated herein by reference. (See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.") The unaudited financial statements reflect, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position and the results of operations for these periods.


                 DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                     1996            1996            1995           1995           1994           1993           1992
                 -------------  --------------  --------------  -------------  -------------  -------------  -------------
                                 (UNAUDITED)     (UNAUDITED)
Operating
  revenues.....   $14,342,596    $ 10,625,155    $  9,365,599    $12,592,857    $12,038,143    $11,457,557    $11,422,319
Net income.....   $ 2,641,253    $  1,811,833    $  1,331,457    $ 1,831,810    $ 1,624,177    $ 1,302,518    $ 1,526,030
Long-term
  debt.........   $ 9,000,000    $  9,000,000    $  9,000,000    $ 9,000,000    $ 9,000,000    $ 9,000,000    $ 9,000,000
Total assets...   $29,028,822    $ 28,306,636    $ 27,878,581    $27,323,156    $28,083,937    $26,994,308    $26,609,485
Per share of
  Common Stock
  Net income...   $      3.43    $       2.36    $       1.73    $      2.38    $      2.11    $      1.69    $      1.98
Cash
  dividends....   $      1.52    $       1.14    $       1.14    $      1.52    $      1.52    $      1.52    $      1.52

                 DECEMBER 31,
                     1991
                 -------------

Operating
  revenues.....   $10,584,049
Net income.....   $ 1,237,147
Long-term
  debt.........   $ 2,830,000
Total assets...   $25,929,965
Per share of
  Common Stock
  Net income...   $      1.61
Cash
  dividends....   $      1.52

                              RECENT DEVELOPMENTS


    Shortly following the joint public announcement on October 22, 1996 by SNET and WTC of the agreement in principle to proceed with the Merger, the management of WTC became aware, in the course of its normal review of trading activity in WTC Common Stock, of certain unexplained trading activity. Some of such activity closely preceded the October 22, 1996 public announcement. The last reported sale price of WTC Common Stock on October 21, 1996 (the last trading day preceding the public announcement) was $26.875. On October 23, 1996, the first trading day following the public announcement, such price was $38.00.


    WTC, on a totally voluntary basis, promptly informed the Commission of such unexplained activity and, in response to the Commission's request, provided certain written information to the Commission on November 12, 1996 and thereafter.

    SNET has informed WTC that the Commission has requested SNET to provide certain information, and in response thereto, SNET informed WTC that it has complied.

    WTC has been informed by the Commission that its investigation is not expected to be concluded by the date of the Special Meeting.

                              THE SPECIAL MEETING

GENERAL

    This Prospectus/Proxy Statement is being furnished by WTC to its shareholders as a Proxy Statement in connection with the solicitation of proxies by the WTC Board for use at the Special Meeting to be held on April 2, 1997 and any adjournments or postponements thereof, to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby.

    Directors, officers and employees of WTC and SNET may solicit proxies from WTC shareholders, either personally or by telephone, telegraph or other forms of communication. Such persons will receive no additional compensation for such services. All expenses associated with the solicitation of proxies in the form enclosed will be borne by the party incurring the same, except for printing expenses, which will be shared equally by SNET and WTC.

    THE WTC BOARD VOTING ON THE MERGER (THE DIRECTOR AFFILIATED WITH SNET HAVING ABSTAINED) HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, BELIEVES THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF WTC AND ITS SHAREHOLDERS AND IS FAIR TO THE SHAREHOLDERS, AND RECOMMENDS APPROVAL OF THE MERGER AGREEMENT BY WTC STOCKHOLDERS. (See "THE MERGER--Background and Reasons; WTC.")

RECORD DATE; VOTE REQUIRED; REVOCATION OF PROXIES

    The WTC Board has fixed February 14, 1997, as the Record Date for determining shareholders entitled to notice of and to vote at the Special Meeting and, accordingly, only holders of WTC Common Stock of record at the close of business on that day are entitled to notice of and to vote at the Special Meeting. The number of shares of WTC Common Stock outstanding on the Record Date was 769,107, of which 280,645 shares constitute the SNET Shareholdings. Each share of WTC Common Stock is entitled to one vote. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instruction) will be treated as shares present at the Special Meeting for purposes of determining the presence of a quorum. Approval of the Merger Agreement requires the affirmative votes of the holders of at least (a) 80 percent of all of the outstanding shares of WTC Common Stock and

(b) two-thirds of the outstanding shares of WTC Common Stock not held by SNET and its affiliates and associates. Therefore, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement.

    The directors and executive officers of WTC beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting, 10,558 shares of WTC Common Stock, which represents 1.37 percent of the outstanding shares of WTC Common Stock entitled to be voted at the Special Meeting. The directors have informed WTC that they intend to vote all of their shares of WTC Common Stock in favor of approval of the Merger Agreement. SNET has informed the WTC Board that it intends to vote all of its shares of WTC Common Stock, constituting the SNET Shareholdings, in favor of approval of the Merger Agreement.

    After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of WTC; (ii) submitting a proxy having a later date; or (iii) appearing at the Special Meeting and requesting a return of the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement and otherwise in the discretion of the proxyholders named thereon in accordance with their best judgment as to any other matters that may be voted on at the Special Meeting, including among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy that is voted against the proposal to adopt the Merger Agreement will be voted in favor of any adjournment or postponement proposed for the purpose of soliciting additional votes in favor of the Merger Agreement.

                                   THE MERGER

    THE FOLLOWING INFORMATION RELATING TO THE MERGER IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX A TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. SHAREHOLDERS OF WTC ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

GENERAL


    Subject to the terms and conditions of the Merger Agreement, WTC will merge with SAS in a transaction in which WTC will be the surviving corporation and will become a wholly-owned subsidiary of SNET. Upon consummation of the Merger, at the Effective Time, each outstanding share of WTC Common Stock (other than the Excluded Shares) will be converted into the right to receive that number of shares of SNET Common Stock (including SNET Rights, as described below) equal to the product of one share of SNET Common Stock times a fraction, the numerator of which is $43.00 and the denominator of which is equal to the average of the closing prices (the "Average Closing Price") of one share of SNET Common Stock as reported on the NYSE for the ten trading days ending on the fifth business day prior to the Effective Time (the "Merger Consideration"); provided, that in the event the Average Closing Price is less than $30.00, then the Merger Consideration shall be determined in accordance with the foregoing formula based on a deemed Average Closing Price of $30.00 and WTC shall have the option to consummate the Merger based on such deemed Average Closing Price and, if WTC does not opt to do so, then SNET shall have the option to terminate the Merger pursuant to the Merger Agreement; and in the event the Average Closing Price is more than $49.00, then the Merger Consideration shall be determined in accordance with the foregoing formula based upon a deemed Average Closing Price of $49.00 and SNET shall have the option to consummate the Merger based on such deemed Average Closing Price and, if SNET does not opt to do so, then WTC shall have the option to terminate the Merger pursuant to the Merger Agreement.


    In the Merger, the SNET Shareholdings will be canceled and SNET will not be entitled to receive the Merger Consideration therefor.

    No fractional shares of SNET Common Stock will be issued to WTC shareholders in the Merger. Instead, SNET shall issue to each WTC shareholder otherwise entitled to a fractional share a check for an amount of cash equal to the fraction of a share of SNET Common Stock multiplied by $43.00.

EFFECTIVE TIME

    Subject to the conditions and obligations of the parties to the Merger Agreement to effect the Merger, the effective time of the Merger (the "Effective Time") will be at the time of the filing with the Secretary of State of Connecticut of certificates of merger required under applicable law. Such filing will be on the date of the closing of transactions under the Merger Agreement on or such other date as the parties to the Merger Agreement shall agree. Such closing of transactions is expected to occur on a date not later than ten days following the receipt of all regulatory approvals for the Merger. (See "THE MERGER -- Regulatory Approvals.") Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the second or third quarter of 1997. The Board of Directors of WTC, SNET or SAS may terminate the Merger under certain circumstances, including the failure of the DPUC to approve the Merger by December 31, 1997. (See "THE MERGER--Conditions to Consummation; Termination.")

DIVIDENDS ON WTC COMMON STOCK

    Until the Effective Time, shareholders of WTC remain entitled to receive dividends on WTC Common Stock, if declared by the WTC Board. Under the Merger Agreement, quarterly cash dividends of $.38 per share may be paid on WTC Common Stock up to the Effective Time, if declared by the WTC

Board. On January 29, 1997, the WTC Board declared a regular quarterly cash dividend of $.38 per share to shareholders of record as of February 14, 1997. The dividend was paid February 28, 1997.

    After the Effective Time, WTC shareholders who receive shares of SNET Common Stock in the Merger shall be entitled to receive dividends or other distributions on SNET Common Stock issuable to them in the Merger, as set forth below.

EXCHANGE OF WTC CERTIFICATES

    As promptly as practicable after the Effective Time, SNET will send or cause to be sent to each holder of record of WTC Common Stock as of the Effective Time, transmittal materials for use in exchanging all of such holder's certificates representing WTC Common Stock for a certificate or certificates representing the SNET Common Stock to which such holder is entitled, and a check for such holder's fractional share interest and any dividends to which such holder is entitled, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

    WTC SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

    Upon surrender of all of the certificates for WTC Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to SNET and the exchange agent selected by SNET if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of shares of SNET Common Stock to which such holder is entitled, all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).

    All shares of SNET Common Stock issued to the holders of WTC Common Stock pursuant to the Merger will be deemed issued as of the Effective Time. SNET dividends having a record date on or after the Effective Time will include dividends on all SNET Common Stock issued in the Merger, but no dividend or other distribution payable to the holder of record of SNET Common Stock at or as of any time after the Effective Time will be distributed to the holder of any WTC Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case without interest. SNET dividends having a record date before the Effective Time (which record date may, in SNET's sole discretion, be the day immediately preceding the Effective Time or any other day prior to the Effective Time) will not include dividends on the SNET Common Stock issued in the Merger. After the Effective Time, the stock transfer books of WTC will be closed, and there will be no transfers on the transfer books of WTC of the shares of WTC Common Stock that were outstanding immediately prior to the Effective Time.

    The Merger Agreement provides that as a condition to the obligation of SNET to effect the Merger, WTC will deliver to SNET an agreement from each person who may be deemed to be an "affiliate" (as defined in the Securities Act) relating to the disposition of such affiliate's shares of SNET Common Stock. (See "RESALE OF SNET COMMON STOCK.")

BACKGROUND AND REASONS

    WTC

    WTC is an independent local exchange carrier ("LEC") founded in 1899 and provides telephone service to major portions of the Towns of Woodbury, Southbury and Bethlehem, Connecticut. It also serves small portions of the Towns of Oxford and Roxbury, Connecticut. WTC is one of approximately 1,300 independent LEC's in the United States. As of December 31, 1996 WTC served 19,961 access lines.

    WTC provides telephone services in its service area to its customers through central office switching equipment and cable, both underground and attached to poles. WTC's lines and cables are interconnected with those of other telephone companies in the United States and in other countries through the facilities of SNET and other common carriers. WTC provides intrastate toll service under terms, conditions and rates consistent with SNET tariffs, as approved by the WTC's primary regulator, the DPUC. WTC also provides interstate access service under terms, conditions and rates consistent with the National Exchange Carrier Association ("NECA") access tariffs to other common carriers as approved by the Federal Communications Commission.

    WTC is a public service company subject to regulation by the DPUC as to intrastate rates and services, issuance of securities, reporting requirements and other matters and has operated as a regulated monopoly in its telephone franchise area. As such, it has largely been free from competition in offering local and network access telephone service to its customers and is permitted by the DPUC to earn a reasonable rate of return on its rate base.


    There is no market maker holding an inventory position in WTC Common Stock and there is no active trading market for shares of WTC Common Stock. The prices at which WTC Common Stock are traded are, however, presented through the NASDAQ OTC Bulletin Board trading system under the symbol "WBTL". (See "THE MERGER--Market Prices.")


    INDUSTRY OVERVIEW

    In recent years, the telecommunications industry has experienced fundamental change in technology, demand for telecommunications services and competition. In particular, digital technology has resulted in the convergence of voice, data and video transmission. New services such as wireless, paging and the Internet have developed. It became the consensus of legislators and regulators that broader competition rather than broader regulation was the best way to bring the benefits of technology and new telecommunications services to consumers.

    As a result, effective July 1, 1994, Connecticut enacted Public Act 94-83 (the "Connecticut Telecommunications Act"). This new law promoted competition, required the unbundling of local exchange telephone network services, and encouraged alternative forms of regulation to replace traditional rate-of-return regulation. In conjunction with the DPUC's implementation of the Connecticut Telecommunications Act, three dockets with respect to WTC were opened in November 1994. No decisions have yet been rendered in connection with those dockets.


    On February 8, 1996, the federal Telecommunications Act of 1996 (the "Federal Telecommunications Act") was enacted. The intent of this law, which substantially amended the Communications Act of 1934, is to promote competition and reduce regulation in order to secure lower prices and higher quality services for telecommunications consumers and encourage the rapid deployment of new telecommunications technologies. Implementation is to occur primarily through three major orders of the Federal Communications Commission ("FCC") regarding interconnection, access charges and universal service.


    On August 8, 1996, the FCC issued its order and new regulations establishing rules for interconnection between local exchange carriers and competitive service providers. Portions of the order, particularly those relating to pricing, have been challenged and are being reviewed by the U.S. Court of Appeals. While small, rural telephone companies like WTC are initially exempt from many of the requirements of the order, the long-term sustainability of such an exemption for WTC is unlikely.

    While the legislative and regulatory changes described above may benefit new market entrants, and may benefit large telephone companies such as the seven Regional Bell Operating Companies, they may seriously threaten the viability of small, rural telephone companies like WTC. Generally, these small companies lack the economies of scale, financial resources, brand recognition and management expertise to diversify into other lines of business and successfully compete with large telecommunications providers.

    WTC'S STRATEGIC PLANNING


    WTC's management and the WTC Board responded to the opportunities and challenges provided by the rapidly changing telecommunications industry by engaging in a strategic planning process. At a meeting of the WTC Board on April 28, 1995, a presentation was made by Donald E. Porter, WTC's President. The Board reviewed various strategic planning issues, including the possibility of adopting a holding company structure to enable WTC to diversify into other related businesses, as well as the impact of SNET's 36.5 percent equity ownership in WTC. Commencing in the Spring of 1995, the Executive Committee of the WTC Board began to deal specifically with strategic planning issues. The Executive Committee is comprised of Messrs. J. Garry Mitchell, Walter F. Torrance, Jr., Harmon L. Andrews, William C. Bassett and John A. Michaels. (In the course of discussions regarding strategic planning and the Merger, including voting on the Merger and related issues, the SNET designees on the WTC Board, John Sadek and his successor, Michael Phelan, did not participate.)


    The result of the strategic planning process was a recognition by the WTC Board and WTC's management of the following:

    - With the implementation of the Federal Telecommunications Act and the Connecticut Telecommunications Act, the traditional sources of revenue to WTC will in all likelihood erode over time as the full effects of deregulation and competition become evident.

    - WTC will be required to manage its business more aggressively and seek to exploit revenue opportunities in other than regulated areas.

    - WTC's management has limited experience outside of its traditional LEC operations.

    - To enter into any new businesses and services that will have the possibility of providing material increases in the revenues or profits of WTC would require the addition of new managers and/or training existing managers.

    - Any new businesses or services will result in a higher level of risk than has been experienced by WTC in its business operations in the past.

    The Executive Committee also considered whether a sale of WTC would enhance shareholder value. The Executive Committee agreed that for the foregoing reasons the price of WTC Common Stock, which traded in the $22.50 to $30.00 range during 1994 and the first half of 1995, would in all likelihood not increase significantly, if at all, in the foreseeable future. Furthermore, the Executive Committee realized that the future earnings of the WTC business would likely erode over the foreseeable future for the reasons stated above and, therefore, there was no assurance that the present level of dividends to WTC shareholders could continue.

    In addition, the Executive Committee considered whether a sale would provide a greater degree of liquidity to the shareholders who hold WTC Common Stock which is not actively traded, and came to the conclusion that an exchange of WTC Common Stock for an acquiror's stock which is broadly traded on a national exchange or market, or cash, would provide WTC shareholders with increased liquidity for their shares.

    The Executive Committee also assessed the risks of the uncertain telecommunications environment and considered the effect of any weaknesses of WTC in its ability to compete in the rapidly evolving telecommunications industry.

    MERGER NEGOTIATIONS

    The Executive Committee and the WTC Board met during May and July 1995 to discuss various strategic planning issues, including the possible sale of WTC. On August 9, 1995, two members of the Executive Committee, J. Garry Mitchell and Walter F. Torrance, Jr., met with John J. Miller, Vice

President and Treasurer of SNET, to discuss the strategic planning process and to discuss, on a preliminary basis, whether SNET had an interest in selling the SNET Shareholdings. Mr. Miller indicated that SNET was not interested in selling its shares, but might be interested in discussing the acquisition of WTC shares it did not own. On September 27, 1995, the Executive Committee met and agreed to engage an outside professional to determine a possible range of values of WTC in the event the WTC Board decided to seek to be acquired. In November 1995, SNET and WTC entered into a nondisclosure agreement, and WTC provided SNET additional information, which included annual and interim financial reports, a pertinent data log, union agreements, NECA settlement excerpts, its 1995 Strategic Plan and excerpts from DPUC filings.


    On November 20, 1995, Messrs. Mitchell and Porter and counsel to WTC met with Gary Sugarman, the principal of Richfield Associates Inc. ("Richfield") to discuss preparation of a valuation of WTC. Richfield is a Rochester, New York based financial consulting firm with particular experience in the telephone industry. On November 22, 1995, Richfield and WTC entered into a nondisclosure agreement. Management of WTC provided Richfield with a variety of information concerning its finances and business, including minutes of the WTC Board and Executive Committee and WTC financial information.


    On January 22, 1996, Mr. Sugarman presented Richfield's assessment to the Executive Committee. The conclusions reached by Richfield were presented to Mr. Miller of SNET on March 25, 1996. Mr. Miller indicated SNET's lack of interest in selling its shares of WTC but expressed an interest in exploring the acquisition of the balance of the outstanding shares of WTC not owned by SNET. Several weeks later, Mr. Miller suggested that SNET would consider offering SNET Common Stock having a value of $37.00 per share in a tax-deferred transaction for the WTC shares not owned by it. The offer would permit WTC shareholders to defer taxes on the transaction.


    In order to assess SNET's indication of interest at the $37.00 level, the WTC Board proposed in April 1996 that Richfield solicit indications of interest from potential purchasers of WTC other than SNET. At the Executive Committee's April 17, 1996 meeting and at the WTC Board meeting on April 24, 1996, Richfield's plan to solicit indications of interest was discussed. The WTC Board authorized Richfield to proceed, and summary information about WTC was prepared and submitted to four potential purchasers identified by Richfield. During June 1996, Richfield presented preliminary indications of interest from two of the potential purchasers.

    On July 5, 1996, Messrs. Mitchell, Porter and Torrance of WTC discussed with Messrs. John Miller and Norman Steingard of SNET various options concerning a sale or merger of WTC to or with a third party other than to or with SNET.


    During July and August 1996, Richfield sought clarification of the two indications of interest. The first indication was a proposal to acquire all shares of WTC Common Stock (including the SNET Shareholdings) for a price in the $40.00 to $50.00 range. Based on the Executive Committee's understanding that SNET was unwilling to sell its interest in WTC, this proposal was not pursued by WTC. The Executive Committee requested additional information regarding the second indication because, by its terms, such indication did not contain sufficient information to fully analyze its viability.


    This indication of interest was from a privately held and recently organized company seeking to acquire rural LEC's. The Executive Committee authorized Richfield to further discuss this indication of interest in order to determine on a preliminary basis as many of the terms and conditions as possible, as the preliminary indication was in purchasing all of the outstanding shares of WTC Common Stock, including the shares held by SNET, for $59.81 per share in a cash transaction currently taxable to WTC shareholders or, alternatively, the same cash price for the shares of WTC Common Stock owned by shareholders other than SNET (also currently taxable to such WTC shareholders) but only if the party so indicating an interest could reach appropriate agreements with SNET. The Executive Committee, knowing that SNET was not interested in selling its shares in WTC in that price range, sought to determine from the party the nature of the agreements it would require from SNET and its other terms and conditions.

    In response to the inquiries of Richfield on behalf of the Executive Committee, the party indicated the following:

    - In order to complete any acquisition of WTC, both debt and equity financing would have to be utilized. Accordingly, an appropriate structure or arrangement would need to be established in order to allow the acquiror to utilize the cash flow generated by WTC's business to provide interest and amortization payments for the acquisition debt. This would require a major recapitalization of WTC and/or a change in its existing capital structure.

    - The party desired to use WTC as a regional platform for further acquisitions of rural LEC's and for other acquisitions serving suburban markets in the northeast United States. Accordingly, it would require agreements with SNET to give the party the ability to substantially determine the management team responsible for operating WTC after the acquisition, the regulatory and market strategies to be employed by WTC, the budgeting and network plans to be implemented by WTC and other material events related to the overall performance of WTC after the acquisition.

    - Furthermore, the party suggested that, as one approach, it would form a holding company that would own all of the issued and outstanding shares of WTC. SNET would contribute its WTC shares and the party would contribute the cash necessary to acquire the shares of WTC Common Stock held by persons other than SNET. As a result, the party would own the majority of the stock of the holding company. The amount of cash contributed would provide the purchase price for the shares and would also partially capitalize the holding company in a sufficient amount to permit it to take advantage of additional growth opportunities.


    On August 9, 1996, the Executive Committee communicated to SNET the foregoing proposed agreements and terms and conditions. On August 28, 1996, Mr. Miller responded that SNET was not interested in pursuing the agreements, terms and conditions. SNET believed such agreements were unnecessary because if the party acquired the WTC Common Stock other than the SNET Shareholdings, it would control the WTC Board and WTC's management and policies. To the extent that the party wished SNET to enter into a voting agreement pursuant to which it would not vote its shares in opposition to the stance of the party on any significant matter requiring a shareholder vote, SNET believed that such an agreement was not in its best interests as an investor. SNET further believed that a major recapitalization of WTC and/or a change in WTC's existing capital structure, as proposed by the party, was not in the best interests of SNET or its shareholders, because WTC would become heavily burdened with debt, SNET would have no input on the policies of the entity, and SNET believed that the DPUC would not approve a highly leveraged acquisition of a public utility. Mr. Miller expressed an interest on SNET's part of acquiring the WTC shares not owned by it at a value in the range of $45.00 per share in a tax-deferred transaction, provided that WTC's current financial position did not materially and adversely change, and pending SNET's review of the impact on WTC of the regulations implementing the Federal Telecommunications Act published earlier that month.


    During the early part of September 1996, WTC's counsel considered various corporate and possible anti-competitive effects of any proposed transaction. The Executive Committee recognized that WTC could not satisfy the conditions indicated by the private party. Nevertheless, the Executive Committee believed that because of changes in the telecommunications industry, WTC's position might deteriorate if WTC deferred action on sale or merger options. Having sought indications of interests from others, the Executive Committee determined that SNET was, in effect, the only realistic buyer if a sale or merger were to occur in the near future. Moreover, SNET's indicative value was significantly above the historical high bid range for WTC Common Stock, and the transaction proposed by SNET could be effected in a tax-deferred transaction, which would benefit WTC shareholders. Based upon the foregoing, the Executive Committee determined that it would not be in the best interest of WTC shareholders to pursue the indication of interest from the private party described above.

    At a meeting on September 16, 1996, the Executive Committee, after reviewing the alternatives available to WTC, recommended that the full WTC Board be asked to authorize discussions with SNET regarding a possible merger. On September 18, 1996, the WTC Board authorized the Executive Committee to continue discussions with SNET concerning a possible stock transaction valued in the range of $45.00 per share of WTC Common Stock.


    Representatives of SNET and its counsel met with Messrs. Mitchell, Porter and Torrance of WTC and its counsel on September 25, 1996 to discuss SNET's interest and the terms of a letter of intent. At this meeting, the parties discussed WTC's financial position and SNET's ongoing review of the possible impact of the Federal Telecommunications Act on the value of WTC. SNET indicated that SNET's proposed value of $45.00 per share would be subject to adjustment. On October 3, 1996 the WTC Board met and authorized the Executive Committee to negotiate the terms of a letter of intent with SNET and to engage McDonald to evaluate the fairness, from a financial point of view, to WTC shareholders of any proposal that SNET might make. WTC then entered into an engagement letter with McDonald. (See "THE MERGER--Opinion of Financial Advisor.")


    During early October 1996, negotiations continued between SNET, WTC and their respective counsel regarding the terms (including the value to determine the exchange ratio for shares of WTC Common Stock) of any possible transaction and the terms of a letter of intent. During these negotiations, SNET proposed that WTC shareholders would receive SNET Common Stock valued at $41.00 as the price it was willing to pay for WTC shares due to the potentially adverse effect of the Federal Telecommunications Act on WTC. Through negotiation, this value was raised to $43.00 (in a tax-deferred exchange).

    On October 21, 1996, the WTC Board met to discuss the status of negotiations with SNET and the terms of a proposed letter of intent between WTC and SNET, copies of which were delivered to each member of the WTC Board. Representatives from McDonald were also in attendance at the meeting, as were counsel to WTC. The terms of the letter of intent were considered, including the proposed consideration of $43.00 per share of WTC Common Stock in a tax-deferred transaction. The representatives of McDonald present at the meeting made presentations to the WTC Board and reviewed various aspects of the Merger as set forth in the letter of intent, including the financial terms and conditions of the Merger. The Board reviewed with counsel the terms of the letter of intent and unanimously (with the exception of the director affiliated with SNET who did not participate in such discussions) voted to accept SNET's offer and authorized the Chairman of the Board to execute and deliver the letter of intent to SNET as in the best interests of the WTC shareholders.

    WTC'S REASONS FOR THE MERGER

    The WTC Board (other than the director affiliated with SNET who has abstained from this matter) believes that the Merger will benefit WTC, its shareholders and its employees for the reasons discussed below. In the following discussions, references to WTC's Board exclude the director affiliated with SNET.

    Given the WTC Board's familiarity with WTC's business, financial condition, earnings and prospects, as well as the current conditions in the telecommunications industry, the WTC Board believes that the Merger offers the WTC shareholders fair value for their shares of WTC Common Stock and liquidity for their investment therein.

    In reaching its determinations and recommendations, the WTC Board considered a number of factors, including, without limitation, the following factors which the WTC Board considered material:

    - The WTC Board noted that the $43.00 per share sale price offered by SNET was a substantial premium over the $22.50 to $30.00 range at which the WTC shares had traded from 1994 to 1996. (See "THE MERGER--Market Prices.")

    - The WTC Board's view that it was unlikely that in the long term WTC could remain financially viable as an independent LEC, and that WTC would be at a competitive disadvantage as an LEC attempting to enter into new businesses to compete in a rapidly changing telecommunications industry.

    - As shareholders of SNET, the former WTC shareholders would hold stock in a company that was in the forefront of providing telephone, video and data services; and the Merger will give WTC access to increased financial, technological and managerial resources required to compete effectively in the rapidly changing regulatory, technological and competitive environment of the telecommunications industry.

    - WTC would face uncertainty in the event WTC were to remain independent and be sold at some point in the future. The impact of the rapidly changing telecommunication industry could result in a price per share below the $43.00 per share price offered by SNET.


    - SNET Common Stock is listed on the New York Stock Exchange and Pacific Stock Exchange, is actively traded and can be readily sold by WTC shareholders (other than affiliates of WTC) after the Merger.


    - The Merger will cause little, if any, dilution to SNET's reported earnings per share.

    - The opinion of McDonald that the consideration to be received by the shareholders of WTC in the Merger will be fair to such shareholders from a financial point of view.

    - SNET's position as a 36.5 percent owner of WTC Common Stock could enable it to prevent a merger or sale of assets to an unaffiliated acquiror (which would require the affirmative vote of two-thirds of the WTC Common Stock under Connecticut law), although it would not prevent a tender offer for WTC Common Stock.

    - The Merger is structured to qualify as a tax-deferred reorganization under the Internal Revenue Code, meaning that WTC shareholders generally would not be required to pay taxes in connection with the exchange of their shares of WTC Common Stock for SNET Common Stock until they sold their SNET Common Stock. (See "THE MERGER--Certain Federal Income Tax Consequences.")

    - The likelihood that WTC as a wholly-owned subsidiary of SNET would become a stronger competitor, which would likely enhance employment opportunities for WTC's current employees, all of whom will remain employed following the Merger.

    - The Merger in all likelihood would have a favorable effect on the community, suppliers and customers of WTC.

    WTC Board did not assign specific or relative weights to the factors noted above and considered other factors as well.

    SNET'S REASONS FOR THE MERGER

    SNET believes that the Merger will provide the best opportunity for WTC and SNET to solidify their business arrangements and position both companies to compete in the future. In addition, as a current WTC shareholder, SNET believes that the Merger will enhance WTC's ability to compete thereby preserving the value of SNET's investment for the benefit of its shareholders.

OPINION OF FINANCIAL ADVISOR

    WTC retained McDonald as its financial advisor to render an opinion to the WTC Board concerning the fairness, from a financial point of view, to WTC's shareholders, of the Merger Consideration to be paid pursuant to the Merger Agreement. McDonald was retained by WTC on the basis of, among other things, its experience and expertise and familiarity with the telecommunications industry. As part of its investment banking business, McDonald is customarily engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and estate planning purposes.

    Representatives of McDonald attended the October 21, 1996 meeting of the WTC Board at which the directors considered the letter of intent submitted by SNET with respect to the proposed Merger. At such meeting, representatives of McDonald made presentations and reviewed various aspects of the Merger as set forth in such letter, including the financial terms and conditions of the Merger.


    Representatives of McDonald also attended the December 6, 1996 meeting of the WTC Board at which the directors considered the Merger proposal. McDonald advised the WTC Board that, at the request of the WTC Board, McDonald would be in a position to render a written opinion as to the fairness to the WTC shareholders, from a financial point of view, of the Merger Consideration to be paid the holders of the issued and outstanding shares of WTC's Common Stock pursuant to the Merger Agreement. On March 10, 1997, the WTC Board requested, and McDonald delivered, such opinion, that the Merger Consideration to be paid to WTC shareholders is fair from a financial point of view. The full text of McDonald's opinion dated as of March 10, 1997 is attached as ANNEX B to this Prospectus/Proxy Statement and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to ANNEX B. Holders of WTC Common Stock are urged to read the opinion in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered, and limitations undertaken by McDonald.


    MCDONALD'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF WTC AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS OF WTC OF THE MERGER CONSIDERATION TO BE PAID TO THE SHAREHOLDERS OF WTC PURSUANT TO THE MERGER AGREEMENT AS OF THE DATE OF THE OPINION. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE WTC SPECIAL MEETING.


    In connection with rendering its opinion, McDonald reviewed and analyzed, among other things: (i) the Merger Agreement, including the exhibits and schedules thereto; (ii) certain correspondence between WTC and SNET and between WTC and other prospective buyers; (iii) certain publicly available information concerning WTC, including WTC's audited financial results for the three year period ended December 31, 1996 as reported in the Annual Reports on Form 10-K of WTC for each of the two years ended December 31, 1996 and unaudited interim financial information set forth in WTC's Quarterly Reports on Form 10-Q for each of the three quarters ended September 30, 1996; (iv) certain other internal information, primarily financial in nature and including projections, concerning the business and operations of WTC furnished to McDonald by WTC for purposes of its analysis; (v) certain publicly available information concerning the trading of, and the trading market for, WTC Common Stock and SNET Common Stock; (vi) certain publicly available information concerning SNET, including reports published by equity analysts with other investment banking firms containing annual earnings estimates for SNET through 2000; (vii) certain publicly available information with respect to certain other companies that McDonald believed to be comparable to WTC or SNET and the trading markets for certain such other companies' securities; and (viii) certain publicly available information concerning the nature and terms of certain other transactions that McDonald considered relevant to its inquiry. McDonald also had discussions with certain officers and employees of WTC and SNET to discuss their respective businesses and prospects, as well as other matters it believed to be relevant to its inquiry.

    McDonald was not engaged to verify and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. McDonald also relied upon the management of WTC as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to it, and assumed that such projections and forecasts reflect the best currently available estimates and judgments of WTC's management and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the management of WTC. With respect to SNET, McDonald assumed that the assumptions underlying published third party earnings estimates for SNET are reasonable and that such earnings will be realized in the amounts and in the time periods contemplated thereby. McDonald was not engaged to assess the achievability of such projections or the assumptions on which they were based and expressed no view as to such projections or assumptions. McDonald was not engaged to, and did not, make an independent evaluation or appraisal of the assets and liabilities of WTC or SNET and was not furnished with any such evaluation or appraisal. McDonald was informed by WTC and assumed for the purposes of its opinion that the Merger will qualify as a reorganization under applicable provisions of the Internal Revenue Code.


    McDonald was not engaged to solicit indications of interest from any potential acquiror. Based upon discussions with WTC and its counsel, McDonald assumed for purposes of its analysis that, under applicable provisions of Connecticut law and WTC's charter documents, SNET's ownership of shares representing more than one-third of the voting power of WTC provides it with the ability to effectively block the sale of WTC to any other party in a merger or sale of all or substantially all of WTC's assets. Because of uncertainties concerning the legal effect of SNET's position on the comparative rights of SNET and other shareholders of WTC, McDonald conducted the various analyses summarized below with and without a discount for the potentially non-controlling position of WTC's public shareholders.



    The following is a summary of analyses presented orally by McDonald to the Board of Directors on March 10, 1997 (the "McDonald Report") in connection with its opinion:



    COMPARABLE COMPANY ANALYSIS. McDonald compared selected historical and market value multiples of two groups of public companies that it deemed to be comparable to WTC. For purposes of its analysis, McDonald identified five small, independent local exchange carriers (collectively, the "LECs") that it believed to be comparable to WTC. In McDonald's judgment, many of these LECs are involved in telecommunications businesses with significantly more attractive business prospects than those of WTC. McDonald also performed an identical analysis of nine large telecommunication service providers with local exchange activities, including Regional Bell Operating Companies and SNET (collectively, the "RBOCs"). These RBOCs are significantly greater in size, possess securities that trade more actively and are beginning to enter businesses with more attractive business prospects than those of WTC, but in McDonald's judgment, share many common characteristics with WTC in their main local exchange business activities. The LECs used in McDonald's analysis were CFW Communications Company, CT Communications, Hector Communications Corporation, Hickory Tech Corporation and North Pittsburgh Systems, Inc. The RBOCs used in McDonald's analysis were Ameritech, Bell Atlantic, Bell South Corporation, GTE Corporation, NYNEX Corporation, Pacific Telesis Group, SBC Communications, SNET and US West Communications Group. For each of these two groups of companies, McDonald calculated a range of values based upon the market value multiples and applied these multiples to the relevant historical results of WTC in order to determine a range of implied values for WTC. No company used in McDonald's analysis was identical to WTC. Accordingly, McDonald considered the market multiples for the composite of comparable companies to be more relevant than the market multiples of any single company.



    Using the closing prices of each of the companies within the two groups on March 7, 1997, McDonald calculated multiples of revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), access lines and net income for the comparable companies for the twelve months ended December 31, 1996 in order to develop a valuation range for WTC. McDonald calculated high, median and low multiples for the comparable company groups, and applied these multiples to WTC's results for the same period. Based upon its analysis of the LECs, McDonald applied multiples to WTC ranging from 2.07x to 7.10x revenues, 5.68x to 12.54x EBITDA, 2.90x to 8.34x access lines and 13.45x to 28.85x net income. Based on its analysis of the RBOCs, McDonald applied multiples to WTC ranging from 1.54x to 3.07x revenues, 4.08x to 7.50x EBITDA, 1.34x to 2.85x access lines and 12.19x to 16.66x net income. These multiple ranges compare to historic multiples for WTC for such period of 2.61x revenues, 4.98x EBITDA, 1.89x access lines and 11.65x net income.



    Application of LECs' revenue multiples to WTC's revenues for the twelve months ended December 31,1996 resulted in an indicated equity value range of $22.8 million to $95.0 million, with a median value of $74.4 million. Application of the LECs' EBITDA multiples resulted in an indicated equity value range for WTC of $36.1 million to $88.0 million, with a median value of $83.1 million. Application of the LECs' access line multiples to WTC resulted in an indicated equity value range for WTC of $50.7 million to $165.9 million, with a median value of $60.7 million. Application of the LECs' net income multiples to WTC resulted in an indicated equity value range for WTC of $35.5 million to $76.2 million, with a median value of $64.5 million. Application of the RBOCs' revenue multiples to WTC's revenues for the twelve months ended December 31,1996 resulted in an indicated equity value range of $15.2 million to $37.1 million, with a median value of $33.1 million. Application of the RBOCs' EBITDA multiples resulted in an indicated equity value range for WTC of between $23.8 million to $49.8 million, with a median value of $40.7 million. Application of the RBOCs' access line multiples to WTC resulted in an indicated equity value range for WTC of $19.7 million to $49.8 million, with a median value of $29.0 million. Application of the RBOCs' net income multiples to WTC resulted in an indicated equity value range for WTC of $32.2 million to $44.0 million, with a median value of $40.9 million.



    The indicated equity value ranges suggested by McDonald's analysis of the LECs implied a value of between $29.69 and $206.73 for each WTC share, before taking into account any discount for the potentially non-controlling status of the WTC shares held by the public. With respect to the RBOCs, McDonald's analysis implied a value of between $19.76 and $64.79 for each WTC share. After applying a 20% lack of control discount, McDonald's analysis implied a value of between $23.75 and $165.39 for each WTC share in the case of the comparable LECs, and between $15.81 and $51.83 in the case of the RBOCs. These implied values compare with the Merger Consideration of $43.00 per share specified in the Merger Agreement. Before applying any discount, the Merger Consideration contemplated by the Merger Agreement is at the low end of the range of fairness based on McDonald's analysis of the LECs multiples, but approximates the median of the various multiple analyses conducted with respect to the RBOCs.



    ANALYSIS OF SELECTED ACQUISITION TRANSACTIONS. In order to assess market pricing for recent acquisitions of small telecommunications services providers offering local exchange services, long distance services, or both, McDonald identified four transactions completed during 1995 and 1996. These transactions included Telephone & Data Systems' acquisitions of Arvig Telephone, Deposit Telephone Company and Camden Telephone, and Conestoga Enterprises' acquisition of Buffalo Valley Telephone. McDonald analyzed the range of last twelve month sales, EBITDA and net income multiples represented by the purchase price paid in the transactions it reviewed. Sales multiples ranged from 1.6x to 5.1x, with a median of 4.3x. EBITDA multiples ranged from 6.1x to 8.4x, with a median multiple of 7.4x, and net income multiples ranged 12.5x to 25.6x with a median of 23.1x. These valuation techniques resulted in an implied equity value for WTC ranging from a low of $15.8 million to a high of $67.6 million, and suggested an implied value of between $20.50 and $87.90 per WTC share, before applying any discount for the potentially non-controlling status of the WTC shares held by the public. The Merger Consideration of $43.00 is within this range.


    Because of the relatively small number of transactions for which financial information was available, McDonald did not attach significant weight to the acquisition transactions analysis described above in rendering its opinion.

    No company or transaction used in the comparable companies and comparable transactions analyses for comparative purposes is identical to WTC, SNET or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company or transaction data.


    DISCOUNTED CASH FLOW ANALYSIS. McDonald estimated the theoretical present value of cash flows generated by WTC's operations based on the sum of (i) the discounted cash flows which WTC could generate over a five-year period and (ii) a terminal value for WTC which assumes that a buyer will place a certain value on the cash flow generated by WTC in accordance with the final projected year in management's base case and steady state projections. Management's base case projections were prepared taking into account the anticipated effects of changes in the regulatory environment on WTC's financial performance during the period under evaluation. Management's steady state projections assume that the effects of regulatory reform that we know of today and increasing competition manifest themselves more slowly than under the base case scenario.



    McDonald's calculation of the theoretical terminal value of WTC was based on a multiple of EBITDA in the fifth year. This terminal value and the cash flows generated by WTC were discounted using a weighted average cost of capital that in McDonald's judgment reflects the risks associated with the cash flows to derive the value of the enterprise and, after subtracting outstanding net debt, the value of the equity. McDonald derived discount rates of 8.95% to 10.95% and exit multiples of EBITDA of 7.00x to 9.00x. Applying these discount rates and exit multiples, McDonald estimated that, based on a discounted cash flow analysis of management's base case projections, the present value of the equity of WTC ranged from $29.2 million to $38.2 million (without giving effect to any lack of control discount). This range of values implied a value of between $37.94 and $49.63 per WTC share, as compared to the Merger Consideration of $43.00 per share. Applying these same discount rates and exit multiples of EBITDA to management's steady state projections, McDonald estimated that the present value of WTC's equity ranged from $41.5 million to $56.4 million (without adjustment for any lack of control discount). This range of values implied a value of between $54.00 and $73.36 per WTC share, as compared to the Merger Consideration of $43.00 per WTC share.



    The results of McDonald's discounted cash flow analysis indicated that, before applying any discount for the potentially non-controlling position of the public shareholders, the Merger Consideration fell within the range of fairness under management's base case projections, but outside the range of fairness under management's steady state projections. After applying a 20% discount to the WTC's equity value for the potential lack of control by the public shareholders, the results of McDonald's discounted cash flow analysis suggested a per share value for WTC, based on management's base case projections, of between $30.35 to $39.70. Application of the same discount to management's steady state projections suggested a per share value of between $43.19 and $56.68. Therefore, after applying this discount, the Merger Consideration fell within or exceeded the range of values suggested by McDonald's discounted cash flow analysis.


    Inherent in any discounted cash flow valuation are the use of a number of assumptions, including the accuracy of management's projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could materially alter the results of a discounted cash flow analysis.

    RELATIVE CONTRIBUTION ANALYSIS. McDonald analyzed WTC's and SNET's relative contributions to the combined company with respect to various indicators of value, including access lines, revenues, EBITDA, net income and dividends and compared this with the relative ownership of WTC shareholders in the combined company after the Merger. Such analysis was considered on a percentage contribution basis and was made for the twelve months ended December 31, 1996 based upon WTC's and SNET's historical and pro forma financial results.



    In order to calculate an implied value for WTC using contribution analysis, McDonald divided WTC's per share contribution to each indicator of value by SNET's contribution per share. This analysis suggested an exchange ratio ranging from $0.591 to $1.167, as compared with an exchange ratio of 1.199 implied by the March 7, 1997 closing price of $35.875 for SNET Common Stock and the Merger Consideration of $43.00 per share for WTC Common Stock. Thus, the results indicated that the Merger Consideration was within the range of fairness. The results of McDonald's contribution analysis do not necessarily indicate the contributions that the respective businesses may actually make in the future.



    STOCK TRADING HISTORY AND OTHER CONTEXTUAL ANALYSES. McDonald examined the history of trading prices and their relative relationships for both WTC Common Stock and SNET Common Stock and performed certain other financial analyses. These analyses did not focus on the Merger Consideration to be paid in the Merger, but were undertaken to provide contextual data and comparative market data to assist in assessing the market's valuation of WTC and SNET. McDonald reviewed the daily closing prices of WTC and SNET and compared those prices with indices of selected publicly traded companies in order to assess the relative stock price performance of WTC, SNET and such indices. In addition, in order to further assess the market valuation of the SNET stock to be received by WTC shareholders, McDonald performed a discounted cash flow analysis of SNET. As with its analysis of WTC, McDonald estimated the theoretical present value of cash flows that were assumed to be generated by SNET's operations based on the sum of (i) the discounted cash flows which WTC could generate over a five-year period and (ii) a terminal value for SNET which assumes that a buyer will place a certain value on the cash flow generated by SNET in accordance with the final projected year in analysts' earnings projections for SNET. With respect to WTC, McDonald also performed a dividend discount analysis, which assesses value by discounting a series of future dividend payments. McDonald conducted this dividend discount analysis with respect to management's base case and steady state projections, and the results of this analysis suggested that WTC's stock was trading at a premium to the discounted value of future dividend payments under both sets of projections.


    The summary of the McDonald Report set forth above does not purport to be a complete description of the presentation by McDonald of the McDonald Report to WTC's Board of Directors or of the analyses performed by McDonald. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. McDonald believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses set forth in the McDonald Report and its opinion. In addition, McDonald may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to represent the actual value of WTC or the combined company.

    In performing its analyses, McDonald made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of WTC or SNET. The analyses performed by McDonald are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of McDonald's analysis of the fairness, from a financial point of view, of the Merger Consideration to be paid by WTC and were discussed with the WTC Board at its October 1996 meeting. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, McDonald's presentation to WTC's Board of Directors and opinion was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement.

    In the ordinary course of its business, McDonald may trade securities of WTC and SNET for its own account and for the account of its customers and may at any time hold a short or long position in such securities. McDonald has expressed no opinion as to the prices at which shares of SNET's Common Stock may trade following completion of the Merger.

    WTC paid McDonald a fee of $200,000 for its services pursuant to the Engagement Letter. No portion of McDonald's fee is contingent upon the closing of the transaction. WTC also agreed to reimburse McDonald for its reasonable out-of-pocket expenses and to indemnify McDonald against certain liabilities, including liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS

    GENERAL


    Certain members of WTC's management and the WTC Board have interests in the Merger that are in addition to any interests they have as shareholders of WTC generally. These interests include, among others, provisions in the Merger Agreement relating to the indemnification of WTC's directors and officers, directors' and officers' liability insurance, and certain other benefits, as described below.


    DEFERRED COMPENSATION AGREEMENT

    Pursuant to the Agreement dated May 31, 1991 between WTC and J. Garry Mitchell, WTC agreed to pay certain deferred compensation to Mr. Mitchell. Until his retirement on August 31, 1993, Mr. Mitchell served as President and an employee of WTC and as a director of WTC. Mr. Mitchell currently serves as Chairman of the Board and as a director of WTC.

    The Agreement provides, in relevant part, that from Mr. Mitchell's retirement from full-time employment with WTC, WTC will pay him $13,500 per year as deferred compensation during the remainder of his life and, in the event that he should die before receiving a total of $100,000, then the unpaid balance of the $100,000 will be paid to his beneficiary. The rights to deferred compensation under the Agreement are not assignable by Mr. Mitchell or his beneficiary.

    CHANGE-IN-CONTROL AGREEMENT

    Pursuant to the Change in Control Agreement dated June 24, 1996, between WTC and Donald E. Porter, President and Chief Executive Officer of WTC (the "Change in Control Agreement"), Mr. Porter is entitled to certain payments if a "Fundamental Change" occurs in connection with a "Change in Control" (as such terms are defined in the Change in Control Agreement).

    Under the Change in Control Agreement, a Fundamental Change occurs if there is a change in Mr. Porter's status, title, position or responsibilities; a reduction in his compensation; a relocation of his principal office; termination of his employment other than for cause or as a result of his death, disability or retirement. (Mr. Porter, however, may be terminated for cause, as defined in the Change in Control Agreement, in which event he is not entitled to any benefits thereunder.)

    Pursuant to the Change in Control Agreement, a Change in Control occurs when a person obtains more than 10 percent of the voting power of WTC (or, in the case of SNET, SNET acquires additional shares of WTC Common Stock); or WTC shareholders approve a merger effecting material changes in the composition of the WTC Board, a sale of substantially all of WTC's assets, or a plan of liquidation of WTC; or there are certain material changes in the composition of the WTC Board; or WTC files a plan to merge or engage in a similar transaction with the DPUC.


    In order for Mr. Porter to receive benefits under the Change in Control Agreement, a Fundamental Change must have occurred within six months prior to, or 24 months after, a Change in Control. If a Fundamental Change occurs within such a period, Mr. Porter may terminate his employment with WTC within 12 months after the occurrence of the Fundamental Change, in which case Mr. Porter has the right to be paid the lesser of 220 percent of his then current annual compensation or 299 percent of the average of his annual compensation for the preceding five years. Notwithstanding the foregoing, if the Fundamental Change which occurs is WTC's termination of Mr. Porter's employment other than for cause, Mr. Porter is entitled to the foregoing payment without having to take any affirmative action. In either case, Mr. Porter may designate payment in a lump sum or in equal monthly installments.

    WTC's obligations under the Change in Control Agreement terminate as of the end of the month after Mr. Porter's death, disability or retirement following a Change in Control.

    Under the Change in Control Agreement, Mr. Porter is entitled to the payment described above if a Fundamental Change occurs within 24 months after each of the filing by WTC and SNET with the DPUC seeking approval of the Merger, the approval of the Merger by WTC shareholders, SNET's acquisition of the WTC Common Stock in connection with the Merger, or the occurrence of any subsequent event that constitutes a Change in Control.

    SEVERANCE PAY

    The Merger Agreement provides that each management employee of WTC who is not employed by SNET as of the Effective Time shall receive severance pay of a type generally available to SNET management employees with similar lengths of service and job descriptions.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    The Merger Agreement provides that for three years after the Effective Time, WTC as the surviving corporation in the Merger will (and SNET, for as long as it controls WTC during such period, will cause WTC to) indemnify and hold harmless each current director of WTC in their capacities as directors or officers to the full extent provided in WTC Articles and WTC Bylaws (except for violations of federal securities laws) with respect to any matter existing or occurring prior to the Effective Time. Furthermore, for a period of three years following the Effective Time, SNET agrees not to amend the existing indemnification provisions of the WTC Articles or WTC Bylaws in a manner adverse to WTC's current directors and officers.

    Additionally, the Merger Agreement provides that WTC as the surviving corporation will (and SNET, for as long as it controls WTC during such period, will cause WTC to) for six years following the Effective Time maintain policies of officers' and directors' liability insurance maintained by WTC as of the date of the Merger Agreement, or substantially equivalent coverage, with respect to acts or omissions occurring prior to the Effective Time.

    DESIGNEE OF SNET ON WTC BOARD

    SNET has a contractual right to be represented by one director on the WTC Board. From April 1990 to November 1995, John A. Sadek acted in that capacity. Commencing January 1996, Michael Phelan has represented SNET on the WTC Board. Mr. Phelan is the Vice President, Network Sales and Marketing of SNET.

    Neither Mr. Sadek nor Mr. Phelan participated in any discussions of the WTC Board in connection with its deliberations described in "THE MERGER--Background and Reasons; WTC" herein or in any vote of the WTC Board authorizing any action in connection therewith or with the Merger, the Merger Agreement or the Special Meeting.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of certain federal income tax consequences of the Merger. The discussion is included for general information purposes only and may not apply to special situations, such as WTC shareholders, if any, who received their WTC Common Stock upon the exercise of employee stock options or otherwise as compensation, that hold their WTC Common Stock as part of a "straddle" or "conversion transaction", or that are insurance companies, securities dealers, financial institutions or foreign persons.

    Carmody & Torrance, counsel for WTC, has advised WTC that in its opinion:

        (i) No gain or loss will be recognized for federal income tax purposes by WTC shareholders upon the exchange in the Merger of shares of WTC Common Stock for SNET Common Stock (except with respect to cash received in lieu of a fractional share interest in SNET Common Stock).

        (ii) The basis for SNET Common Stock received in the Merger by WTC shareholders (including the basis of any fractional share interest in SNET Common Stock) will be the same as the basis of the shares of WTC Common Stock surrendered in exchange therefor.

       (iii) The holding period of the shares of SNET Common Stock received in the Merger by WTC shareholders (including the holding period of any fractional share interest in SNET Common Stock) will include the holding period during which the shares of WTC Common Stock surrendered in exchange therefor were held by the WTC shareholders provided such shares of WTC Common Stock were held as capital assets.

        (iv) Cash received by a holder of WTC Common Stock in lieu of a fractional share interest in SNET Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the WTC Common Stock allocable to the fractional share interest.


    In addition, consummation of the Merger is conditioned, among other things, upon receipt by WTC of an opinion of Carmody & Torrance, dated as of the Effective Time, to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended and (ii) no gain or loss will be recognized by WTC shareholders who receive shares of SNET Common Stock in exchange for their shares of WTC Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. WTC shareholders who object to the Merger and perfect their rights to be paid the fair value of their shares of WTC Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. (See "THE MERGER--Dissenter's Rights.") The tax opinions of Carmody & Torrance summarized above are or will be based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Merger.


    BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH WTC SHAREHOLDER AND OTHER FACTORS, EACH WTC SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).

CONDUCT OF WTC BUSINESS PENDING CONSUMMATION

    Pending the Effective Time, WTC agreed with SNET to conduct its business only in the ordinary course consistent with past practice and to use its best efforts to preserve intact its business organization and good will.

    The Merger Agreement provides that until the Effective Time WTC will not, without SNET's consent, incur or agree to incur any material liability or obligation outside the ordinary course of its business; or without SNET's consent or as contemplated by the Merger Agreement engage in activities or transactions or make capital expenditures outside its ordinary course of business and which are not material, individually or in the aggregate, to WTC's business or financial condition.

    Furthermore, as more particularly set forth in the Merger Agreement, until the Effective Time and without SNET's consent, WTC agreed not to take certain actions, including, without limitation, making changes in its authorized capital stock; issuing any stock options, warrants or other rights or agreements calling for the issue, transfer, sale or delivery of its capital or other securities; declaring, paying or setting aside for payment any stock dividend or offering any split, division or combination or making any reclassification in respect of its outstanding shares of capital stock; issuing, selling or exchanging or delivering any shares of its capital stock (or securities convertible into or exchangeable with or without additional consideration for such capital stock), or entering into any agreement to take any action to do so; purchasing or otherwise acquiring any of its outstanding shares of its capital stock, or entering into any agreement to take any action to do so; declaring, paying or setting aside for payment any dividend or distribution (whether in cash or property) with respect to its capital stock other than its regular quarterly cash dividends of no more than $.38 per share; amending its certificate of incorporation or bylaws; waiving, releasing, granting or transferring any rights of material value or modifying or changing in any material respect any material existing license, lease, contract, benefit plan or other documents; increasing compensation payable or to become payable to any of its executive officers except in the ordinary course of business consistent with past practice; making any payment or provision with respect to any bonus, profit sharing, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of WTC employees other than in the ordinary course of business consistent with past practice; granting any stock options or stock appreciation rights; entering into any employment agreement or other contract or arrangement with any executive officer with respect to the performance of personal services not terminable without liability by it on thirty days notice or less; making any loan or advance to, or entering into any written contract, lease or commitment with, any officer, director or shareholder of WTC; permitting any of its current insurance policies to be canceled or terminated or any of the coverage thereunder to lapse unless replaced in a similar manner; assuming, guaranteeing, endorsing or otherwise becoming responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any other individual, firm or corporation, except in the ordinary course of business; acquiring assets, property, capital stock or business of any other person or disposing of its assets, properties, capital stock or business other than in the ordinary course of business, or consolidating or merging with or into any other person; making any capital investment either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase or lease of any property or assets of any other person; writing-off as uncollectible any notes or accounts receivable or writing down the value of any inventory other than in immaterial amounts or in the ordinary course of business consistent with past practice; disposing or permitting to lapse any rights in any patent, trademark, tradename or copyright, or disclosing to any person not an employee or otherwise dispose of any trade secret, process or know-how not theretofore a matter of public knowledge except in certain circumstances; making any change in any method of accounting or keeping its books of account or accounting practices other than as disclosed in public filings; and entering into any agreement to do any of the foregoing. In addition, WTC agreed to conduct its business only in the ordinary course and consistent with past practices, and consistent with good business practices to take such action as may be necessary to preserve its material properties and assets; and to use its best efforts to preserve intact the business organization of

WTC, to keep available the services of its operating personnel and to preserve the goodwill of those having business relationships with it.

REGULATORY APPROVALS

    DPUC


    The Merger requires the advance approval of the DPUC. WTC and SNET expect to file a joint application with the DPUC on or after the date on which this Prospectus/Proxy Statement is mailed to shareholders. An order of the DPUC is expected within 120 days following the submission of the joint application. The DPUC may, but is not required, to hold hearings on the application. It may approve or disapprove the application with such terms and conditions as it deems necessary or appropriate. Any DPUC order is subject to appeal to the Connecticut Superior Court.


    HSR ACT


    On December 26, 1996, SNET filed with the United States Department of Justice and the Federal Trade Commission a Notification and Report Form pursuant to requirements under the HSR Act, in connection with the proposed acquisition by SNET of 63.5% of the voting securities of WTC that SNET presently does not own. On February 7, 1997, WTC filed a Notification and Report Form pursuant to the requirements of the HSR Act. Among the conditions to the Merger Agreement is that any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated. The waiting period applicable to the Merger began to run on February 10, 1997. The Department of Justice has requested, on an informal basis, that each of WTC and SNET provide certain additional information to the Department on a voluntary basis. WTC and SNET are complying with this request.



    The Merger will not proceed in the absence of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained, and if the Merger is approved, there can be no assurance as to the date of any such approval. There can also be no assurance that such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement. (See "THE MERGER--Conditions of Consummation; Termination.")


ACQUISITION PROPOSALS; CANCELLATION FEE

    Under the Merger Agreement, WTC may not directly or indirectly solicit, initiate, encourage or accept inquiries or proposals or furnish information relative to, or participate in negotiations or discussions concerning, the acquisition by any party other than SNET of a substantial interest in WTC's assets or stock. However, if the WTC Board receives a bona fide third-party offer for more than the Merger Consideration and also receives the requisite opinion of its counsel as to its fiduciary duties, then WTC may (after notice to SNET) provide non-public information to and negotiate with such third party.

    If WTC enters into negotiations and does not consummate a transaction with such third party, SNET may terminate the Merger Agreement and WTC would be obligated to pay SNET a cancellation fee of $500,000 as liquidated damages. If, however, WTC so enters into negotiations and consummates a transaction with a third party, or if WTC enters into negotiations with a third party in violation of the Merger Agreement, SNET may terminate the Merger Agreement and WTC would be obligated to pay SNET a cancellation fee of $1,500,000 as liquidated damages.

CONDITIONS TO CONSUMMATION; TERMINATION

    Consummation of the Merger is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the shareholders of WTC; (ii) receipt of the regulatory approvals referred to above; (iii) that there not be pending, threatened or in prospect any suit, action, proceeding, investigation or inquiry involving SNET or WTC or their respective directors or officers or WTC's securities with respect to their business or the Merger Agreement or the Merger before any court or governmental agency which would render completion of the Merger inadvisable or impractical; (iv) receipt by WTC of the opinion of Carmody & Torrance, dated as of the Effective Time, as to certain federal income tax consequences of the Merger; and (v) the shares of SNET Common Stock having been approved for listing on the NYSE, subject to official notice of issuance.

    Consummation of the Merger is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the delivery by WTC and SNET, each to each other, of (a) opinions of their respective counsel and (b) certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement; and
(ii) the receipt by SNET of an agreement from each "affiliate" of WTC restricting the sale of SNET Common Stock received by such affiliate in the Merger.

    The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval of the Merger Agreement by the shareholders of WTC, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time: (i) by mutual consent of SNET, SAS and WTC; (ii) by SNET, SAS or WTC if any of the conditions to such party's closing the transaction has not been met or becomes incapable of fulfillment; (iii) by SNET if the Average Closing Price is below $30.00 and WTC does not elect to consummate the Merger; (iv) by WTC if the Average Closing Price is above $49.00 and SNET does not elect to consummate the Merger; (v) by SNET or SAS if WTC negotiates with, delivers information to or consummates a transaction with a third party pursuant to Section 6.4 of the Merger Agreement (see "THE MERGER--Acquisition Proposals; Cancellation Fee"); or (vi) by SNET, SAS or WTC if the DPUC has not approved the Merger or, if approved by the DPUC by December 31, 1997, the appeal period for such approval has not expired or the approval is being appealed, but in either such event the Merger Agreement may be terminated by SNET, SAS or WTC on March 31, 1998 if the appeal has not been finally and favorably determined.

WAIVER; AMENDMENT

    Prior to the Effective Time any provision of the Merger Agreement may be:
(i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing among the parties thereto approved by their respective Board of Directors and executed in the same manner as the Merger Agreement, provided that after approval by the shareholders of WTC, no amendment may be adverse to WTC shareholders (including any adverse change in the terms of the consideration to be received by the shareholders of WTC).

ACCOUNTING TREATMENT

    It is expected that the purchase method of accounting will be used to reflect the Merger upon consummation. As required by generally accepted accounting principles, under purchase accounting the assets and liabilities of WTC as of the Effective Time will be recorded at their respective fair values and added to those of SNET. Consolidated financial statements of SNET issued after consummation of the Merger would reflect such values. Consolidated financial statements of SNET issued before consummation of the Merger would not be restated to reflect the acquired company's historical financial position or results of operations.

    The impact of WTC's historical financial condition and results of operations is not material to SNET's historical consolidated financial statements. Accordingly, (i) WTC's results of operations will be included in the consolidated financial statements of SNET from the Effective Time and (ii) pro forma financial statements are not included herein.

EXPENSES

    Each party will pay its own expenses in connection with the Merger Agreement and the consummation of the Merger, whether or not consummated. However, SNET and WTC will share printing costs.

    Notwithstanding the foregoing, the Merger Agreement provides that if the Merger is not consummated either due to the failure of either party to obtain necessary regulatory approvals despite their best efforts or due solely to SNET's fault, then SNET will reimburse WTC for its expenses up to $125,000 (if due to such failure to receive approvals) or $300,000 (if due solely to SNET's fault).

DISSENTERS' RIGHTS

    Any WTC shareholder who objects to the Merger Agreement shall have the right to be paid the fair value of all shares of WTC Common Stock owned by such shareholder in accordance with the provisions of Sections 33-855 to 33-872 of the CBCA, a copy of which is set forth in ANNEX C to this Prospectus/Proxy Statement. The right to be paid the value of such shares shall be such shareholder's exclusive remedy as holder of such shares with respect to the Merger, whether or not such shareholder proceeds as provided in CBCA Sections 33-855 to 33-872.

    Any WTC shareholder may elect to exercise such right by giving written notice to WTC of such shareholder's intent to demand payment for such shareholder's shares as provided in CBCA Section 33-861(a) prior to the shareholders' voting on the proposal to approve the Merger Agreement and must not vote such shares in favor of the proposal.

    If the Merger Agreement is approved, any such shareholder so notifying WTC, provided none of such shareholder's shares shall have been voted in favor thereof, may require WTC to purchase such shareholder's shares at fair value. As provided in CBCA Section 33-862, WTC shall send a dissenters' notice to shareholders who have complied with CBCA Section 33-861 no later than ten days after the consummation of the Merger. The dissenters' notice sent by WTC shall state where the demand for payment must be sent and where and when certificates for certificated shares must be deposited; inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the Merger Agreement; and require that each shareholder asserting dissenters' rights certify whether or not such shareholder acquired beneficial ownership of the shares before that date. Finally, WTC shall set a date by which WTC must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date that the written dissenters' notice is delivered by WTC, and WTC shall ensure that each such dissenters' notice is accompanied by a copy of CBCA Sections 33-855 to 33-872.

    After a WTC shareholder receives such written dissenters' notice by WTC, such shareholder must demand payment for such shareholder's shares and certify whether such shareholder acquired beneficial ownership of such shares prior to the date of the first announcement to the news media or to shareholders of the terms of the Merger Agreement in accordance with the terms of the dissenters' notice, as provided in CBCA Section 33-863(a). Such shareholder who demands payment shall also be required to submit the certificate or certificates representing such shareholder's shares to WTC in accordance with the terms of the dissenters' notice. Such shareholder's failure to demand payment or deposit his share certificates shall terminate such shareholder's rights under CBCA Sections 33-855 to 33-872.

    If a WTC shareholder makes such demand for payment and submits such share certificates to WTC, such shareholder shall retain all other rights of a WTC shareholder until these rights are canceled or modified by the consummation of the Merger as provided in CBCA Section 33-863(b). Any shareholder failing to make such demand as described above shall be bound by the terms of the Merger Agreement if it is approved.

    Pursuant to CBCA Section 33-864, WTC is further entitled to restrict the transfer of uncertificated shares from the date the demand for payment by such shareholders is received until WTC either consummates the Merger or fails to do so within 60 days after the date set for demanding payment and depositing share certificates. A WTC shareholder who has asserted dissenters' rights as to uncertified securities retains all rights (other than the foregoing potential restriction on transfer) of a WTC shareholder until such rights are canceled or modified by the consummation of the Merger.


    After WTC either receives such demand for payment by a WTC shareholder, or upon consummation of the Merger, WTC shall pay each shareholder who makes a proper demand for payment pursuant to CBCA Section 33-863 the amount WTC estimates to be the fair value of such shareholder's shares, plus accrued interest as provided in CBCA Section 33-865(a). The payment by WTC to such shareholder shall be accompanied by: WTC's balance sheet as of the fiscal year ending not more than 16 months before the date of payment; an income statement for that year; a statement of changes in shareholders' equity for that year; and the latest available interim financial statements, if any; a statement of WTC's estimate of the fair value of the shares; an explanation of how the interest was calculated; a statement of the dissenting shareholder's right to demand payment under CBCA Section 33-860; and a copy of CBCA Sections 33-855 to 33-872.


    Pursuant to CBCA Section 33-866, if the Merger is not consummated within 60 days after the date set for such shareholders' demand for payment and deposit of share certificates, WTC shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If the Merger is consummated after the deposited certificates have been returned and the transfer restrictions have been released, WTC shall send a new dissenters' notice under CBCA Section 33-862 and repeat the payment demand procedure.


    WTC may elect to withhold payment to a shareholder who makes a demand for payment pursuant to CBCA Section 33-863 if such shareholder was not the beneficial owner of such shares before the date set forth in the dissenters' notice as the date of the first announcement to the news media or to shareholders of the terms of the Merger Agreement. Pursuant to CBCA Section 33-867(b), if WTC elects to withhold payment to such shareholder and the Merger is consummated, WTC shall estimate the fair value of such shareholder's, shares, plus accrued interest, and shall pay this amount to such shareholder if such shareholder agrees to accept such payment in full satisfaction of such shareholder's demand. WTC's offer to such shareholder shall be accompanied by a statement of WTC's estimate of the fair value of such shares, an explanation of how the interest was calculated and a statement of such shareholder's right to demand payment under CBCA Section 33-868.


    Pursuant to CBCA Section 33-868, a dissenting WTC shareholder may notify WTC in writing of such shareholder's own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment by WTC under CBCA Section 33-865, or may reject WTC's offer to purchase such shareholder's shares, and demand payment for the fair value of such shareholder's shares and interest owing, if: such shareholder believes that the amount paid under CBCA Section 33-865 or offered under CBCA Section 33-867 is less than the fair value of such shareholder's shares or that the interest due is incorrectly calculated; WTC fails to make payment under CBCA Section 33-865 within 60 days after the date set for such shareholder's demand for payment; or if the Merger is not consummated, and WTC fails to return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for such shareholder's demand for payment. Such dissenting WTC shareholder must make a demand for payment pursuant to CBCA Section 33-868(a) within 30 days after WTC makes or offers payment for such shareholder's shares.

    If a WTC's shareholder's demand for payment under CBCA Section 33-868 remains unsettled, WTC shall commence a proceeding within 60 days after receipt of such shareholder's demand for payment and file a petition in the Waterbury, Connecticut Superior Court or before any judge thereof, requesting that the fair value of the shares of such shareholder and the accrued interest thereon be found and determined as provided in CBCA Section 33-871(a). If WTC fails to timely commence such proceeding, WTC shall pay each dissenting shareholder whose demand remains unsettled the amount demanded. All shareholders making such demand for payment as described above, whose demands remain unsettled, wherever residing, shall be made parties to the proceeding. A copy of the petition shall be served on each such shareholder who is a resident of Connecticut. Non-resident dissenting shareholders may be served by registered or certified mail or by publication as provided by law. The jurisdiction of the court shall be exclusive. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof. Each WTC shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such shareholders' shares, plus interest, exceeds the amount paid by WTC, or for the fair value, plus accrued interest, of the after-acquired shares of such shareholders for which WTC elected to withhold payment under CBCA Section 33-867. The costs and expenses, including the reasonable compensation and expenses of court-appointed appraisers, of any such proceeding shall be determined by the court and shall be assessed against WTC, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all shareholders who are parties to the proceeding to whom WTC has made an offer to pay for the shares if the court finds that the action of such shareholders was arbitrary or vexatious or not in good faith in demanding payment under CBCA Section 33-868. Such expenses also may include the fees and expenses of counsel and experts employed by any party, and be entered against (a) WTC in favor of any or all dissenting shareholders who are parties to the proceeding if WTC failed to substantially comply with the requirements of CBCA Sections 33-860 to 33-868, inclusive, or
(b) either WTC or a dissenter, in favor of any other party, if the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to rights provided by CBCA Sections 33-855 to 33-872, inclusive. If the court finds that the services of counsel for any shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that such fees should not be assessed against WTC, the court may find that such fees should be paid out of the amounts awarded to the dissenting shareholders who were benefitted.


    The foregoing is only a summary of the rights of an objecting holder of WTC Common Stock. Any holder of WTC Common Stock who intends to object to the Merger Agreement should carefully review the text of the applicable provisions of the CBCA set forth in ANNEX C to this Prospectus/Proxy Statement and should also consult with such holder's attorney. The failure of a holder of WTC Common Stock to follow precisely the procedures summarized above and set forth in ANNEX C may result in loss of dissenters' rights. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to holders of WTC Common Stock, except as otherwise required by law.

    In general, any objecting shareholder who perfects such holder's right to be paid the fair value of such holder's WTC Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. (See "THE MERGER--Certain Federal Income Tax Consequences.")

MARKET PRICES


    The following table sets forth (i) the high and low last reported sale prices per share of SNET Common Stock on the NYSE (trading symbol, SNG), with respect to each quarterly period since January 1, 1995, (ii) the high and low last reported sale prices per share of WTC Common Stock on the NASDAQ OTC Bulletin Board (trading symbol, WBTC) since January 1, 1995, and (iii) the high and low equivalent pro forma per share prices of WTC Common Stock. The prices per share of WTC Common Stock reflect transactions consummated during the relevant period. Set forth on the cover page of this Prospectus/Proxy Statement is the last reported sale price per share of SNET Common Stock of the NYSE on the most recent practicable date prior to the mailing hereof. WTC shareholders are urged to obtain current quotations of the market price of SNET Common Stock.



                                                                                               SNET                  WTC
                                                                                           COMMON STOCK          COMMON STOCK
                                                                                       --------------------  --------------------
                                                                                         HIGH        LOW       HIGH        LOW
                                                                                       ---------  ---------  ---------  ---------
1995
    First Quarter....................................................................  34 1/2     31 3/4     26 1/4     23
    Second Quarter...................................................................  35 1/2     32 3/8     25         22 1/2
    Third Quarter....................................................................  26 1/8     32 5/8     24 1/2     23 3/8
    Fourth Quarter...................................................................  40 1/4     35 1/8     25 3/4     23 3/4
1996
    First Quarter....................................................................  43 3/4     37 1/2     26 3/8     24
    Second Quarter...................................................................  45 1/2     40 1/2     26 3/8     23 3/8
    Third Quarter....................................................................  42 3/4     36 3/4     28 1/2     24 1/4
    Fourth Quarter...................................................................  41 1/8     36         39 1/2     26 5/8
1997
    First Quarter to March 7, 1997...................................................  39 3/4     34 3/4     39 3/4     39



    On October 21, 1996, the last business day prior to public announcement of the agreement in principle to effect the Merger, the last reported sale price per share of SNET Common Stock on the NYSE was $38.25 and the last reported sale price per share of WTC Common Stock on the NASDAQ OTC Bulletin Board was $26.875. On March 7, 1997, such prices were $35.875 per share of SNET Common Stock and $39.75 per share of WTC Common Stock.


    The Merger Agreement provides for the filing of a listing application with the NYSE covering the SNET Common Stock exchangeable for WTC Common Stock. It is a condition to consummation of the Merger that such SNET Common Stock be authorized for listing on the NYSE effective upon official notice of issuance. (See "THE MERGER--Conditions to Consummation; Termination.")

DIVIDENDS


    The following table sets forth the cash dividends per share paid on SNET Common Stock and WTC Common Stock with respect to each calendar quarter since January 1, 1995.


                                                                      SNET                WTC
                                                                  COMMON STOCK       COMMON STOCK
                                                                -----------------  -----------------
1995
--------------------------------------------------------------
    First Quarter.............................................      $     .44          $     .38
    Second Quarter............................................      $     .44          $     .38
    Third Quarter.............................................      $     .44          $     .38
    Fourth Quarter............................................      $     .44          $     .38
1996
--------------------------------------------------------------
    First Quarter.............................................      $     .44          $     .38
    Second Quarter............................................      $     .44          $     .38
    Third Quarter.............................................      $     .44          $     .38
    Fourth Quarter............................................      $     .44          $     .38
1997
--------------------------------------------------------------
    First Quarter.............................................      $     .44          $     .38

WTC

    GENERAL


    Financial and other information relating to WTC, including information about WTC's directors and executive officers, is set forth in WTC's 1995 Annual Report on Form 10-K, 1996 First, Second and Third Quarter Reports on Form 10-Q, 1996 Annual Meeting Proxy Statement and 1996 Current Reports on Form 8-K, copies of which may be obtained from WTC as indicated under "AVAILABLE INFORMATION", and in WTC's 1996 Annual Report on Form 10-K, a copy of which accompanies this Prospectus/ Proxy Statement.


    HISTORY AND BUSINESS

    WTC is a Connecticut corporation that was organized in 1899. WTC is engaged in the business of furnishing local exchange telephone services, intrastate toll services, and access to long distance telephone services (both intrastate and interstate). WTC also sells telephone equipment and is an Internet Services Provider. WTC currently is the primary provider of local exchange service in the major portions of the Towns of Woodbury, Southbury, and Bethlehem, Connecticut, and provides local exchange service to small portions of the Towns of Oxford and Roxbury, Connecticut. WTC's business and number of customers has grown with the increase in the population of its service area and the introduction of new telecommunications applications (e.g., facsimiles, computer-based communications).


    The total number of exchange lines in service at the end of each of the last five years was 16,640 for 1992, 17,240 for 1993, 17,977 for 1994, 18,710 for
1995 and 19,961 for 1996. Approximately 59% of the WTC exchange lines are located in the Town of Southbury, approximately 29% in the Town of Woodbury, approximately 10% in the Town of Bethlehem and approximately 2% in the Towns of Oxford and Roxbury. WTC provides local exchange service in its service area to its customers through central office switching equipment and cables (underground and attached to poles). Customers have the option of purchasing or leasing their telephone instrument and other termination equipment from WTC or other sources. WTC's lines and cables are interconnected with those of other telephone companies in the United States and many other countries through the facilities of SNET and other carriers. WTC provides intrastate toll service through SNET tariffs, as approved by the DPUC. WTC provides intrastate and interstate access through National Exchange Carrier Association Tariff No. 5. WTC has upgraded its switching system to provide for equal access to inter-exchange carriers (e.g., AT&T Corp. ("AT&T"), Sprint Corp., MCI Communications Corp. ("MCI")).


    WTC, SNET Springwich, Inc. and certain other carriers are parties to a limited partnership agreement pursuant to which WTC holds a 1% investment interest in Springwich Cellular Limited Partnership, a limited partnership that provides cellular mobile telephone service. WTC's allocation of profits and losses are determined in accordance with such agreement.

SNET

    GENERAL

    Financial and other information relating to SNET, including information relating to SNET's directors and executive officers, is set forth in SNET's 1995 Annual Report on Form 10-K, 1996 First, Second and Third Quarter Reports on Form 10-Q, 1996 Annual Meeting Proxy Statement and 1996 and 1997 Current Reports on Form 8-K, copies of which may be obtained from SNET as indicated under "AVAILABLE INFORMATION".

    HISTORY AND BUSINESS

    SNET was incorporated in 1986 under the laws of the State of Connecticut and has its principal executive offices at 227 Church Street, New Haven, Connecticut 06510 (telephone number (203)

771-5200). SNET is a holding company engaged through its subsidiaries in operations principally in Connecticut which expanded cellular services in Rhode Island and certain areas in Massachusetts. SNET has business units in the following telecommunications product groups; wireline; wireless; and information and entertainment. Wireline includes The Southern New England Telephone Company's telecommunications services; SNET America, Inc. (providing national and international long-distance services to Connecticut customers); and SNET Diversified Group, Inc. (providing premium telecommunications services and the selling and leasing of communications equipment to residential and business customers). Wireless includes SNET Cellular, Inc. and SNET Mobility, Inc. (providing cellular (wholesale and retail), personal communications and paging resale services). Information and entertainment includes directory publishing, advertising and multimedia services. Non-telecommunications services include SNET Real Estate, Inc. (engaging in leasing commercial real estate) and the holding company (engaging in financial and strategic planning).

CERTAIN REGULATORY CONSIDERATIONS

    GENERAL

    WTC currently is the primary provider of local exchange service in the major portions of the Towns of Woodbury, Southbury, and Bethlehem, Connecticut, and provides local exchange service to small portions of the Towns of Oxford and Roxbury, Connecticut (the area to which WTC provides exchange service being sometimes hereinafter referred to as its "Service Area"). The Service Area was established by agreement with The Southern New England Telephone Company, a wholly-owned subsidiary of SNET and Connecticut's largest incumbent local exchange carrier ("SNETCo"). The Service Area has been accepted by the DPUC and is incorporated in tariffs filed by WTC with the DPUC; however, as described in below, it is likely that recent Connecticut and federal legislation and regulations adopted in connection therewith will enable competitive providers to offer local service in the Service Area. WTC has no geographic limitation on its unregulated business.


    As a public service company, WTC is subject to regulation by the DPUC as to intrastate rates and services, issuance of securities, reporting requirements, and other matters. WTC is also subject to regulation by the FCC as to interstate access charges, reporting requirements, use of a uniform system of accounting established by the FCC for telephone companies, and other matters.


    WTC provides intrastate toll service under terms, conditions and rates consistent with SNETCo tariffs, as approved by the DPUC. The DPUC has recently granted an application by SNETCo to reclassify its intrastate toll service as competitive (as opposed to its previous designation as noncompetitive), thereby allowing SNETCo greater flexibility with respect to its intrastate toll service tariff. Given the recent change in such classification, WTC cannot anticipate the precedential effect, if any, of that change which to date has not had any material impact on WTC's operations or rates for intrastate toll service.

    Effective December 1, 1996, WTC installed and implemented a system to provide intrastate equal access and presubscription in accordance with a DPUC order. If a customer selects an intrastate carrier other than WTC, WTC will be compensated for its services in connection with intrastate toll calls based on access charges. WTC provides intrastate access under terms, conditions and rates consistent with NECA Tariff No. 5. Given its recent adoption of intrastate equal access and presubscription, WTC cannot anticipate the effect thereof, though WTC expects that it will experience a loss, either from reduced revenue or increased cost (or a combination of both). The amount of such loss also may be influenced by the billing and collection arrangement, if any, that WTC maintains from time to time with each of the carriers selected by customers.

    The method for compensating WTC for its services in connection with interstate toll calls is based on access charges. WTC provides interstate access through NECA Tariff No. 5. These access charges are paid by the interstate toll carriers and end users. Under this system, WTC's revenues from interstate toll calling are not affected by the caller's choice of carrier. In 1992, WTC upgraded its switching system to provide for equal access to interstate carriers. While some local exchange carriers or their affiliates have entered into the competitive interstate toll market as a result of legislative and regulatory initiatives, WTC currently is not affiliated with any interstate offering.

    Historically, WTC and other local exchange carriers generally have competed, on an unregulated basis, in the areas of billing and collection of interstate services, and customer premises equipment. WTC offers customer premises equipment on an unregulated basis under an FCC approved plan. An increasing number of customers are providing their own equipment and other facilities in lieu of equipment and facilities leased by WTC. WTC has no geographical limitation on its unregulated business. WTC presently does not derive a material amount of its revenue from its unregulated business.

    FEDERAL TELECOMMUNICATIONS ACT

    Since AT&T was required to divest itself of the 22 Bell operating companies, regulatory and judicial rulings have generally increased competition within the telephone industry, and have deregulated the provision of new terminal equipment and enhanced services. In February 1996, the Federal Telecommunications Act became law. The Federal Telecommunications Act, among other things, removes all barriers to competition in the provision of local telecommunications services and imposes certain obligations on local exchange carriers, like WTC, to facilitate the introduction of competition to the local markets. In August 1996, the FCC issued rules for interconnection between incumbent local exchange carriers and competitive service providers. These rules have been the subject of certain appeals currently pending in federal court, and some rules have been stayed pending judicial review.

    Generally, the Federal Telecommunications Act requires all telecommunications carriers to interconnect with each other and not to install equipment that would preclude interconnectivity. Each local exchange carrier has the duty to not impose unreasonable or discriminatory conditions on the resale of its telecommunications services; provide, to the extent technically feasible, number portability; provide dialing parity and nondiscriminatory access to telephone numbers, operator services, directory assistance and directory listing; allow access to rights of way; and establish reciprocal compensation for the transport and termination of telecommunications.

    The Federal Telecommunications Act also imposes additional obligations on all incumbent local exchange carriers to negotiate in good faith; provide interconnection with the facilities and equipment of any requesting carrier; provide nondiscriminatory access to unbundled network elements; offer any telecommunication service for resale at wholesale rates (based on retail rates less avoided costs); provide public notice of changes that would affect interoperability; and provide for physical collocation of another carrier's equipment necessary for interconnection or access to unbundled network elements.

    As an incumbent local exchange carrier, WTC is not only subject to the duties generally applicable to all local exchange carriers, but also, unless exempt, the additional obligations imposed on incumbents. The Federal Telecommunications Act exempts "rural telephone companies" from such additional obligations. WTC qualifies as such a rural telephone company because it provides telephone exchange services to fewer than 50,000 access lines. Accordingly, WTC is exempt from such additional obligations until it has received a bona fide request for interconnection, services, or network elements, and the DPUC terminates WTC's exemption because the request is not unduly economically burdensome, is technically feasible, and is consistent with universal service principles being developed under the Federal Telecommunications Act.

    To date one competitive carrier, TCI Telephony Services of Connecticut, Inc. ("TCI"), has requested that WTC initiate negotiations concerning interconnection, services and network elements under the Federal Telecommunications Act. WTC has advised TCI of its exemption as a rural telephone company. On November 5, 1996, on TCI's application, the DPUC opened Docket No. 96-11-06 (the "TCI Docket") to conduct the inquiries necessary to determine whether to terminate WTC's exemption. WTC recently reached an agreement in principle with TCI pursuant to which, among other things, WTC would offer for resale by TCI its local, retail telecommunications services at a wholesale price reflecting a discount to be established by the DPUC in a SNETCo docket. In connection with that agreement in principle, TCI withdrew its request to inquire into WTC's exemption, without prejudice if WTC and TCI fail to reach a definitive agreement on resale. Accordingly, the DPUC has closed the TCI Docket. WTC anticipates that other competitive carriers may seek to resell WTC's local, retail telecommunications services in a manner similar to TCI.

    It is likely that irrespective of WTC's obligations under the Federal Telecommunications Act, in 1997 the DPUC will process WTC's dockets opened under the Connecticut Telecommunications Act described below, subject to the regulatory treatment of the Merger by the DPUC. If the DPUC terminates WTC's exemption under the Federal Telecommunications Act or takes other action having a similar effect, WTC anticipates that increased competition in the Service Area will result in market penetration by other carriers, a reduction in WTC's traditional sources of revenues, and increased expenses being incurred by WTC to satisfy its regulatory obligations. In the absence of regulatory relief, local exchange competition and the additional obligations imposed on incumbent local exchange carriers under the Federal Telecommunications Act could seriously threaten the viability of WTC in the long term. In any event, WTC believes that based on the DPUC's actions in implementing the Connecticut Telecommunications Act described below and general industry trends, it is likely that WTC could face local exchange competition and could be materially and adversely affected thereby in the long term.

    CONNECTICUT TELECOMMUNICATIONS ACT

    Prior to the enactment of the Federal Telecommunications Act, Connecticut has taken steps to increase competition in the provision of local exchange telephone service. Effective July 1, 1994, the Connecticut Telecommunications Act promotes broader competition in the Connecticut telecommunications market, with the stated goal of assuring high quality customer and technical services. The Connecticut Telecommunications Act opens Connecticut telecommunications services, including local exchange service, to full competition, and encourages the DPUC to adopt alternative forms of regulation for telephone companies, like WTC. The Federal Telecommunications Act is largely consistent with the Connecticut Telecommunications Act, though the federal pricing provisions could require WTC to charge competitors for services below WTC's cost of providing such services.

    The DPUC has been charged with implementing the Connecticut Telecommunications Act. More than 100 organizations have been certified to operate as telecommunications companies in Connecticut, and approximately 20 (including AT&T, MCI and TCI) have been certified by the DPUC to provide local service. The DPUC has held numerous hearings on, and is nearing the completion of, implementation proceedings for SNETCo and certain other matters having general application to the Connecticut telecommunications market. As a result of proceedings in its dockets, SNETCo has already or shortly will unbundle its local network, resell its local exchange services, and interconnect with competitive carriers. SNETCo also has been granted an alternative form of regulation and reclassified some of its services as competitive (as opposed to emerging competitive or noncompetitive) under the Connecticut Telecommunications Act.

    WTC has been participating in the proceedings involving the implementation of the Connecticut Telecommunications Act, and the DPUC has opened three dockets to examine the cost of providing service, intrastate depreciation rates, and unbundling the local telecommunications network, respectively, for WTC. While WTC's dockets have not been significantly advanced, the DPUC has indicated that the principles developed in the SNETCo dockets are likely to apply equally to WTC. WTC has consistently maintained that such a uniform application may not be appropriate given certain significant differences between SNETCo and WTC. For example, WTC has a different rate and access charge structure, almost all of WTC's telecommunications services are currently classified as noncompetitive, and there is no alternative regulation plan for WTC pending before the DPUC. Unlike the Federal Telecommunications

Act, the Connecticut Telecommunications Act does not provide for any exemption for WTC as a rural or small telephone company.

    Like the potential adverse effect of the Federal Telecommunications Act, the implementation of the Connecticut Telecommunications Act, including the introduction of local exchange competition to the Service Area, could seriously threaten the viability of WTC in the long term. WTC anticipates that the DPUC will process WTC's dockets in 1997, subject to the regulatory treatment of the Merger. Moreover, it is likely that in the near future the DPUC will implement local exchange competition in the Service Area, and as a result of the agreement in principle reached between WTC and TCI in the TCI Docket, WTC will be required to offer its local, retail telecommunications services to competitive carriers at a wholesale price reflecting a discount to be established in a SNETCo docket. While WTC cannot reasonably predict the effect of such competition at this time, absent favorable regulatory treatment, including modifying some of the principles developed in the SNETCo dockets, it is likely that local exchange competition could materially and adversely affect WTC in the long term.

                       DESCRIPTION OF SNET CAPITAL STOCK

    THE DESCRIPTIVE INFORMATION SUPPLIED HEREIN OUTLINES CERTAIN PROVISIONS OF THE SNET ARTICLES, THE SNET BYLAWS, THE RIGHTS AGREEMENT AND THE CONNECTICUT BUSINESS CORPORATION ACT. THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF THE SNET ARTICLES, THE SNET BYLAWS, THE RIGHTS AGREEMENT, AND THE CONNECTICUT BUSINESS CORPORATION ACT.

    The authorized capital stock of SNET consists of 300 million shares of SNET Common Stock, two million shares of preferred stock, par value $50 per share ("Preferred Stock"), and 50 million shares of preference stock, par value $1.00 per share ("Preference Stock"). As of the date of this Prospectus/Proxy Statement there are 65,122,647 shares of SNET Common Stock issued and outstanding and 2,758,512 shares of SNET Common Stock issued and held by SNET as treasury shares. No shares of SNET Preferred Stock or Preference Stock were issued and outstanding.

SNET COMMON STOCK

    Each share of SNET Common Stock is entitled to one vote, which may be cast either in person or by proxy. Holders of SNET Common Stock have no cumulative voting rights with respect to the election of directors and have no preemptive or other rights to purchase additional securities of SNET.

    Each share of SNET Common Stock will have an equal and ratable right to receive dividends, when, as and if declared by the board out of assets legally available therefore and subject to the prior dividend rights of the holders of any Preferred Stock or Preference Stock then outstanding. In the event of a liquidation, dissolution or winding up of SNET, the holders of SNET Common Stock will be entitled to share equally and ratably in the assets available for distribution after the payment of liabilities, subject to any prior rights of holders of any Preferred Stock or Preference Stock then outstanding.

PREFERRED STOCK

    The SNET Board of Directors ("SNET Board") has the authority to issue up to two million shares of Preferred Stock in one or more series, to fix the terms, limitations and relative rights and preferences of any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Dividends on Preferred Stock of each series are cumulative from the date or dates fixed with respect to such series and are paid or declared or set apart for payment for all past dividend periods and for the current dividend period before any dividends (except dividends payable in Preference or SNET Common Stock) shall be declared or paid or set apart for payment on Preference or Common Stock. The SNET Board, without shareholder approval, will be able to issue Preferred Stock with voting and conversion rights which could adversely effect the voting power of the holders of SNET Common Stock.

    Generally, holders of Preferred Stock have no right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meetings of shareholders. However, whenever dividends payable on Preferred Stock at the time outstanding, the outstanding shares of Preferred Stock shall, in addition to any other voting rights, have the exclusive right, voting separately as a class and without regard to series, to elect, at the next regular annual meeting of SNET, two directors of SNET and such right continues until such time as all dividends on Preferred Stock to the latest dividend payment date shall have been paid or declared or set apart for payment.

PREFERENCE STOCK

    The SNET Board has the authority to issue up to 50 million shares of Preference Stock. The Preference Stock ranks after and is junior to the Preferred Stock with respect to payment of dividends, the amount payable upon shares in the event of involuntary liquidation and the amount payable upon shares in the event of voluntary liquidation. The SNET Board has the authority to fix and determine the terms, limitations and relative rights and preferences of the Preference Stock and to establish series and fix and determine the variation as among series.

RIGHTS PLAN


    Under a 1996 shareholders' rights plan ("Rights Plan"), effective February 11, 1997, each share of SNET Common Stock has a purchase right that entitles the holder to purchase one hundredth of a share of Preference Stock at an exercise price of $180.00 (collectively, the "SNET Rights"). The SNET Rights are not exercisable or transferable apart from the SNET Common Stock until a person or group has acquired, or has made an offer for, 20 percent or more of the outstanding SNET Common Stock. In the event that a person or group acquires 20 percent or more of the outstanding SNET Common Stock, each outstanding SNET Right, other than those held by the 20 percent acquiror, is entitled to purchase, at the exercise price of the SNET Rights, a number of shares of SNET Common Stock having a market value of two times the exercise price of the SNET Right. At any time after any person or group acquires, or has made an offer for, 20 percent or more of the outstanding SNET Common Stock, and prior to the acquisition by such person or group of 50 percent or more of the SNET Common Stock, the Board may exchange the SNET Rights (other than the SNET Rights held by such person or group), in whole or in part, at an exchange ratio of one share of SNET Common Stock or one-one hundredth of a share of Preference Stock per SNET Right. The SNET Rights are redeemable at one cent each prior to public announcement that a person or group has acquired beneficial ownership of 20 percent or more of the outstanding SNET Common Stock. The SNET Rights expire on February 11, 2007.


                    MATERIAL DIFFERENCES BETWEEN THE RIGHTS
                        OF HOLDERS OF SNET COMMON STOCK
                              AND WTC COMMON STOCK

    The following is a summary of material differences between the rights of holders of SNET Common Stock and the rights of holders of WTC Common Stock. The rights of the shareholders of SNET and WTC are currently governed primarily by the CBCA and the respective articles of incorporation and bylaws of SNET and WTC. The summary sets forth a list of the material differences and shareholders' rights under the SNET Certificate and the SNET Bylaws and the WTC Certificate and the WTC Bylaws. This discussion, however, is not and does not purport to be an exhaustive list or to identify all differences that may, under any given fact situation, be material to WTC shareholders. Moreover, this discussion is qualified in its entirety by reference to the SNET Certificate, the SNET Bylaws, the WTC Certificate, the WTC Bylaws and the CBCA.

ARTICLES OF INCORPORATION AMENDMENTS


    Under the CBCA, a corporation may amend its articles of incorporation by vote of the board of directors and by the shareholders if the votes cast favoring the action exceed the votes cast opposing the action, unless the articles of incorporation requires a greater number of affirmative votes. The SNET Certificate provides that the affirmative vote of at least 80 percent of the voting power of all of the shares of SNET then entitled to vote generally in the election of directors shall be required to amend or repeal or adopt any provision inconsistent with provisions in the SNET Certificate relating to classification of the SNET Board, the calling of special meetings, unanimous voting for actions by consent and the amendment of the SNET Certificate and the SNET Bylaws, unless such amendment, repeal or adoption has been recommended to the shareholders by a vote of at least two-thirds of the SNET Board.


    The rights of the shareholders of WTC are also governed by the CBCA in addition to the WTC Bylaws and the WTC Certificate. Those provisions of the CBCA pertaining to an amendment of a corporation's articles of incorporation apply to WTC in the same manner as outlined above. The WTC Certificate provides that the affirmative vote of at least 80 percent of the voting power of all of the shares of WTC then entitled to vote generally in the election of directors shall be required to amend or repeal or adopt any provision inconsistent with the provisions in the WTC Certificate denying preemptive rights (i.e., the right of a shareholder to maintain its proportionate share of ownership by purchasing a proportionate share of any new stock issues) to WTC shareholders; and establishing qualifications for, and the minimum and maximum number of, WTC directors and the classification of the WTC Board.

BYLAWS AMENDMENTS


    Under the CBCA, a corporation's board of directors may amend or repeal the corporation's bylaws unless (i) the articles of incorporation or the CBCA reserve this power exclusively to the shareholders in whole or in part or (ii) the shareholders in amending or repealing a particular bylaw expressly provide that the board of directors may not amend or repeal that bylaw. In addition, a corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors. The SNET Bylaws provide that the SNET Bylaws may be amended by the SNET Board or the SNET shareholders provided that the amendment or repeal of provisions in the SNET Bylaws relating to annual and special meetings of the SNET Board and provisions relating to amending the SNET Bylaws require the affirmative vote of the holders of at least 80 percent of the voting power of all of the shares of SNET then entitled to vote generally in the election of directors.


    The rights of the shareholders of WTC are also governed by the CBCA in addition to the WTC Bylaws and the WTC Certificate. Those provisions of the CBCA pertaining to amendment or repeal of a corporation's bylaws apply to WTC in the same manner as outlined above. The WTC Bylaws may be amended by the WTC Board or the WTC shareholders provided that the amendment or repeal of provisions of the WTC Bylaws relating to the removal of a director or the factors (e.g., WTC ratepayers, WTC employees, the community and WTC's duties as a public service company) that the Board may consider in the exercise of its judgment requires the affirmative vote of the holders of at least 80 percent of the voting power of all of the shares of WTC then entitled to vote generally in the election of directors.

DISTRIBUTIONS TO SHAREHOLDERS

    Under the CBCA, a corporation has the power, subject to restrictions in its articles of incorporation, to make distributions to its shareholders unless after giving effect thereto the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation where to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The SNET Certificate does not contain any limitations on such powers.

    The rights of the shareholders of WTC to receive distributions are also governed by the CBCA in addition to the WTC Certificate. Those provisions of the CBCA pertaining to distributions to shareholders apply to WTC shareholders in the same manner as outlined above. The WTC Certificate does not contain any limitation on such powers.

CLASSES OF DIRECTORS


    Under the CBCA, the articles of incorporation may provide for staggering the terms of directors by dividing the total number of directors up to five groups, with each group containing approximately the same percentage of the total, as near may be. The SNET Certificate provides that the directors of SNET, other than those who may be elected by the holders of any class of Preferred or Preference Stock or any series thereof, shall be divided into three classes with each class serving for staggered three year terms. The SNET Bylaws provide that the SNET Board shall consist of not less than three nor more than 17 directors.


    The number and classes of WTC directors are also subject to the provisions of the CBCA in addition to WTC Bylaws and the WTC Certificate. Those provisions of the CBCA pertaining to the total number and classes of permitted directors apply to WTC in the same manner as outlined above. WTC is also governed by the WTC Certificate which provides that WTC shall be managed by a Board of not less than five nor more than nine directors, all of whom shall be shareholders of WTC. The WTC Certificate also provides that the Board shall be divided into three classes of directors, specified as Classes I, II, and III, as nearly equal in number as possible. The WTC Board fixes the number of directors and each class thereof, and the classification of WTC directors was effected at the 1989 annual meeting of WTC shareholders, during which three Class I directors were elected for a one-year term, three Class II directors were elected for a two-year term, and three Class III directors were elected for a three-year term. After such initial classification, the WTC Certificate further provides that successors to the class of directors whose terms expire at the succeeding annual meetings of WTC shareholders shall be elected for three-year terms. Directors are required to hold office until their terms expire and until a successor is elected, except that if any director attains the age of 70 during his term, such term shall end on the date of the next annual meeting of the WTC shareholders and a replacement director shall be elected to fill the unexpired term. The WTC Bylaws reference the WTC Certificate for determining the qualifications, number and classes of directors.


REMOVAL OF DIRECTORS

    Under the CBCA, the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. The SNET Bylaws provide that any director may be removed from office at any time but only either by the affirmative vote of the holders of at least 80 percent of the voting power of the shares of the corporation then entitled to vote generally in the election of directors or by the SNET Board for cause pursuant to a resolution approved by a majority of the entire SNET Board upon not less than 10 nor more than 60 days written notice of the meeting at which said resolution is to be presented.

    The removal of WTC directors is also governed by the CBCA in addition to the WTC Bylaws and the WTC Certificate. Those provisions of the CBCA pertaining to the removal of directors apply to WTC in the same manner as outlined above. The WTC Bylaws provide that any director may be removed from office only for cause by the affirmative vote of the holders of at least 80 percent of the voting power of the shares of WTC then entitled to vote generally in the election of directors, at a meeting the notice of which shall include a notice of such proposed action. The WTC Bylaws further provide that cause for removal shall only exist if a director has been convicted of a felony in a final adjudication by a court of competent jurisdiction, or if a director has willfully engaged in gross misconduct which is materially and demonstrably injurious to WTC. The WTC Certificate does not contain any limitations on removal of directors.

MEETINGS OF SHAREHOLDERS

    Under the CBCA, special meetings of shareholders may be called by the board of directors or the person or persons authorized to do so by the articles of incorporation or bylaws or the holders of 35 percent, in the case of a public company such as SNET, of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting if such holders sign, date and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. The SNET Bylaws and the SNET Certificate provide that special meetings of shareholders of SNET may be called only by the SNET Board pursuant to a resolution approved by a majority of the entire SNET Board.

    Special meetings of WTC shareholders are also governed by the CBCA in addition to the WTC Bylaws and the WTC Certificate. Those provisions of the CBCA pertaining to special meetings of shareholders apply to WTC in the same manner as outlined above, except that the holders of 10 percent of WTC Common Stock (as opposed to 35 percent in the case of other public companies such as SNET) may so request a special meeting. Such difference exists because SNET owned more than 10 percent of WTC

Common Stock as of February 1, 1988. The WTC Bylaws also provide that special meetings of shareholders of WTC may be called at any time by WTC's President or the WTC Board and that the President shall call a special meeting upon receipt of a written request to do so by WTC shareholders representing at least 10 percent of the outstanding voting power. The WTC Certificate does not address special meetings of shareholders.

ACTION BY SHAREHOLDERS WITHOUT MEETING

    Under the CBCA, any action which may be taken at a meeting of shareholders may be taken without a meeting by consent in writing setting forth the action taken or to be taken signed by all of the persons who would be entitled to vote upon such action at a meeting or by their duly authorized attorneys. However, if the articles of incorporation so provide, shareholder action may be taken by written consent setting forth the action to be taken signed by all of the persons holding such designated proportion, not less than a majority, of the voting power of shares entitled to vote thereon or to take such action, as may be provided in the articles of incorporation, or by their duly authorized attorneys. The SNET Certificate provides that whenever shareholders are required or permitted to take any action by vote, such action may be taken without a meeting by written consent setting forth the actions so taken but only if such written consent is signed by all of the persons who would be entitled to vote upon such action at a meeting.

    Any action taken by WTC shareholders without a meeting is governed by the CBCA in addition to the WTC Bylaws and the WTC Certificate. Those provisions of the CBCA pertaining to action taken by shareholders without holding a meeting apply to WTC shareholders in the same manner as outlined above. Neither the WTC Bylaws nor the WTC Certificate contains any provisions specifically addressing actions by shareholders without a meeting.

MERGERS AND ACQUISITIONS

    Under the CBCA, as a general matter, a corporation may merge with another corporation or acquire all of the outstanding shares of another corporation if the boards of directors and a majority of the votes entitled to be voted on the merger or exchange by the shareholders of each corporation approve such merger or exchange. Under prior law, which applies to corporations incorporated before January 1, 1996, such as SNET and WTC, the affirmative vote of two-thirds of the voting power of the holders of the outstanding shares entitled to vote thereon is required, unless the corporation's articles of incorporation provide otherwise. The SNET Certificate and the WTC Certificate, respectively, do not provide for a majority vote of shareholders in connection with the approval of a merger or share exchange, and therefore, the two-thirds voting requirement would normally apply. The Merger, however, requires the affirmative vote of the holders of 80 percent of the voting power of all of the outstanding shares of WTC Common Stock and the holders of two-thirds of the outstanding shares of WTC Common Stock other than WTC Common Stock held by SNET or any affiliate or associate of SNET, as described under interested shareholder transactions below.

INTERESTED SHAREHOLDER TRANSACTIONS


    Under Connecticut law, certain transactions between a Connecticut corporation and an interested shareholder (which is defined as a beneficial owner of 10 percent or more of the voting power of the then outstanding shares of voting stock of the corporation, or an affiliate of the corporation which at any time during the two year period prior to the transaction was the beneficial owner of 10 percent or more of the voting power of the then outstanding shares of voting stock of the corporation), are prohibited absent compliance with specific authorization requirements. CBCA Section 33-841 prohibits business combinations (which include, without limitation, mergers, consolidations, sales of assets having an aggregate book value of 10 percent or more of the total market value of the outstanding shares of the corporation or its net worth, the issuance or transfer of equity securities having an aggregate market value of five percent or more of the total market value of the outstanding shares of the corporation, the adoption of a resolution calling for the liquidation or dissolution of the corporation proposed by or on behalf of the interested shareholder, or reclassification of securities or merger having the effect of increasing by five percent or more of the proportionate amount of securities owned by an interested shareholder) with or for the benefit of an interested shareholder or its affiliates or associates unless such business combination is approved by the board of directors and receives the affirmative vote of 80 percent of the voting power of all of the outstanding shares of voting stock and two-thirds of the voting power of the outstanding shares of the voting stock exclusive of the stock held by the interested shareholder and its affiliates and its associates. The provision is inapplicable where, among other things, the consideration to be received by shareholders for their shares in the business combination meet certain pricing and form criteria. Connecticut corporations are permitted to exclude certain business combinations in certain instances from the voting requirements of this provision by board resolution. The WTC Board has not adopted such exclusion.


    CBCA Section 33-841 applies to the Merger because SNET owns 36.5 percent of WTC Common Stock. Accordingly, unless the Merger qualifies for exemption, the Merger must be authorized by the affirmative votes of at least 80 percent of all of the outstanding shares of WTC Common Stock and two-thirds of the outstanding shares of WTC Common Stock not held by SNET and its affiliates and associates. Although the terms of the Merger satisfy the exemption provisions pertaining to the minimum consideration to be received by WTC shareholders in the transaction, other requirements for exemption (e.g., the form of consideration) cannot be satisfied because, among other reasons, the Merger has been structured as a tax-deferred exchange, and SNET's historic ownership of WTC Common Stock, which can be traced to a transaction between WTC and SNET in 1910, may not comply with the technical rules circumscribing share ownership by the interested shareholder. As a result, the Merger will be prohibited unless authorized by the affirmative votes in compliance with CBCA Section 33-841. (See "SUMMARY--Vote Required.")


    A similar provision of the CBCA prohibits business combinations (defined for purposes of this provision to include a merger or a consolidation of the corporation or any subsidiary of the corporation, a sale or other disposition of assets) having a market value equal to 10 percent or more of the aggregate market value of all of the outstanding stock of the corporation or representing 10 percent or more of the earning power or net income of the corporation, the issuance or transfer by the corporation or a subsidiary of the corporation of stock of such corporation or subsidiary having an aggregate market value equal to five percent or more of the aggregate market value of all outstanding stock of the corporation (other than through a pro rata dividend or the exercise of warrants or other rights or the conversion of convertible securities), the adoption of a plan or proposal for the complete or partial liquidation of the corporation or a subsidiary or payment of certain dividends having an aggregate market value equal to five percent or more of the aggregate market value of the corporation and proposed by an interested shareholder or an affiliate or an associate, or any reclassification of securities or merger which has the effect of increasing the proportionate share of any class or series of voting stock (or securities convertible into voting stock) owned by the interested shareholder and is proposed by an interested shareholder or an affiliate or an associate, or the receipt by the interested shareholder or an affiliate or associate of any financial benefit from the corporation (other than proportionately as a shareholder of the corporation) with interested shareholders (which is defined as a beneficial owner of 10 percent or more of the voting power of the outstanding shares of voting stock of the corporation, or an affiliate or associate of the corporation which at any time during the five year period prior to the transaction was the beneficial owner of 10 percent or more of the voting power of the then outstanding shares of voting stock of the corporation) within a five year period after such shareholder became an interested shareholder unless such business combination is approved by the board of directors and a majority of the non-employee directors of which there must be at least two, prior to such interested shareholders' stock acquisition date.


    The foregoing provision of the CBCA is not applicable to the Merger, as SNET acquired its share ownership in WTC more than five years prior to the date of the Merger Agreement.

FIDUCIARY DUTY


    As permitted under Connecticut law, the SNET Certificate limits in certain circumstances the monetary liability of directors to SNET and its shareholders for a breach of their fiduciary duty as directors to the amount of their compensation for serving SNET as directors during the year of the violation. These provisions do not eliminate the liability of a director if such breach (i) involved a knowing and culpable violation of law by the director, (ii) enabled the director or an associate, as defined in CBCA Section 33-840, to receive an improper personal economic gain, (iii) showed a lack of good faith and a conscious disregard for the duty of the director to SNET under circumstances in which the director was aware his or her conduct or omission created an unjustifiable risk of serious injury to SNET, (iv) constituted a sustained and unexecuted pattern of inattention that amounted to an application of the director's duty to SNET, or (v) created liability under provisions of the CBCA relating to the distribution of assets of SNET whether by dividend, purchase or redemption of shares or otherwise in violation of the CBCA. In addition, these provisions do not eliminate the liability of a director for violation of federal securities laws, nor do they limit the rights of SNET or its shareholders in appropriate circumstances to seek equitable remedy such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.


    The WTC Certificate does not contain any limitation for the monetary liability of directors to WTC and its shareholders for a breach of their fiduciary duties as directors.


    Under Connecticut law, a director shall discharge his duties as a director, including his duties as a member of a committee in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner he or she reasonably believes to be in the best interest of the corporation. In discharging his duties, a director may rely on information, opinions, reports or statements prepared or presented by corporate officers or employees whom the director believes to be reliable and competent in the matters presented, by legal counsel, public accountants and other persons as to matters the director reasonably believes are within the person's professional or expert competence, or by a committee of the board of directors of which he is not a member if the director reasonably believes the committee merits confidence. In approving a merger, consolidation or sale of all or substantially all of the assets of a corporation, a director in determining what he reasonably believes to be in the best interest of the corporation is to consider (i) the long-term as well as the short-term interests of the corporation, (ii) the interests of the shareholders, long-term as well as short-term, including the possibility that those interests may best be served by the continued independence of the corporation, (iii) the interests of the corporation's employees, customers, creditors and suppliers, and (iv) community and societal considerations including those of any community in which any office or other facility of the corporation is located. A director who so performs those duties shall be presumed to have no liability by reason of being a director or having been a director of the corporation.

                          RESALE OF SNET COMMON STOCK

    The SNET Common Stock to be issued in the Merger to holders of WTC Common Stock who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more stockholders) of WTC or SNET may be resold by them under the Securities Act. It is a condition to consummation of the Merger that each holder of WTC Common Stock who is deemed by WTC to be an affiliate has entered into an agreement with SNET providing, among other things, that such affiliate will not transfer any SNET Common Stock received by such affiliate in the Merger except in compliance with the Securities Act. This Prospectus/Proxy Statement does not cover any resales of SNET Common Stock received by affiliates of WTC.

                         VALIDITY OF SNET COMMON STOCK

    The validity of the SNET Common Stock being offered hereby is being passed upon for SNET by Madelyn M. DeMatteo, General Counsel of SNET. Ms. DeMatteo is also a shareholder of SNET and holds options to purchase additional shares of SNET Common Stock.

                                    EXPERTS


    The financial statements and financial statement schedules of WTC incorporated by reference and/or included in WTC's Annual Reports (Forms 10-K) for the years ended December 31, 1996, and 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included and/or incorporated by reference therein and incorporated herein by reference. Such financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm in accounting and auditing.


    The consolidated balance sheets of SNET as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, included in SNET's 1995 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of said firm as experts in accounting and auditing.

                                                                         ANNEX A


               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
                          DATED AS OF DECEMBER 6, 1996


                                     AMONG

              SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION,
                       SNET ACQUISITION SUBSIDIARY, INC.
                                      AND
                         THE WOODBURY TELEPHONE COMPANY

                               TABLE OF CONTENTS


                                                                                                                       PAGE
                                                                                                                       -----
ARTICLE I
           THE MERGER.............................................................................................           1
           1.1        The Merger: Surviving Corporation...........................................................           1
           1.2        Effective Time: Filing Date.................................................................           1
           1.3        Closing.....................................................................................           1
           1.4        Effect of the Merger........................................................................           1
           1.5        Further Assurances..........................................................................           1

ARTICLE II
           CONVERSION OF SHARES...................................................................................           2
           2.1        Conversion of WB Common Stock...............................................................           2
           2.2        Treasury Shares; Shares owned by WB or SNET.................................................           2
           2.3        Fractional Shares...........................................................................           2
           2.4        Rights of WB Shareholders...................................................................           2
           2.5        Closing of WB Transfer Books................................................................           3
           2.6        Exchange of Certificates; Dividends.........................................................           3
           2.7        Adjustments.................................................................................           3
           2.8        Dissenters' Rights..........................................................................           3

ARTICLE III
           CERTIFICATES; BYLAWS; OFFICERS AND DIRECTORS...........................................................           4
           3.1        Certificates of Incorporation...............................................................           4
           3.2        Bylaws......................................................................................           4
           3.3        Officers and Directors......................................................................           4

ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF WB...................................................................           4
           4.1        Organization................................................................................           4
           4.2        No Subsidiaries.............................................................................           4
           4.3        Capital Stock...............................................................................           4
           4.4        Financial Statements: Material Liabilities..................................................           4
           4.5        SEC Filings.................................................................................           5
           4.6        Title.......................................................................................           5
           4.7        Employee Relations..........................................................................           5
           4.8        Contracts...................................................................................           6
           4.9        Customers...................................................................................           6
           4.10       Accounts Payable............................................................................           6
           4.11       Litigation; Disputes........................................................................           6
           4.12       Real and Personal Property..................................................................           7
           4.13       Insurance...................................................................................           7
           4.14       Taxes.......................................................................................           7
           4.15       Patents, Trademarks, Copyrights and Other Intellectual Property.............................           8
           4.16       Absence of Certain Changes or Events........................................................           8
           4.17       Compliance with Law.........................................................................           8
           4.18       Environmental Matters.......................................................................           9
           4.19       Transfer Act................................................................................          11
           4.20       No Violation; Consents......................................................................          11

                                                                                                                       PAGE
                                                                                                                       -----
           4.21       Pension and Welfare Plans...................................................................          11
           4.22       Related Party Transactions..................................................................          13
           4.23       Compensation of Directors, Officers and Employees...........................................          13
           4.24       Bank Accounts, Etc..........................................................................          13
           4.25       Books of Account; Minute Books..............................................................          13
           4.26       Authorization...............................................................................          13
           4.27       Registration Statement......................................................................          13
           4.28       Affiliates..................................................................................          14
           4.29       Conflicting Interests.......................................................................          14
           4.30       Certain Payments............................................................................          14
           4.31       Accuracy of Representations.................................................................          14

ARTICLE V
           REPRESENTATIONS AND WARRANTIES OF SNET AND SAS.........................................................          14
           5.1        Organization................................................................................          14
           5.2        Capital Stock...............................................................................          14
           5.3        SEC Filings.................................................................................          14
           5.4        Absence of Certain Changes or Events........................................................          15
           5.5        No Violation; Government Consent............................................................          15
           5.6        Authorization...............................................................................          15
           5.7        Registration Statement......................................................................          16
           5.8        Validity of Securities......................................................................          16
           5.9        Accuracy of Representations.................................................................          16

ARTICLE VI
           COVENANTS OF WB........................................................................................          16
           6.1        Consents; Approvals.........................................................................          16
           6.2        Shareholder Approval; Registration Statement................................................          16
           6.3        Conduct of the Business of WB...............................................................          17
           6.4        Acquisition Proposals.......................................................................          18
           6.5        Letter of WB's Accountants..................................................................          19
           6.6        Best Efforts................................................................................          19

ARTICLE VII
           COVENANTS OF SNET AND SAS..............................................................................          19
           7.1        Consents; Approvals.........................................................................          19
           7.2        Registration Statement......................................................................          19
           7.3        Blue Sky....................................................................................          19
           7.4        Listing.....................................................................................          19
           7.5        Certain Actions.............................................................................          19
           7.6        Best Efforts................................................................................          19

ARTICLE VIII
           COVENANTS APPLICABLE TO ALL PARTIES....................................................................          20
           8.1        Reasonable Efforts..........................................................................          20
           8.2        Public Announcements........................................................................          20
           8.3        Notification of Certain Matters.............................................................          20
           8.4        Hart-Scott-Rodino Act Filing................................................................          20

                                                                                                                       PAGE
                                                                                                                       -----
ARTICLE IX
           ACCESS AND CONFIDENTIALITY.............................................................................          20
           9.1        Access......................................................................................          20
           9.2        Confidentiality.............................................................................          21

ARTICLE X
           CONDITIONS TO OBLIGATIONS OF SNET AND SAS..............................................................          21
           10.1       Performance.................................................................................          21
           10.2       Consents Obtained...........................................................................          21
           10.3       No Litigation...............................................................................          21
           10.4       Documents to be Delivered...................................................................          21

ARTICLE XI
           CONDITIONS TO THE OBLIGATION OF WB.....................................................................          22
           11.1       Performance.................................................................................          22
           11.2       Consents Obtained...........................................................................          22
           11.3       No Litigation...............................................................................          22
           11.4       Documents to be Delivered...................................................................          22

ARTICLE XII
           CONDITIONS APPLICABLE TO ALL PARTIES...................................................................          23
           12.1       Shareholder Approval........................................................................          23
           12.2       Suspension of Trading.......................................................................          23
           12.3       Regulatory Approvals........................................................................          23
           12.4       Effectiveness of the Registration Statement.................................................          23
           12.5       No Orders...................................................................................          23
           12.6       HSR Act.....................................................................................          23
           12.7       New York Stock Exchange.....................................................................          23
           12.8       Fairness Opinion............................................................................          23

ARTICLE XIII
           TERMINATION; AMENDMENT; WAIVER.........................................................................          23
           13.1       Termination.................................................................................          23
           13.2       Amendment...................................................................................          24
           13.3       Waiver......................................................................................          24

ARTICLE XIV
           MISCELLANEOUS..........................................................................................          24
           14.1       Survival....................................................................................          24
           14.2       Woodbury Management Employees...............................................................          24
           14.3       Community Activities........................................................................          24
           14.4       Expenses....................................................................................          24
           14.5       Brokers; Finder Fees........................................................................          24
           14.6       Notices.....................................................................................          24
           14.7       Governing Law...............................................................................          25
           14.8       Non-Assignability...........................................................................          25
           14.9       Entire Agreement............................................................................          25
           14.10      Counterparts................................................................................          25
           14.11      Indemnification and Insurance...............................................................          25
           14.12      Interpretation..............................................................................          26

    THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of December 6, 1996 among Southern New England Telecommunications Corporation, a Connecticut corporation ("SNET"), SNET Acquisition Subsidiary, Inc., a Connecticut corporation and a wholly-owned subsidiary of SNET ("SAS"), and The Woodbury Telephone Company, a Connecticut corporation ("WB").

                                    RECITALS

    WHEREAS, the authorized capital stock of WB consists of 1,250,000 shares of Common Stock par value $2.50 ("WB Common Stock"). As of December 6, 1996, 769,107 shares of WB Common Stock were issued and outstanding, and no shares of WB Common Stock were issued and held by WB as treasury shares. Each share of WB Common Stock is entitled to one vote per share;

    WHEREAS, the authorized capital stock of SAS consists of 1,000 shares of Common Stock, par value $.01 ("Sub Common Stock"), all of which are issued and outstanding and are owned by SNET;

    WHEREAS, the authorized capital stock of SNET consists of 300,000,000 shares of Common Stock, $1.00 par value ("SNET Common Stock"), 2,000,000 shares of Preferred Stock, $50.00 par value, and 50,000,000 shares of Preference Stock, $1.00 par value. As of December 6, 1996, 65,122,647 shares of SNET Common Stock were issued and outstanding, 2,758,512 shares were issued and held by SNET as treasury shares, and no shares of SNET Preferred or Preference Stock were issued and outstanding;

    WHEREAS, it is intended that the merger of SAS into WB (the "Merger") be pursuant to the laws of the State of Connecticut and shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended; and

    WHEREAS, the respective Boards of Directors of WB, SAS and SNET deem the Merger desirable and in the best interests of their respective shareholders and have duly approved this Agreement and directed that, in the case of WB, this Agreement be submitted to its shareholders for approval.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER: SURVIVING CORPORATION. In accordance with the provisions of this Agreement and the Connecticut Business Corporation Act (the "CBCA"), SAS shall be merged with and into WB, and the separate corporate existence of SAS shall cease. WB, as the surviving corporation, shall continue to be governed by the CBCA. SAS and WB are hereinafter referred to as the "Constituent Corporations," and WB is hereinafter sometimes referred to as the "Surviving Corporation."

    1.2 EFFECTIVE TIME: FILING DATE. Subject to the provisions of this Agreement, the certificates of merger required under applicable law (the "Merger Certificates") shall be filed with the Secretary of the State of Connecticut on the day of the Closing (as defined in Section 1.3 hereof) or on such other date as the parties agree. The Merger shall become effective at the time of such filing with the Secretary of the State of Connecticut (the "Effective Time").

    1.3 CLOSING. The closing (the "Closing") under this Agreement shall be held at the offices of Day, Berry & Howard, 185 Asylum Street, CityPlace I, Hartford, Connecticut, or at such other place as the parties agree, at 10:00 A.M. on a date no later than ten days following the receipt of all regulatory approvals.

    1.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided under Connecticut law. As of the Effective Time, the separate existence of SAS shall cease and the corporate existence and identity of WB shall be a direct wholly-owned subsidiary of SNET.

    1.5 FURTHER ASSURANCES. If at any time after the Effective Time, the Surviving Corporation shall consider that any deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, its right, interest or title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its officers and directors may, shall and will execute and deliver in the name and on behalf of the Constituent Corporations all such property, deeds, assignments and assurances in law and do all acts necessary or desirable to vest, perfect or confirm all rights, interest or title to such property or right in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II
                              CONVERSION OF SHARES

    The manner and basis of exchanging the shares of WB shall be as follows:

    2.1  CONVERSION OF WB COMMON STOCK.

    (a) At the Effective Time, SAS will merge with and into WB, by the filing with the Secretary of the State of Connecticut of the Merger Certificates; and each share of WB Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of WB Common Stock owned by SNET), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, and shall be exchangeable for that number of shares of SNET Common Stock (including related rights to purchase shares of SNET Common Stock pursuant to the Rights Agreement, dated as of December 11, 1996, between SNET and State Street Bank and Trust Company) equal to the product of one share of SNET Common Stock times a fraction, the numerator of which is $43.00 and the denominator of which is equal to the average of the closing prices (the "Average Closing Price") of one share of SNET Common Stock as reported on the New York Stock Exchange for the ten trading days ending on the fifth business day prior to the Effective Time (the "Merger Consideration"); PROVIDED that in the event the Average Closing Price is less than $30.00, then the Merger Consideration shall be determined in accordance with the foregoing formula based on a deemed Average Closing Price of $30.00 and WB shall have the option to consummate the Merger based on such deemed Average Closing Price and, if WB does not opt to do so, then SNET shall have the option to terminate the Merger pursuant to Article XIII, and in the event the Average Closing Price is more than $49.00, then the Merger Consideration shall be determined in accordance with the foregoing formula based on a deemed Average Closing Price of $49.00 and SNET shall have the option to consummate the Merger based on such deemed Average Closing Price and, if SNET does not opt to do so, then WB shall have the option to terminate the Merger pursuant to Article XIII.

    (b) At the Effective Time, each share of Sub Common Stock outstanding prior to the Merger shall be converted into 1,000 shares of the Surviving Corporation, so that SNET will be the sole and exclusive owner of equity securities of the Surviving Corporation.

    2.2 TREASURY SHARES; SHARES OWNED BY WB OR SNET. Each share of WB Common Stock issued and held in the treasury of WB or owned by SNET immediately prior to the Effective Time shall be canceled, retired and shall cease to exist, and no right to receive SNET Common Stock shall arise with respect thereto.

    2.3 FRACTIONAL SHARES. No fractional shares of SNET Common Stock shall be issued in the Merger. In lieu thereof, SNET shall issue to any holder of certificates of WB Common Stock otherwise entitled to a fractional share, upon surrender of such certificates in accordance with the instructions furnished by SNET, a check for an amount of cash equal to the fraction of a share of SNET Common Stock multiplied by $43.00.

    2.4 RIGHTS OF WB SHAREHOLDERS. The holders of certificates representing shares of WB Common Stock, other than SNET, shall, by virtue of the Merger, cease to have rights as shareholders of WB and their sole right shall be the right to receive the Merger Consideration for each share of WB Common Stock.

    2.5 CLOSING OF WB TRANSFER BOOKS. At the Effective Time, the stock transfer books of WB shall be closed, and no transfer of shares of capital stock of WB shall thereafter be made. If, after the Effective Time, certificates representing shares of WB Common Stock (the "WB Certificates") are presented to the Surviving Corporation or the Exchange Agent (as defined in Section 2.6) by shareholders of record of WB Common Stock other than SNET, they shall be canceled or exchanged for SNET Common Stock and, if required, cash in lieu of fractional shares as provided in this Article II.

    2.6  EXCHANGE OF CERTIFICATES; DIVIDENDS.

    (a) At the Effective Time, SNET or SAS shall deposit with State Street Bank and Trust Transfer Services (the "Exchange Agent"), for the benefit of the holders of shares of WB Common Stock, certificates representing shares of SNET Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, make the deliveries provided for in Section 2.1 using such SNET Common Stock. Promptly after the Effective Time, the Exchange Agent shall mail to each WB shareholder of record (other than SNET) as of immediately prior to the Effective Time, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the WB Certificates shall pass, only upon proper delivery of the WB Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the WB Certificates for conversion and exchange thereof. Upon surrender to the Exchange Agent of a WB Certificate, in accordance with the instructions thereto, the holder of such WB Certificate shall be entitled to receive in exchange therefor SNET Common Stock allocable to such WB Certificate (and cash in lieu of any fractional share), and such WB Certificate shall forthwith be canceled. If SNET Common Stock is to be issued to a person other than the person in whose name the WB Certificate is registered, it shall be a condition of exchange that the WB Certificate so surrendered shall be properly endorsed with signatures guaranteed, or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance or delivery to such person or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with this Section 2.6, each WB Certificate shall represent solely the right to receive the Merger Consideration in the form and manner provided herein.

    (b) No dividends or other distributions that are otherwise payable on such SNET Common Stock shall be paid to persons entitled to receive such Stock until such persons surrender their WB Certificates. Upon such surrender, there shall be paid to such person any dividends which shall have become payable with respect to such WB Certificates (less the amount of taxes, if any, which may have been imposed thereon) between the Effective Time and the time of such surrender. Notwithstanding the above, neither the Exchange Agent nor any party hereto shall be liable for any SNET Common Stock or dividend or distribution thereon delivered to any government agency pursuant to any abandoned property, escheat or similar law.

    2.7 ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, the outstanding shares of SNET Common Stock or WB Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or similar event, or a stock dividend thereon shall be declared with a record date within such period, then the number of shares of SNET Common Stock into which shares of WB Common Stock are to be converted shall be correspondingly adjusted.

    2.8 DISSENTERS' RIGHTS. Any shareholder of WB demanding dissenters' rights as provided in CBCA Sections 33-855 to 33-872, inclusive, and who does not satisfy all requirements for the exercise of dissenters' rights under said sections of the CBCA, shall be bound by this Agreement in accordance with its terms. If any such dissenting shareholder of WB shall not satisfy such requirements, the shares held by such dissenting shareholder of WB shall thereupon be treated as though such shares had been converted into the right to receive the Merger Consideration pursuant to Section 2.1 of this Agreement, and each WB

Certificate shall represent solely the right to receive the Merger Consideration in the form and manner provided in this Agreement.

                                  ARTICLE III
                  CERTIFICATES; BYLAWS; OFFICERS AND DIRECTORS

    3.1 CERTIFICATES OF INCORPORATION. At and after the Effective Time, the Certificate of Incorporation of WB, as in effect on the date hereof, shall be the Certificate of Incorporation of the Surviving Corporation, until altered or amended.

    3.2 BYLAWS. The Bylaws of WB, as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until altered, amended or repealed.

    3.3 OFFICERS AND DIRECTORS. The persons who are officers and directors of SAS immediately prior to the Effective Time shall, after the Effective Time, be officers and directors of the Surviving Corporation until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF WB

    WB represents and warrants to SNET and SAS as follows:

    4.1 ORGANIZATION. WB is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and has the corporate power to own or lease its properties and to carry on its business as now being conducted. WB has provided to SNET a true and complete copy of each of its Certificate of Incorporation and Bylaws as in full force and effect on the date hereof.

    4.2 NO SUBSIDIARIES. WB has no subsidiaries and does not directly or indirectly own, control or have an interest in any corporation, partnership, joint venture or other entity, except for a one percent (1%) limited partnership interest in Springwich Cellular Limited Partnership.

    4.3 CAPITAL STOCK. The authorized, issued and outstanding capital stock of WB is as set forth in the preamble to this Agreement and all of such capital stock which is issued and outstanding is validly issued, fully paid and nonassessable and free of preemptive rights. There is no option, warrant, call or commitment in effect to which WB is a party, including any employee stock options, relating to unissued or treasury shares of WB Common Stock, and WB is not a party to any other agreement or instrument with respect to the purchase, sale or voting of WB Common Stock.

    4.4  FINANCIAL STATEMENTS: MATERIAL LIABILITIES.

    (a) WB has delivered to SNET balance sheets of WB as of December 31, 1995 and 1994, and the related statements of operations and cash flows for the two years ended December 31, 1995 accompanied by the related opinions of Ernst & Young, L.L.P. In addition, WB has delivered to SNET unaudited balance sheets of WB as of September 30, 1996 and the related unaudited statement of operations and cash flows for the nine-month period ended on such date. WB agrees to deliver to SNET promptly until the Effective Time, such quarterly unaudited balance sheets and related statements of operations and cash flows. All such financial statements, together with any notes thereto (i) present fairly, in all material respects, the financial position, results of operations and cash flows as of the dates and for the respective periods referred to, and (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to fiscal year-end audit adjustments in the case of unaudited interim financial statements.

    (b) At September 30, 1996, WB had no material indebtedness or liabilities, whether accrued, absolute or contingent, including, but not limited to, any material liabilities with respect to any Plan as defined in

Section 4.21, except to the extent shown or provided for on its balance sheets. Other than in the ordinary course of business and except for the transactions contemplated by this Agreement and as provided in SCHEDULE 4.4, WB has incurred no material indebtedness, liability or obligation (whether accrued, absolute or contingent) including, but not limited to, any material liabilities with respect to any Plan as defined in Section 4.21, since September 30, 1996.

    (c) WB maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general and specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the rendered accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

    4.5 SEC FILINGS. WB has filed with the SEC all forms, reports and documents required to be filed with the SEC since January 1, 1993 and has delivered to SNET true and complete copies of its (i) Annual Report on Form 10-K for the years ended December 31, 1995, December 31, 1994 and December 31, 1993, as filed with the SEC, (ii) proxy statements relating to all of WB's meetings of stockholders (whether annual or special) since September 30, 1993, and (iii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by WB with the SEC since September 30, 1993 (collectively, the "SEC Filings"). As of their respective dates, the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of WB included in the SEC Filings (including the related notes and schedules) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the assets, liabilities and financial position of WB as of the dates thereof and the results of operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

    4.6 TITLE. WB has good and marketable title to, or, in the case of leases and licenses, valid and subsisting leasehold interests or licenses in, all of its properties and assets of whatever kind (whether real or personal, tangible or intangible) necessary for the operation of its business and has good and marketable title to all other assets and properties shown as owned by it on the balance sheet of WB as of December 31, 1995 (the "Audited Balance Sheet"), in each case free of all mortgages, liens, security interests, charges and encumbrances of any nature whatsoever, except as stated in SCHEDULE 4.6 or, in the case of any mortgage, lien, security interest, charge or other encumbrance which does not relate to financing or indebtedness, except those which, alone or in the aggregate, do not materially detract from the value, or interfere with the present use, of any material asset or property of WB or otherwise materially impair the business of WB.

    4.7 EMPLOYEE RELATIONS. Set forth on SCHEDULE 4.7 are all labor and collective bargaining agreements to which WB is a party or by which it is bound. Since January 1, 1993, no unfair labor practice charges or complaints have been filed (or have been pending) against WB with the National Labor Relations Board, WB has no knowledge of any event or circumstance which is reasonably likely to give rise to the filing of any unfair labor practice charge or complaint, and WB has not received any notice or communication reflecting an intention or a threat to file any such charges or complaint. Except as disclosed on SCHEDULE 4.7, during the last five years, WB has complied in all material respects with all applicable laws, rules, or regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, the withholding and payment of taxes and contributions, safety and civil rights. During the last five years, there have been no general work stoppages or other such controversies.

    4.8  CONTRACTS.

    (a) Except as set forth in Schedule 4.8, WB is not a party to or is bound by any written, and to the knowledge of WB, is not a party to or is bound by any oral (i) contract for the employment of any officer, employee or consultant which is not terminable without liability on 30 days' (or less) notice and does not provide for any further payments following such termination, or contract with a former officer or employee, or (ii) profit-sharing, severance, change-in-control, bonus, employee stock ownership, pension, retirement, deferred compensation, stock option, or similar plan or agreement.

    (b) Except as disclosed in SCHEDULE 4.8 and as provided herein, WB is neither a party to, nor is otherwise bound by, any (i) mortgage, indenture, debenture, note or installment obligation, the unpaid balance of which exceeds $25,000, or other instruments for, or relating to, any borrowing of money by WB, the unpaid balance of which exceeds $25,000; (ii) guaranty of any obligation for borrowing and other guaranties, which in the aggregate exceed $25,000; (iii) agreement for the sale or lease of any material amount of its assets (other than sales in the ordinary course of business) or part of its business or for the grant of preferential rights to purchase or lease any material amount of its assets or part of its business; (iv) material purchase agreement or material long-term (i.e., more than one year) purchase, sale or supply agreement; (v) contract or commitment to perform services by or for Woodbury, involving in any one case $25,000 or more; (vi) contract or commitment limiting or restricting it from engaging in competing lines of business with any person, firm, corporation or other entity; (vii) confidentiality agreement other than such an agreement entered into in the ordinary course of business; (viii) material lease; or (ix) material contract not made in the ordinary course of business. WB has complied in all material respects with all contracts, agreements, leases and instruments identified in SCHEDULE 4.8, each of which is valid and enforceable in accordance with its terms subject to any applicable bankruptcy, insolvency, or other laws affecting creditors' rights generally. All such contracts, agreements, leases and instruments are in full force and effect and to WB's knowledge there exists no event or condition which with or without notice or lapse of time would be a default thereunder, give rise to a right to accelerate or terminate any provision thereof, or give rise to any lien, claim, encumbrance, or restriction on any of the assets or properties of WB. True and correct copies of all contracts, agreements, leases and documents listed in SCHEDULE 4.8 have been delivered or made available to SNET.

    4.9  CUSTOMERS.

    (a) SCHEDULE 4.9 hereto identifies any customers or accounts over $2,500 beyond 60 days old which have received from WB any notification of a delinquent account in the twelve months preceding the date hereof, have been denied service due to credit issues, have been placed on credit watch or have otherwise been identified by WB as involving unusual risk.

    (b) WB is not engaged in any material disputes with any customers or suppliers. To the best of WB's knowledge, no customer or supplier is considering termination, non-renewal or any adverse modification to its arrangements nor will consummation of the Merger have a material adverse effect on WB's relationships with any customer or supplier.

    4.10 ACCOUNTS PAYABLE. SCHEDULE 4.10 sets forth a list of all accounts payable and accrued expenses of WB in each case in excess of $25,000 as of a date not more than 15 days prior to the date of this Agreement, specifying in each case the payee, the face amount of each payable and the age of each payable regardless of classification on the balance sheet account.

    4.11 LITIGATION; DISPUTES. Except as disclosed in SCHEDULE 4.11, there are no actions, suits, proceedings or investigations pending or to WB's knowledge threatened against or affecting WB, or any of its officers or directors, at law or in equity, or before any governmental or administrative body or agency which, alone or in the aggregate, are likely to materially and adversely affect the business, properties and rights of WB or the ability of WB to carry out the transactions contemplated in this Agreement. There are no unresolved disputes under any contract to which WB is a party or by which it is bound involving in the aggregate an amount which is material to the assets, properties, business or financial condition of WB. WB is not subject to or in default with respect to any order, writ, award, judgment, injunction or decree of any court or governmental or administrative body or agency which could reasonably be foreseen to have a materially adverse effect on the assets, properties, business or financial condition of WB as a whole, except for defaults which would have a material adverse effect on telecommunications companies generally under applicable law.

    4.12 REAL AND PERSONAL PROPERTY. WB has delivered to SNET a complete and correct list of all real property (including buildings and structures) owned or leased by WB and all interests therein (including a brief description of the property, the record title holder and with respect to leased property, the identity of the lessor, rental rate and the unexpired terms of the lease. WB has delivered to SNET copies of policies of title insurance (to the extent the same exist) on all such real property. All such real property, buildings, and structures, and the equipment therein, and the operations and maintenance thereof, comply substantially with any applicable agreements and restrictive covenants and conform substantially to all applicable legal requirements including those relating to the environment, health and safety, land use and zoning, and all work required to be done by WB as landlord or tenant has been duly performed. No condemnation or other proceeding is pending or to WB's knowledge threatened which would materially affect the use of any such property.
SCHEDULE 4.12 contains a complete and correct list and brief description of all equipment, machinery, computers, furniture, leasehold improvements and vehicles owned by WB having, as to each such item, an original cost in excess of $10,000. The buildings and other structures, equipment and other assets (whether leased or owned) of WB are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in all material respects in accordance with standard industry practices.

    4.13 INSURANCE. SCHEDULE 4.13 is a correct and complete list of insurance policies covering the operations and property of WB, including, without limitation, policies of life, disability, fire, theft, casualty, product liability, workers' compensation, business interruptions, employee fidelity, and other casualty and liability insurance indicating the type of coverage, name of insured, the issuer, the premium, the expiration date of each policy and the amount of coverage. The operations, assets and properties of WB are insured with sufficient coverage with responsible insurers against the usual and normal hazards and liabilities of the character usually insured against by companies in the same or similar business. All such policies are in full force and effect, and WB has not received any notice of cancellation in respect of insurance coverage.

    4.14 TAXES. WB has duly filed, or caused to be duly filed, in a timely manner all returns and reports required with respect to all federal taxes and all state, county, and local income, excise, property, franchise, business, payroll, sales, use and other taxes in the State of Connecticut (all of the foregoing, including interest and penalties thereon being referred to as "Taxes"). WB has timely paid, or, where extensions have been obtained, will pay (an adequate reserve having been established therefor on the September 30, 1996 balance sheet), whether or not requiring the filing of a return, all Taxes due for the periods covered thereby. All such returns or reports are true and correct in all material respects.

    The income tax returns of WB have been examined by the Internal Revenue Service and satisfied or closed by applicable statutes as set forth on SCHEDULE
4.14. Except as set forth in SCHEDULE 4.14, any deficiencies asserted as a result of such examination have been paid or finally settled and WB has not been notified in writing by any taxing authority in any such examination of any material issue, or issues which the aggregate are material which, by the application of similar principles, reasonably can be expected to result in a deficiency for any other year not so examined. Tax returns for the years set forth in SCHEDULE 4.14 remain subject to examination but additional Taxes, if any, resulting from such examinations will not, except as may be disclosed in
SCHEDULE 4.14, have a material adverse effect upon the financial position of WB. Any additional income found by the Internal Revenue Service upon which Tax has been paid by WB has been reported to the appropriate state taxing authorities on amended state income tax returns and any additional taxes due the state authorities thereon have been paid. Except as disclosed in SCHEDULE 4.14, WB has not executed any outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax return or report for any period with respect to WB. Except as set forth in SCHEDULE 4.14, WB is not a party to any pending action or proceeding, nor to WB's knowledge is any action or proceeding threatened, by any governmental authority for assessment or collection of any Tax. No claim for assessment or collection of Taxes has been asserted against WB.

    4.15 PATENTS, TRADEMARKS, COPYRIGHTS AND OTHER INTELLECTUAL PROPERTY. A list and brief description of all trademarks, service marks, trade names, brands, software, copyrights, and patents, which are currently being used or have since January 1, 1991, been used in WB's business, all applications for registration and registrations for such trademarks, service marks, trade names, brands, software, copyrights, and patents, and all licenses, contracts, rights, and arrangements with respect to the foregoing, are set forth in SCHEDULE 4.15. WB has furnished or made available to SNET true and complete copies of each of the foregoing. Except as set forth in SCHEDULE 4.15, no rights or licenses to others have been granted with respect to any of such properties. Except as set forth in SCHEDULE 4.15, to the knowledge of WB, WB owns or possesses the right to use all the trademarks, service marks, trade names, brands, software, copyrights, patents, franchises, permits, and licenses, and rights with respect to the foregoing, necessary for the conduct of business as now conducted, without any conflict with or infringement of the rights of others. Except as set forth in SCHEDULE 4.15, WB has not received notice of any infringement with respect to any of the foregoing. WB has no knowledge of any default or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any licenses, contracts, agreements or arrangements referred to in or submitted as a part of SCHEDULE 4.15.

    4.16  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    (a) Except as described in the balance sheet as of September 30, 1996 and related statement of operations and cash flows for the nine-month period then ended, or SCHEDULE 4.16, there has not been (i) since September 1, 1996 any material adverse change in the assets, properties, business or financial condition of WB other than regulatory changes affecting the telecommunications industry generally, whether or not pending on September 1, 1996; (ii) any damage, destruction or loss, whether covered by insurance or not, materially affecting the assets, properties, business or financial condition of WB; (iii) any declaration, payment or setting aside for payment of any dividend (whether in cash, stock and property) with respect to the capital stock of WB; (iv) any material increase in the compensation payable or to become payable by WB to its officers, directors or key employees; (v) any labor dispute, other than routine matters, none of which is, or so far as can reasonably be foreseen could be, materially adverse to the assets, properties, business or financial condition of WB; or (vi) any entry into any material commitment or transaction other then as provided herein (including, without limitation, any borrowing or capital expenditure).

    (b) WB has, from December 31, 1995 to the date hereof, continued to operate its business in an ordinary and prudent manner, consistent with past practice, and, except as contemplated by this Agreement, WB has not engaged in any activities or transactions or made any capital expenditures which are outside the ordinary course of its business as conducted from December 31, 1995 and which are material, individually or in the aggregate, to the business or financial condition of WB.

    4.17  COMPLIANCE WITH LAW.

    (a) All material permits, licenses, orders or approvals of any federal, state or local regulatory agencies presently held by WB are valid and described in SCHEDULE 4.17 and constitute all material permits, licenses, orders or approvals which are required in order to allow WB to continue to carry on its business and use its properties as now conducted. Except as disclosed in
SCHEDULE 4.17, WB has at all times been operated in all material respects in compliance with all federal, state and local laws, ordinances, regulations, and all orders, decrees and consents of all governmental and administrative entities to which WB is a party which are material to the business of WB. Except as set forth in SCHEDULE 4.17, no notice of any material claim, suit, action or inquiry has been issued and served upon or delivered to WB, and no investigation or review is pending or to the best knowledge of WB threatened by any governmental entity, with respect to any alleged material violation by WB of any law, ordinance, regulation, decree or consent order, of any governmental or administrative entity in connection with the business or operations of WB. Except as set forth on SCHEDULE 4.17, there no proceedings or investigations pending involving (i) reduction of rates charged to customers, (ii) reduction of earnings, (iii) refund of amounts previously charged to customers, (iv) failure to satisfy any service or infrastructure or other standards previously agreed to or imposed by any court, regulatory or other administrative body. Except as set forth in
SCHEDULE 4.17, (i) the operations and facilities of WB have been in substantial compliance since January 1, 1991 with the Occupational Safety and Health Act of 1970, as amended, and all similar state laws, and the rules and regulations promulgated thereunder and the orders issued thereunder, and (ii) WB has been in compliance with the Fair Labor Standards Act and any other state or federal law governing the payment of wages, and WB has no knowledge of any class of any violation thereof or investigation by any government entity or other person in connection therewith.

    (b) WB is in compliance with all federal, state and local statutes, regulations and other laws with regard to equal employment opportunity and has not engaged in any practices or acted pursuant to any policies which have resulted in either a disparate treatment or disparate impact on former or current employees in violation of law on the basis of race, sex, age, religion, national origin, marital status, sexual orientation, veterans status, disability or any other category protected by federal, state or local law and for which a claim would not be barred. Except as set forth on SCHEDULE 4.11, WB has no knowledge of any charge, claim, or threatened claim regarding discrimination on the basis of any category protected by federal, state or local law.

    (c) All facilities of WB subject to the federal Americans With Disabilities Act have been and are in compliance with the provisions of such act in all material respects.

    4.18  ENVIRONMENTAL MATTERS.

    (a) Except as set forth on SCHEDULE 4.18(A), WB is in compliance in all material respects with all applicable federal, state and local laws and regulations, court and administrative orders, permits and approvals relating to environmental protection and pollution control and all Environmental Laws (as defined in Section 4.18(e) hereof).

    (b) WB has not received since January 1, 1993, any claim, notice, complaint, court order, administrative order, or request for information from any governmental authority or private party, alleging violation of, or asserting any noncompliance with or accedence under any Environmental Laws by it, except as set forth on SCHEDULE 4.18(B).

    (c) WB possesses all material governmental permits, licenses, orders, consents, and approvals required under the Environmental Laws and necessary to the ownership of its properties, and to the conduct of the business, of WB, except as set forth on SCHEDULE 4.18(C).

    (d) WB has not received from any governmental authority any (i) formal complaint or notice asserting potential liability under the Environmental Laws,
(ii) written request for information under the Environmental Laws, (iii) written request to investigate or clean up any site under the Environmental Laws, or
(iv) formal written demand or suit by a private party responsible for cleanup of such a site alleging that WB should share such responsibility, except as set forth on SCHEDULE 4.18(D).

    (e) SCHEDULE 4.18(E) identifies the Hazardous Materials used, generated, stored, or disposed of by WB in the operation of the business of WB. For the purposes of this Section 4.18, "Hazardous Materials" means and includes, without limitation, any toxic, hazardous, or radioactive substances or materials, and any biomedical waste as defined in Section 22a-207 of the Connecticut General Statutes, and any oil or petroleum, chemical liquid, solid, liquid or gaseous products, or hazardous waste, as defined by Section 22a-448 of the Connecticut General Statutes, or other pollutants and substances, whether or not naturally occurring, including, without limitation, asbestos, radon and methane gas, generated, used, treated, stored or disposed of, or otherwise deposited in, handled at, or located on or under, any facility or real property owned, operated or leased by WB (collectively, the "Premises"), including, without limitation, the surface and subsurface waters of the Premises. "Hazardous Materials" shall also include: (i) any materials, the generation, use, treatment, storage or disposal of which would cause a person producing such material to become a hazardous waste generator, or the Premises at which such materials are located to become a hazardous waste treatment, storage or disposal facility within the meaning of, or to make such person or Premises subject to the provisions of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 ET SEQ. or regulations promulgated thereunder, as the same may be amended from time to time, or any similar state law or regulation or local ordinance; (ii) any materials, the generation, use, treatment, storage or disposal of which could cause a release or threatened release of hazardous substances from the Premises within the meaning of, or otherwise make the Premises subject to the provisions of, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601 ET SEQ. or regulations promulgated thereunder, as the same may be amended from time to time, or any similar state law or regulation, including, but not limited to, activities constituting "a spill" as defined in Connecticut General Statutes Section 22a-452c, or any similar local ordinance;
(iii) any materials, the generation, use, treatment, storage or disposal of which would cause the discharge of pollutants or effluents into any water source or system, or the discharge into the air of any emissions which would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ. or the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ. or regulations promulgated thereunder, as all such Acts or regulations may be amended from time to time, or any similar state laws, regulations or local ordinances; (iv) any material defined as "asbestos" pursuant to Parts 1910 or 1926 of Title 29 of the Code of Federal Regulations; (v) any materials regulated pursuant to the Toxic Substances Control Act of 1976, 42 U.S.C. Section 2601 ET SEQ. or regulations promulgated thereunder; as the same may be amended from time to time, or any similar state law or regulation or local ordinance; or (vi) any substances in, on or under the Premises which may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements. The federal, state and local laws, regulations, and ordinances referred to above in this Section 4.18(e), and the state laws set forth under Connecticut General Statutes Title 22a are defined and collectively referred to in Agreement as "Environmental Laws."

    (f) WB has not transported, or arranged for the transportation of, any Hazardous Materials to any site which is the subject of federal, state, or local enforcement actions, or other governmental or private investigations, or which would lead to claims against WB for cleanup costs, remedial work, or for damages, except as set forth on SCHEDULE 4.18(F).

    (g) To WB's knowledge, there has not been any release as defined in CERCLA of Hazardous Materials at or from any facility or real property owned, operated, or leased by WB, except as set forth on SCHEDULE 4.18(G).

    (h) WB has not treated, stored for more than ninety days, disposed of, or recycled any Hazardous Materials on any real property owned or leased by WB nor, to WB's knowledge, has any other party treated, stored for more than ninety days, disposed of, or recycled any Hazardous Materials on such property except as set forth on SCHEDULE 4.18(H).

    (i) To WB's knowledge, there are no Underground Storage Tanks, as defined in RCRA and under applicable state law, and none have ever been located on any real property owned or leased by WB, except as set forth on SCHEDULE 4.18(I).

    (j) To WB's knowledge, there are no asbestos-containing materials, or capacitors, transformers, or other equipment or fixtures containing PCBs, and, to WB's knowledge, none have ever been located at, any facility or on any real property owned, operated or leased by WB, except as set forth on SCHEDULE 4.18(J).

    (k) WB (i) has no application to treat, incinerate or dispose of PCBs pending or on file and does not hold any permit, license, or approval to incinerate PCBs; and (ii) does not engage, and has never engaged, in road oiling activities or the application of used oil or Hazardous Materials for dust control or paving.

    (l) SCHEDULE 4.18(L) identifies (i) all environmental audits, assessments or studies within the possession of WB with respect to the facilities or real property owned or leased by WB; and (ii) the results of sampling or any analysis of any asbestos, air, soil, or water, including ground and surface water, undertaken with respect to such facilities or real property.

    4.19 TRANSFER ACT. WB shall promptly take any actions required in connection with the Merger to comply with the Transfer Act; WB agrees to file the appropriate form under the Transfer Act with respect to any real property owned by WB in Connecticut or otherwise subject to the Transfer Act and to make such certifications as are required under the Transfer Act; and WB will provide copies to SNET of all filings and correspondence relating to compliance with the Transfer Act and shall consult with SNET prior to filing any plan for remediation measures or entering into any agreement with any regulatory authority with respect to the Transfer Act.

    4.20  NO VIOLATION; CONSENTS.

    (a) Subject to the receipt of all consents and approvals contemplated by this Agreement, including without limitation, approval of this Agreement by the shareholders of WB, the execution and delivery of this Agreement by WB, the consummation by WB of the transactions contemplated hereby and the fulfillment of and compliance with the terms and provisions hereof by WB do not and will not
(i) violate any law or any judicial or administrative order, writ, judgment, injunction or decree binding upon WB; (ii) conflict with any material restriction to which property of WB is bound; (iii) conflict with the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of WB;
(iv) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any agreement required to be disclosed on SCHEDULE 4.8 hereto; (v) result in the creation of any material lien, charge or encumbrance upon any of the assets of WB under any such agreement; or (vi) result in the termination or give any party thereto the right to terminate any such agreement.

    (b) No consent, waiver, approval, license or authorization of or any declaration or filing on the part of WB with any person or with any federal, state, local or foreign governmental or regulatory authority is required (other than filings required with the Department of Public Utility Control ("DPUC") or the Federal Communications Commission or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") in connection with the valid execution and delivery of this Agreement or the performance by WB of any of the transactions contemplated hereby.

    4.21  PENSION AND WELFARE PLANS.

    (a) WB has not engaged in any transaction with respect to any Plan, as defined below, which could subject WB to a tax or penalty imposed by either
Section 4975 of the Code, as defined below, or Section 502(i) of ERISA in an amount which could be material to the financial condition of WB. The consummation of the transactions contemplated by this Agreement does not and shall not result in a transaction under Section 4975 of the Code or Section 406 of ERISA with respect to any Plan for which an exemption is not available or has not been obtained.

    (b) No Plan has an accumulated funding deficiency, whether or not waived, and all contributions required to be made by applicable law or regulation or under the terms of each Plan or other contractual undertaking for any period through the date hereof have been made in a timely manner, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of WB.

    (c) No liability to the Pension Benefit Guaranty Corporation has been, or is expected by WB to be, incurred by WB with respect to any Plan in any amount which would be material to the financial condition of WB. WB has not incurred and does not expect to incur any withdrawal liability with respect to any Plan which is a multiemployer plan in an amount which would be material to the financial condition of WB.

    (d) Except as otherwise disclosed to SNET, no liability to the United States Department of Labor has been, or is expected by WB to be, incurred by WB with respect to any Plan in any amount which would be material to the financial condition of WB.

    (e) The Plans which are single employer plans and subject to the funding rules of ERISA are not in the aggregate materially underfunded based on the actuarial assumptions used by the enrolled actuary for funding such Plans.

    (f) All premiums under insurance contracts providing benefits under one or more Plans have been paid when due, and all such premiums collected from employees have been remitted to the insurance carrier in a timely manner.

    (g) There are no actions, suits or claims pending, other than routine claims for benefits with respect to any of the Plans.

    (h) Each Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that such Plan is a "qualified plan" under Section 401(a) of the Code, and that the related Trusts are exempt from Tax under Section 501(a) of the Code, and WB is not aware of any facts or circumstances that would jeopardize the qualification of such Plan(s) or related Trust(s). Each Plan complies, both as to form and operation in all material respects with the requirements of the Code and ERISA.

    (i) WB has delivered to SNET a true, complete and correct copy of (i) each writing constituting a part of each Plan, including, without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents furnished to SNET, there are no amendments to any Plan that have been adopted or approved, nor has WB undertaken to make any such amendments.

    (j) SCHEDULE 4.21(J) sets forth a list of all (i) nonqualified defined compensation or retirement plans, (ii) qualified defined contribution retirement plans, (iii) qualified defined benefit pension plans, (iv) welfare benefit plans, and (v) other employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by WB, or to which WB is obligated to contribute, on behalf of its employees.

    (k) Except as set forth in SCHEDULE 4.21(K), WB has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to WB.

    (l) Neither WB nor any of its directors, officers, employees, nor, to WB's knowledge, any other "fiduciary," as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject WB or SNET, or any of their respective directors, officers or employees, to any material liability under ERISA or any applicable law.

    (m) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plan, any fiduciaries thereof with respect to their duties to the Plans or the assets or any of the trusts under any of the Plans which could reasonably be expected to results in any material liability of WB.

    (n) As used in this Agreement, (i) "accumulated funding deficiency" shall have the meaning assigned to such term in Section 412 of the Code and Section 302 of ERISA; (ii) the "Code" means the Internal Revenue Code of 1986, as amended; (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; (iv) "employee benefit plan," and "multiemployer plan" and "plan year" shall have the respective meanings assigned to such terms in Section 3 of ERISA; (v) "single employer plan" shall have the meaning assigned to such term in Section 4001 of ERISA, (vi) "taxable period" shall have the meaning assigned to such term in Section 4975 of the Code; and (vii) "withdrawal liability" shall have the meaning assigned to such term in Part I of Subtitle E of Title IV of ERISA.

    4.22 RELATED PARTY TRANSACTIONS. Except for any direct or indirect material interest of SNET or any of its affiliates, SCHEDULE 4.22 describes any transaction or dealings to which WB is currently a party, or was a party at any time since January 1, 1993, in which the amount involved exceeds $25,000 and in which any of the following persons has a direct or indirect material interest: any director or officer or affiliate or member of the immediate family (as defined in Item 404(a) of Regulation S-K of the SEC) of any such person or any beneficial owner of more than 5% of WB Common Stock, any affiliate of any such beneficial owner, or any member of the immediate family of any such person.

    4.23 COMPENSATION OF DIRECTORS, OFFICERS AND EMPLOYEES. WB has delivered to SNET a written list of the names and total annual remuneration (including current salaries, date of previous salary adjustment and amount stated in percentage terms) of all the directors, officers and full-time salaried employees of WB, together with a statement of the full amount of any bonuses, profit sharing, or other remuneration (exceeding 5% of salary) paid to each such person during the past twelve months or payable to such person in the future and the basis therefor.

    4.24 BANK ACCOUNTS, ETC. SCHEDULE 4.24 hereto sets forth (a) the name of each bank in which WB has an interest in any account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and
(b) the name of each person, corporation, firm association or business organization, entity or enterprise holding a general or special power of attorney from WB and a summary of the terms thereof. True and complete copies of all such documents have heretofore been delivered to SNET.

    4.25 BOOKS OF ACCOUNT; MINUTE BOOKS. WB has filed all reports and returns required by any federal law or regulation to be filed by it and by any law or regulations of the State of Connecticut and has duly paid or accrued on its books of account all applicable duties and charges due (or assessed against it) pursuant to such reports. True and correct copies of the minute books and stock ledger of WB covering the last ten years have been previously made available to SNET and contain accurate records of all meetings of the Board of Directors and accurately reflect all other corporate action of the shareholders and Board of Directors.

    4.26 AUTHORIZATION. The Board of Directors of WB has approved this Agreement and has directed that this Agreement be submitted to the shareholders of WB for approval. WB has full power and authority to enter into this Agreement, to undertake the obligations set forth herein and, upon appropriate vote of WB's shareholders in accordance with law, and subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by WB and constitutes the legal, valid and binding agreement of WB enforceable against WB in accordance with its terms, subject to bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance and other federal or state laws of general applicability relating to or affecting the enforcement of the rights and remedies of creditors or secured parties and to general equitable principles.

    4.27 REGISTRATION STATEMENT. When the Registration Statement on Form S-4 of SNET (the "Registration Statement") or any post-effective amendment thereto shall become effective, and when the Prospectus constituting a part thereof or supplement thereto shall be mailed to WB's shareholders, and at all times subsequent to such effectiveness or mailing, up to and including the time of approval of the

Merger by the WB shareholders, the Registration Statement and Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by WB and relating to WB:

        (i) will comply in all material respects with the provisions of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations of the Securities and Exchange Commission ("Commission" or "SEC") thereunder, and

        (ii) will not, at the respective times such Registration Statement becomes effective and such Prospectus is mailed, contain an untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made not misleading.

    4.28 AFFILIATES. To WB's knowledge, all of the persons who may be deemed to be "Affiliates" of WB (the "WB Affiliates") for the purpose of Rule 145 under the Securities Act, shall be listed in a letter, to be delivered by WB to SNET prior to the date the Registration Statement becomes effective under the Securities Act.

    4.29 CONFLICTING INTERESTS. Except as specifically set forth in SCHEDULE 4.29, no director or officer of WB owns, directly or indirectly, any interest in, or is a director, officer or employee of any corporation or other business organization other than SNET which is a significant supplier, competitor or customer of WB, provided that ownership of not more than one percent of the capital stock of any company required to file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall not be deemed to be ownership of an interest in such a corporation for purposes of this Section.

    4.30 CERTAIN PAYMENTS. Neither WB nor, to the best of the knowledge of WB, any of WB's officers, employees or agents or any consultant has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to, or for the benefit of, any individual who is or was a candidate for public office, or an official or employee of any government of any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any officer or employee of any customer or supplier of WB. WB has not engaged in any such transaction, maintained any bank account or used any corporate funds except for transactions or bank accounts reflected in WB's normally maintained books and records.

    4.31 ACCURACY OF REPRESENTATIONS. No representations or warranty made by WB in this Agreement or any Schedule, when all such representations and warranties are taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF SNET AND SAS

    SNET and SAS jointly and severally represent and warrant to WB as follows:

    5.1 ORGANIZATION. SNET and SAS each is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and has the corporate power to own or lease its properties and to carry on its business as now being conducted. SNET has provided WB with true and complete copies of the Certificate of Incorporation and Bylaws of each of SNET and SAS as in full force and effect on the date hereof.

    5.2 CAPITAL STOCK. The authorized, issued and outstanding capital stock of SNET and of SAS is as set forth in the preamble to this Agreement and all of such capital stock which is issued and outstanding is validly issued, fully paid and nonassessable.

    5.3 SEC FILINGS. SNET has filed with the SEC all forms, reports and documents required to be filed with the SEC since January 1, 1993 and has delivered to WB true and complete copies of its (i) Annual

Report on Form 10-K for the years ended December 31, 1995, December 31, 1994 and December 31, 1993, as filed with the SEC; (ii) proxy statements relating to all of SNET's meetings of stockholders (whether annual or special) since September 30, 1993; and (iii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by SNET with the SEC since September 30, 1993 (collectively, the "SEC Filings"). As of their respective dates, the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of SNET and its subsidiaries included or incorporated by reference in the SEC Filings (including the related notes and schedules) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated assets, liabilities and financial position of SNET and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

    5.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as described in the financial statements contained in the SEC Filings, since December 31, 1995 there has not been (i) any material adverse change in the assets, properties, business or financial condition of SNET and its subsidiaries (separately, a "SNET Subsidiary" and collectively, the "SNET Subsidiaries") as a whole; (ii) any damage, destruction or loss, whether covered by insurance or not, materially affecting, the assets, properties, business or financial condition of SNET and the SNET Subsidiaries as a whole; (iii) any declaration, payment or setting aside for payment of any dividend (whether in cash, stock or property) with respect to the capital stock of SNET, other than regular quarterly dividends; or
(iv) the entry into any material commitment or transaction (including without limitation any borrowing or capital expenditure), other than in the ordinary course of business.

    5.5 NO VIOLATION; GOVERNMENT CONSENT. Subject to the receipt of all consent and approvals contemplated by this Agreement, the execution and delivery of this Agreement, the consummation by SNET and SAS of the transactions contemplated hereby and the fulfillment of and compliance with the terms and provisions hereof by SNET and SAS and thereof do not and will not (i) violate any provision of law or any judicial or administrative order, writ, award, judgment, injunction or decree binding upon SNET or any of the SNET Subsidiaries; (ii) conflict with any material restriction to which property of SNET or any of the SNET Subsidiaries is bound; (iii) conflict with the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of SNET or SAS; (iv) conflict with, result in a breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material indenture, instrument or agreement relating to any indebtedness of SNET or of any other material agreement of SNET or any SNET Subsidiary; (v) result in the creation of any material lien, charge or encumbrance upon any of the asset of SNET or any SNET Subsidiary under any such material indenture, instrument or agreement; or (vi) result in the termination or give any party thereto the right to terminate any such material indenture, instrument or agreement.

    5.6  AUTHORIZATION.

    (a) SNET has full power and authority to enter into this Agreement, and subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by SNET and constitutes the legal, valid and binding agreement of SNET enforceable against SNET in accordance with its terms, subject to bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance and other federal and state laws of general applicability relating to or affecting the enforcement of the rights and remedies of creditors or secured parties and to general equitable principles.

    (b) The Board of Directors and the sole stockholder of SAS has approved this Agreement. SAS has full power and authority to enter into this Agreement and subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by SAS and constitutes the legal, valid and binding agreement of SAS enforceable against SAS in accordance with its terms, subject to bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance and other federal and state laws of general applicability relating to or affecting the enforcement of the rights and remedies of creditors or secured parties and to general equitable principles.

    5.7 REGISTRATION STATEMENT. When the Registration Statement or any post-effective amendment thereto shall become effective, and when the Prospectus constituting a part thereof or any amendment or supplement thereto shall be mailed to WB shareholders, and at all times subsequent to such effectiveness or mailing up to and including the time of approval of the Merger by the WB shareholders, the Registration Statement and Prospectus and all amendments or supplements thereto, with respect to all information set forth therein other than information provided therein by WB and related to WB:

           (i) will comply in all material respects with the provision of the Securities Act and the rules and regulations of the Commission thereunder, and

           (ii) will not, at the respective times such Registration Statement becomes effective and such Prospectus is mailed, contain an untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made not misleading.

    5.8 VALIDITY OF SECURITIES. At the Effective Time, the shares of SNET Common Stock, when exchanged for WB Common Stock, will be duly authorized, validly issued, fully paid and nonassessable.

    5.9 ACCURACY OF REPRESENTATIONS. No representation or warranty made by SNET in this Agreement or any Schedule, when all such representations and warranties are taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading.

                                   ARTICLE VI
                                COVENANTS OF WB

    6.1 CONSENTS; APPROVALS. WB shall use its best efforts consistent with law to obtain all consents, waivers, approvals, authorizations or orders (including without limitation all governmental and regulatory rulings and approvals), and WB shall make all filings (including without limitation all filings with governmental or regulatory agencies, including any environmental agency) required for the authorization, execution and delivery of this Agreement by WB and the consummation by it of the Merger.

    6.2  SHAREHOLDER APPROVAL; REGISTRATION STATEMENT.

    (a) WB shall cooperate with SNET in the preparation and filing with the Commission of the Registration Statement, and shall use its best efforts consistent with law to assist SNET in obtaining clearance thereof by the Commission and causing the Registration Statement to be declared effective and continue such effectiveness. WB agrees to recommend approval of this Agreement to the shareholders of WB and to use its best efforts to obtain the necessary adoption of this Agreement by the shareholders of WB pursuant to a duly called meeting of shareholders.

    (b) WB shall furnish all the information concerning WB required for inclusion in the Registration Statement, or for any other filing to be made pursuant to the rules and regulations of any governmental body in connection with the transactions contemplated by this Agreement, and shall otherwise cooperate with SNET in connection therewith. None of the information furnished by or on behalf of WB for use in the Registration Statement shall contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

    (c) WB shall prepare and file with the Commission as soon as practicable a proxy statement that will be the same proxy statement-prospectus contained in the Registration Statement and a form of proxy, in connection with the vote of WB's shareholders with respect to the Merger (such proxy statement-prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to WB's shareholders, is herein called the "Proxy Statement"). SNET shall furnish WB all information concerning SNET and SAS required for use in the Proxy Statement and SNET shall take such other action as WB may reasonably request in connection with the preparation of the Proxy Statement.

    6.3 CONDUCT OF THE BUSINESS OF WB. Between the date hereof and the Effective Time:

    (a) WB shall not, without the prior written consent of SNET, agree to incur or agree to become subject to any material liability or obligation (absolute or contingent), except liabilities incurred or obligations under contracts entered into in the ordinary course of business.

    (b) Except as contemplated by this Agreement, WB shall not, without the prior written consent of SNET, engage in any activities or transactions or make any capital expenditures which are outside the ordinary course of its business as conducted at the date hereof and which are material, individually or in the aggregate, to the business or financial condition of WB.

    (c) WB shall give prompt notice to SNET of (i) the receipt of any notice of, or other communication relating to, a default or an event of default or any event which with lapse of time could become a default or any event of default under any material indenture, instrument or agreement to which WB is a party, by which it or any of its properties is bound or to which it or any of its properties is subject; (ii) the receipt of any notice or other communication from any third party alleging that the consent of such required to consummate the Merger; and (iii) any matter which, if it had occurred prior to the date hereof, would have constituted a material breach of the representations and warranties of WB contained in this Agreement.

    (d) Without the prior written consent of SNET, WB shall not (i) make any change in its authorized capital stock; (ii) issue any stock options, warrants or other rights or agreements calling for the issue, transfer, sale or delivery of any of its capital stock or other securities; (iii) declare, pay, or set aside for payment any stock dividend or effect any split, division or combination or make any reclassification in respect of its outstanding shares of capital stock; (iv) issue, sell, exchange or deliver any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock); (v) purchase, or otherwise acquire any outstanding shares of its capital stock; (vi) declare, pay or set aside for payment any dividend or distribution (whether in cash or property) with respect to its capital stock other than its regular quarterly cash dividend of no more than $0.38 per share; (vii) enter into any agreement to take any action under clauses (iv) or (v); (viii) amend its Certificate of Incorporation or Bylaws; or (ix) waive, release, grant or transfer any rights of material value or modify or change in any material respect any material existing license, lease, contract, Plan or other document.

    (e) WB shall conduct its business only in the ordinary course and consistent with past practice, and WB shall consistent with good business practices take such action as may be necessary to preserve its material properties and assets, wherever located.

    (f) WB shall use its best efforts to preserve intact the business organization of WB, to keep available the services of its operating personnel and to preserve the good will of those having business relationships with it.

    (g) WB shall not (i) increase the compensation payable or to become payable by it to any of its executive officers, except in the ordinary course of business consistent with past practice; (ii) make any payment or provision with respect to any bonus, profit sharing, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of employees of WB, other than in the ordinary course of business consistent with past practice; (iii) grant any stock options or stock appreciation rights; (iv) enter into any employment agreement or other contract or arrangement with an executive officer with respect to the performance of personal services which is not terminable without liability by it on thirty days notice (or less); or (v) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, director or shareholder of WB.

    (h) WB shall not permit any of its current insurance policies to be canceled or terminated or any of the coverage thereunder to lapse, unless, simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

    (i) WB shall not assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation other than WB to the extent provided herein or make any loans or advances to any individual, firm or corporation, except in the ordinary course of its business.

    (j) WB shall not (i) acquire all or any part of the assets, properties, capital stock or business of any other person; (ii) dispose of all or any part of its assets, properties, capital stock or business other than in the ordinary course of business; or (iii) consolidate or merge with or into any other person.

    (k) WB shall not make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase or lease of any property or assets of any other individual, firm or corporation.

    (l) WB shall not write off as uncollectible any notes or accounts receivable or write down the value of any inventory other than in immaterial amounts or in the ordinary and usual course of business consistent with past practice.

    (m) WB shall not dispose of or permit to lapse any rights in, to or for the use of any patent, trademark, trade name or copyright or other intellectual property, or disclose to any person not an employee, or otherwise dispose of any trade secret, process or know-how not theretofore a matter of public knowledge, except pursuant to judicial or administrative process or pursuant to Section 6.4 in connection with a BONA FIDE offer thereunder.

    (n) make any change in any method of accounting or keeping its books of account or accounting practices other than as disclosed in the SEC Filings.

    (o) WB shall not enter into an agreement to do any of the things described in clauses (a) through (n).

    6.4 ACQUISITION PROPOSALS. Prior to the Effective Time, neither WB nor any of its subsidiaries, affiliates, officers, directors, employees, shareholders, representatives or agents shall, directly or indirectly, solicit, initiate, encourage or accept inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any other party's (other than SNET) acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, WB or any business combination or similar transaction with WB other than as contemplated by this Agreement; provided, however, that upon receipt by the Board of Directors of WB of (i) a BONA FIDE offer of a third party to engage in a transaction with WB which would result in shareholders of WB receiving value for their shares of WB stock in excess of the consideration furnished by SNET pursuant to this Agreement, and (ii) the written opinion of its counsel that the discharge of the WB directors' fiduciary duties under applicable law requires its Board to negotiate with and provide non-public information to such third party, WB may provide such information and enter into such negotiations after giving prior notice to SNET. If WB enters into negotiations pursuant to the proviso contained in the preceding sentence and does not consummate a transaction with such third party, SNET may terminate this Agreement, and, if it does so, then at SNET's request, WB shall compensate SNET for entering into the Agreement, taking action to consummate the transaction, incurring costs and expenses thereto, and foregoing other opportunities, and for any other damages incurred by SNET, by immediately paying to SNET a cancellation fee of $500,000 as liquidated damages regarding any claim for damages which SNET would otherwise be entitled to assert against WB regarding the transaction. If WB enters into negotiations with a third party pursuant to the proviso in the first sentence of this Section 6.4 and consummates a transaction, or if WB enters into negotiations with a third party in violation of this section, SNET may similarly terminate this Agreement, and if it does so, at SNET's request, WB shall immediately pay SNET a cancellation fee of $1,500,000 as liquidated damages. SNET shall have no obligation under Section 14.4 of Article XIV hereof as a result of its invocation of this section.

    6.5 LETTER OF WB'S ACCOUNTANTS. WB shall use its best efforts to cause to be delivered to SNET a letter of Ernst & Young, L.L.P., WB's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to SNET, in form and substance reasonably satisfactory to SNET and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    6.6 BEST EFFORTS. WB shall use its best efforts consistent with law to cause all of the conditions precedent to the consummation of the Merger applicable to WB to be met.

                                  ARTICLE VII
                           COVENANTS OF SNET AND SAS

    7.1 CONSENTS; APPROVALS. SNET will use its best efforts consistent with law to obtain all consents, waivers, approvals, authorizations or orders (including without limitation all governmental and regulatory rulings and approvals), and SNET shall make all filings (including without limitation all filings with governmental agencies, including any environmental agency) required for the authorization, execution and delivery of this Agreement by SNET and SAS and the consummation by them of the Merger.

    7.2  REGISTRATION STATEMENT.

    (a) SNET shall prepare and file the Registration Statement with the Commission as soon as is reasonably practicable and shall use its best efforts consistent with law to have the Registration Statement declared effective by the Commission.

    (b) SNET shall furnish all the information concerning SNET and SNET Subsidiaries required for inclusion in the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any governmental body in connection with the Merger and shall otherwise cooperate with WB in connection therewith. None of the information furnished by or on behalf of SNET for use in the Registration Statement shall contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

    7.3 BLUE SKY. SNET shall use its best efforts consistent with law to comply with all applicable "Blue Sky" or similar securities laws of each jurisdiction as and when such compliance is required.

    7.4 LISTING. SNET shall use its best efforts to cause the shares of SNET Common Stock to be issued in the Merger to be listed on the New York Stock Exchange.

    7.5 CERTAIN ACTIONS. Between the date hereof and the Effective Time, SNET shall give prompt notice to WB of the receipt by it or any SNET Subsidiary of
(i) any notice of, or other communication relating to, a material default or a material event of default or any event which with lapse of time could become a material default or a material event of default under any material instrument or agreement to which SNET or any SNET Subsidiary is a party, by which it or any of its properties it bound or to which it or any of its properties is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and (iii) any matter which, if it had occurred prior to the date hereof, would have constituted a material breach of the representations of SNET contained in this Agreement.

    7.6 BEST EFFORTS. SNET and SAS shall use their best efforts consistent with law to cause all of the conditions precedent to the consummation of the Merger applicable to SNET and SAS to be met.

                                  ARTICLE VIII
                      COVENANTS APPLICABLE TO ALL PARTIES

    8.1 REASONABLE EFFORTS. Subject to Section 6.4, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental authorities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any governmental entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement, and (e) not to take, commit, or agree in writing or otherwise to take, any action which would make any representation or warranty of such party contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of a future date.

    8.2 PUBLIC ANNOUNCEMENTS. SNET and SAS, on the one hand, and WB, on the other hand, will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation.

    8.3 NOTIFICATION OF CERTAIN MATTERS. Each party shall give the other prompt notice of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement and prior to the Effective Time under any note, license, agreement or other instrument or obligation other than in respect of defaults which, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on such party; and (ii) any material adverse effect or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a material adverse effect on such party. Each party shall give the other prompt notice of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

    8.4 HART-SCOTT-RODINO ACT FILING. The parties will cooperate in preparing and filing any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will use their respective best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.

                                   ARTICLE IX
                           ACCESS AND CONFIDENTIALITY

    9.1 ACCESS. Upon reasonable notice, WB shall afford the officers, employees, counsel, accountants and other authorized representatives of SNET and SAS (collectively, "Representatives"), access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records, and, during such period, WB shall furnish promptly to SNET all information concerning its business, properties and personnel as SNET may reasonably request, provided that no investigation pursuant to this Section
9.1 shall affect or be deemed to modify any representation or warranty made by WB.

    9.2  CONFIDENTIALITY.

    (a) SNET and SAS each agree that the Confidentiality Agreement dated November 2, 1995 shall remain in effect and it shall, and shall use its best efforts to cause its respective Representatives to, hold in strict confidence all data and information obtained by them from WB (or from any of its respective officer, employees, agents or authorized representatives) (unless such information is previously known to SNET or SAS or is or becomes readily ascertainable from public or published information or trade sources) and shall not, and shall use its best efforts to ensure that such Representatives do not, disclose such confidential information to others without the prior written consent of WB.

    (b) WB agrees that the Confidentiality Agreement dated November 2, 1995 shall remain in effect and it shall, and shall use its efforts to, cause its officers, employees, agents and authorized representatives to, hold in strict confidence all data and information obtained by them from SNET or SAS (unless such information is previously known to them or is or becomes readily ascertainable from public or published information or is provided pursuant to
Section 6.4 in connection with a BONA FIDE offer thereunder) and shall not, and shall use their best efforts to ensure that such officers, employees, agents and authorized representatives do not, disclose such confidential information to others without the prior written consent of SNET.

                                   ARTICLE X
                   CONDITIONS TO OBLIGATIONS OF SNET AND SAS

    The obligations of SNET and SAS under this Agreement to consummate the Merger are subject to the conditions that:

    10.1  PERFORMANCE.

    (a) The representations and warranties of WB herein contained shall have been true and accurate when made and in addition shall be true and accurate in all material respects at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time, except as affected by transactions contemplated by this Agreement.

    (b) WB shall have performed in all material respects all other obligations and agreements and complied with all covenants and conditions contained in this Agreement at or prior to the Effective Time.

    10.2 CONSENTS OBTAINED. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by WB and its Board and shareholders for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by WB.

    10.3 NO LITIGATION. No suit, action, proceeding, investigation or inquiry, whether or not existing on the date hereof, involving WB or WB securities or its directors or officers with respect to the business of WB or this Agreement or related to the transaction contemplated hereby, shall be pending, threatened, or in prospect before any court or governmental agency, which, in the reasonable opinion of SNET, renders completion of the Merger inadvisable or impractical.

    10.4 DOCUMENTS TO BE DELIVERED. WB shall have delivered or cause to be delivered, to SNET and SAS at the Closing:

    (a) A certificate of WB, signed by its President and Chief Executive Officer which shall confirm the compliance by WB in all material respects with its covenants and agreements contained in this Agreement, and the accuracy in all material respects of the representations and warranties made by WB in this Agreement at and as of the Effective Time as if made at such time, except as affected by transactions contemplated by this Agreement.

    (b) An agreement from each WB Affiliate (as defined under the rules of the SEC under the Securities Act), in form and substance satisfactory to SNET and its counsel, relating to the disposition of the securities of SNET receivable by such WB Affiliate in the Merger together with such documents as SNET may reasonably request related to SNET's compliance with the Securities Act.

    (c) The opinion of Carmody & Torrance, counsel to WB, dated the Closing Date and in form and substance satisfactory to SNET.

    (d) Such other documents and instruments as SNET shall reasonably request.

                                   ARTICLE XI
                       CONDITIONS TO THE OBLIGATION OF WB

    The obligations of WB under this Agreement to consummate the Merger are subject to the conditions that:

    11.1  PERFORMANCE.

    (a) The representations and warranties of SNET and SAS herein contained shall have been true and accurate when made and, in addition, shall be true and accurate in all material respects at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time, except as affected by transactions contemplated by this Agreement.

    (b) SNET and SAS shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement at or prior to the Effective Time.

    11.2 CONSENTS OBTAINED. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by SNET and SAS for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by SNET and SAS.

    11.3 NO LITIGATION. No suit, action or proceeding or investigation involving SNET or its directors or officers with respect to the business of SNET or this Agreement or the transaction contemplated hereby, shall be pending, threatened, or reasonably believed by SNET and its directors or officers or their counsel to be in prospect before any court or governmental agency, which, in the reasonable opinion of WB, renders completion of the Merger hereby inadvisable or impractical.

    11.4 DOCUMENTS TO BE DELIVERED. SNET shall have delivered, or caused to be delivered, to WB at the Closing:

    (a) A certificate of each of SNET and SAS, signed by its President and Chief Executive Officer, which shall confirm the compliance by them in all material respects with their covenants and agreements contained in this Agreement, and the truth and accuracy in all material respects of the representations and warranties made by them in this Agreement at and as of the Effective Time as if made at such time, except as affected by transactions contemplated by this Agreement.

    (b) The opinion of Madelyn M. DeMatteo, General Counsel of SNET, dated the Closing Date and in form and substance satisfactory to WB.

    (c) The opinion of Carmody & Torrance, counsel to WB, dated the Closing Date, that the Merger qualifies as a reorganization under Section 368 of the Code.

    (d) Such other documents and instruments as WB shall reasonably request.

                                  ARTICLE XII
                      CONDITIONS APPLICABLE TO ALL PARTIES

    The obligations of each of the parties to consummate the Merger are subject to the following additional terms and conditions:

    12.1 SHAREHOLDER APPROVAL. This Agreement shall have been approved by the requisite vote of the holders of the outstanding shares of WB Common Stock.

    12.2 SUSPENSION OF TRADING. There shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the over-the-counter market; (ii) a commencement of war, armed hostilities, or other international or national calamity directly or indirectly involving the United States; or (iii) in the case of any of the foregoing existing at the date hereof a material acceleration or worsening thereof.

    12.3 REGULATORY APPROVALS. The satisfaction of any applicable federal or state regulatory requirements, including without limitation, the approval of the Connecticut Department of Public Utility Control and, if required, the Federal Communications Commission.

    12.4 EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of SNET or WB, threatened by the SEC. All necessary state securities or blue sky authorizations shall have been obtained.

    12.5 NO ORDERS. The consummation of the Merger or the transactions contemplated hereby shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction.

    12.6 HSR ACT. Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

    12.7 NEW YORK STOCK EXCHANGE. The shares of SNET Common Stock exchangeable for WB shares shall have been admitted to listing on the New York Stock Exchange, subject to official notice of issuance.

    12.8 FAIRNESS OPINION. The receipt from McDonald & Company Securities, Inc. of a final written opinion that the Merger is fair to WB's shareholders from a financial point of view, which opinion shall be dated within two (2) days of the date of the Proxy Statement.

                                  ARTICLE XIII
                         TERMINATION; AMENDMENT; WAIVER

    13.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Merger Certificates, whether before or after action by the shareholders of WB, (i) by mutual consent of the Board of Directors of WB, SAS, and SNET; (ii) by action of the Board of Directors of SNET in the event of a failure of a condition set forth in Article X of this Agreement or in the event such a condition becomes incapable of fulfillment; (iii) by action of the Board of Directors of WB in the event of failure of a condition set forth in Article XI of this Agreement or in the event such a condition becomes incapable of fulfillment; (iv) by action of the Board of Directors of either WB, SAS or SNET in the event of a failure of a condition set forth in Article XII of this Agreement or in the event such a condition becomes incapable of fulfillment; (v) by action of the Board of Directors of either WB or SNET pursuant to the provisions of Section 2.1 hereof; (vi) by SAS of SNET pursuant to the provisions of Section 6.4 hereof; or (vii) by action of the Board of Directors of WB, SAS or SNET if the Merger has not occurred by December 31, 1997 (the "Determination Date"), but if the Merger has not occurred by the Determination Date because the DPUC has approved the Merger but all rights to appeal such approval have not expired or been waived or the approval is being appealed and a final favorable determination of the appeal by a court of competent jurisdiction has not been made, then the Determination Date shall be extended and deemed to be the date ten days after the earliest to occur of (a) the expiration or waiver of all rights to appeal the DPUC's approval of the Merger, (b) the final favorable determination of the DPUC's approval of the Merger by a court of competent jurisdiction or (c) March 31, 1998.

    13.2 AMENDMENT. SNET, SAS and WB may agree in writing to amend this Agreement at any time prior to the Effective Time, provided that, after the shareholders of WB approve the Merger, no amendment shall be made which is adverse to the shareholders of WB (including, without limitation, any adverse change in the terms of the consideration to be received by the WB shareholders) unless such amendment is approved by such shareholders.

    13.3 WAIVER. Any condition to the performance of WB, SNET or SAS which may legally be waived at or prior to the Effective Time may be waived at any time by the third party entitled to the benefit thereof by action taken or authorized by the Board of Directors of the waiving party.

                                  ARTICLE XIV
                                 MISCELLANEOUS

    14.1 SURVIVAL. Except for the agreements contained in Article III and Sections 6.4, 14.4 and 14.11, which shall survive the Merger, all representations, warranties, agreements and covenants under this Agreement shall not survive the Merger.

    14.2 WOODBURY MANAGEMENT EMPLOYEES. Each management employee of WB who is not employed by SNET as of the Effective Time shall receive severance pay of a type generally available to SNET management employees with similar lengths of service and job descriptions, and the Surviving Corporation shall continue in full force and effect the Agreement dated May 31, 1991 between J. Garry Mitchell and WB, and the Change-in-Control Agreement dated July 24, 1996 between Donald
E. Porter and WB.

    14.3 COMMUNITY ACTIVITIES. Subsequent to the Effective Time, SNET shall continue WB's support of local community activities to the extent consistent with SNET's corporate strategy.

    14.4 EXPENSES. Whether or not the Merger shall be consummated, each party shall pay its own expenses in connection with this Agreement and the consummation of the Merger, provided that if this Agreement is executed but the Merger is not consummated (i) due to the failure of either party to receive the necessary regulatory approvals, despite their best efforts, or (ii) due solely to the fault of SNET, then SNET will pay to WB an amount equal to all reasonable costs and expenses including fees and costs of attorneys, investment bankers, accountants and financial advisors, incurred by WB after September 26, 1996 in connection with the Merger but in no event shall such costs and expenses exceed $125,000 if pursuant to clause (i) or $300,000 if pursuant to clause (ii) herein.

    14.5 BROKERS; FINDER FEES. Each party to this Agreement represents to the other that all negotiations relative to this Agreement and the Merger have been carried on by SNET directly with WB and without the intervention of any other person and no person is entitled to a finder's fee, brokerage commission or other similar fee.

    14.6 NOTICES. Any notice, request, instruction or other document to be given hereunder shall be in writing and delivered personally, telecopied (if receipt is confirmed) or sent by registered or certified mail, postage prepaid, if to SNET or SAS, addressed to SNET or SAS, as the case may be, at 227 Church Street, New Haven, Connecticut 06510, Attention: Paula M. Anderson, Esq.; and if to WB, addressed to WB at P.O. Box N, Woodbury, Connecticut 06798-0478,
Attention: Donald E. Porter, with copies to Thomas Candrick, Esq., Carmody & Torrance, 195 Church Street, New Haven, Connecticut 06510, or to such other persons as may be designated by notice in writing by any party.

    14.7 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut (without reference to the choice of law principles thereof).

    14.8 NON-ASSIGNABILITY. This Agreement shall not be assignable by any of the parties hereto.

    14.9 ENTIRE AGREEMENT. This Agreement contains all of the representations, warranties, understandings and agreements of the parties relating to the transactions contemplated herein; (ii) supersedes all prior written agreements and negotiations and oral understandings, if any, between the parties; and (iii) may not be amended, supplemented or discharged except by performance or by an instrument in writing executed by the parties hereto.

    14.10 COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    14.11  INDEMNIFICATION AND INSURANCE.

    (a) After the Effective Time, the Surviving Corporation will (and SNET will as long as it controls Surviving Corporation) indemnify and hold harmless each of the current directors of WB (the "Indemnified Parties") in their capacities as directors or officers to the full extent provided in WB's Certificate of Incorporation and Bylaws (except for violations of the federal securities laws), with respect to any matter existing or occurring prior to the Effective Time.

    (b) The Surviving Corporation will not amend, and SNET will not (as long as it controls the Surviving Corporation) authorize or permit the amendment of, provisions of WB's Certificate of Incorporation or Bylaws providing for indemnification (as in effect as of the date of this Agreement) in any manner adverse to the Indemnified Parties for a period of three (3) years from and after the date of this Agreement; provided, however, that such indemnification is subject to any limitation imposed from time to time under applicable law.

    (c) For six (6) years after the Closing, the Surviving Corporation will (and for so long as it controls the Surviving Corporation, SNET will cause the Surviving Corporation to) maintain policies of officers' and directors' liability insurance maintained by WB as of the date of this Agreement (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions substantially equivalent) with respect to the acts or omissions occurring before the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each of the Indemnified Parties currently covered by WB's officers' and directors' liability insurance policy, or who become covered by such policy before the Effective Time. The provisions of this Section 14.11 shall survive the Effective Time and shall be enforceable by the Indemnified Parties, their heirs, executors and personal representatives and are binding on successors and assigns of WB, SNET and SAS.

    (d) Any determination to be made as to whether any Indemnified party has met any standard of conduct imposed by law or by WB's Certificate of Incorporation or Bylaws will be made by legal counsel reasonably acceptable to such Indemnified Party and SNET.

    (e) In the event any Indemnified Party is or becomes involved in any capacity in any action, proceeding, or investigation for which he has a claim for indemnification against the Surviving Corporation (including, without limitation, the transactions contemplated by this Agreement), the Surviving Corporation will, and SNET will (as long as it controls the Surviving Corporation) cause the Surviving Corporation to, pay as incurred such Indemnified Party's legal and other expenses actually and reasonably incurred in connection therewith upon receipt of an understanding by or on behalf of such Indemnified Party to repay such amount if it is ultimately determined that he is not entitled to be indemnified by WB. Neither WB, SNET or the Surviving Corporation shall be liable for any settlement of any claim without its written consent, which shall not be unreasonably withheld.

    (f) Any Indemnified Party wishing to claim indemnification under this
Section 14.11, upon hearing of any claim, action, suit or proceeding or investigation, shall notify WB, SNET or the Surviving Corporation (but the failure to so notify an Indemnifying Party shall not relieve it from any liability it may have under this Section, except to the extent such failure prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to such matter unless there is, under applicable standards of conduct, a conflict on any significant issue between the parties of any two or more Indemnified Parties.

    (g) The obligations pursuant to this Section 14.11 will survive the Merger and will continue in full force and effect for a period of three (3) years from the Effective Time (except that the obligations of the Surviving Corporation pursuant to subsection (c) of this Section to maintain policies of officers' and directors' liability insurance shall continue for six (6) years and the obligations of the Surviving Corporation and SNET pursuant to subsection (a) of this Section shall continue for such six-year period solely with respect to matters covered by such policies), provided that as to any claim for indemnification asserted pursuant to this Section 14.11 during such three-year or six-year period, as applicable, such obligations will remain in full force and effect until the final disposition of such claim.

    14.12 INTERPRETATION. The section headings in this Agreement are inserted for convenience only and are not part of this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

                                          SOUTHERN NEW ENGLAND
                                          TELECOMMUNICATIONS CORPORATION
                                          By: /c/ John J. Miller________________
                                               Name: John J. Miller
                                               Its: Vice President & Treasurer

                                          SNET ACQUISITION SUBSIDIARY, INC.
                                          By: /c/ John J. Miller________________
                                               Name: John J. Miller
                                               Its: President

                                          THE WOODBURY TELEPHONE COMPANY
                                          By: /c/ Donald E. Porter______________
                                               Name: Donald E. Porter
                                               Its: President

                                                                ANNEX B

                                                      McDONALD & COMPANY
                                                       SECURITIES, INC.

                                                 MEMBER NEW YORK STOCK EXCHANGE

                                                 McDONALD INVESTMENT CENTER
                                                    800 SUPERIOR AVENUE
                                                 CLEVELAND, OHIO  44114-2603
                                                        216-443-2300

March 10, 1997

PERSONAL AND CONFIDENTIAL

Board of Directors
The Woodbury Telephone Company
200 Main Street South
Woodbury, CT  06798

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined herein) to be paid by Southern New England Telecommunications Corporation ("SNET") to the holders of the issued and outstanding shares of Common Stock, $2.50 par value (the "Common Stock") of The Woodbury Telephone Company (the "Company") in connection with the proposed merger (the "Merger") of the Company with and into SNET Acquisition Company, Inc. ("SAS"), a wholly owned subsidiary of SNET, pursuant to the Amended and Restated Agreement and Plans of Merger dated as of December 6k, 1996 (the "Agreement") by and among the Company, SNET and SAS.

    Under the terms of the Agreement, SAS will be merged with and into the Company and the Company will become a wholly-owned subsidiary of SNET. AT the effective time of the Merger (the "Effective Time"), each issued and outstanding share of the Company's Common Stock (other than shares owned by SNET, shares held in treasury and shares as to which dissenters' rights of appraisal have been perfected) will be converted into the right to receive shares of SNET Common Stock in an amount per share equal to the product of one share of SNET Common Stock times a fraction, the numerator of which is $43.00 per share and the denominator of which is equal to the average of the closing prices of one share of SNET Common Stock as reported o the New York Stock Exchange for the ten trading days ending on the fifth business day prior to the Effective Time (the "Merger Consideration").

    McDonald & Company Securities, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Board of Directors
The Woodbury Telephone Company
March 10, 1997
Page 2

    In connection with rendering his opinion, we have reviewed and analyzed, among other things, the following: (I) the Agreement, including the exhibits and schedules thereto; (ii) certain correspondence between the Company and SNET and between the Company and other prospective buyers (iii) certain publicly available information concerning the Company, including the Company's audited financial results for the three year period ending December 31, 1996 as reported in the Annual Reports on Form 10-K of the Company for each of the years in the two year period ended December 31, 1996 and the Quarterly Reports on Form 10-Q of the Company for each of the three quarters in the period ended September 30, 1996; (iv) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (v) certain publicly available information concerning the trading of, and the trading market for the Company's Common Stock and the SNET Common Stock; (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company or to SNET and the trading markets for certain of such other comp[companies'' securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company to discuss the prospects of the Company, as well as other matters we believe relevant to our inquiry. In addition, we have participated in discussions with certain officers and employees of SNET to assess the business prospects of SNET.

    In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have assumed and relied upon the representations and warranties of the Company and SNET contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management for the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bass therefor) provided to us and, with your consent, we have assumed that such projections reflect the best currently available estimates and judgments of the Company's management and that such projections and forecast will be realized in the amounts and in the time periods currently estimated by the management of the Company. With respect to SNET, we have assumed that the assumptions underlying published third party earnings estimates for SNET are reasonable and that such earnings will be realized in the amounts and in the time periods contemplated thereby. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either the Company or SNET nor have we been furnished with any such evaluation or appraisal. We have also assumed

Board of Directors
The Woodbury Telephone Company
march 10, 1997
Page 3

that; (I) the conditions to the Merger as set forth in the Agreement would be satisfied; (ii) that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement;' and (iii) that the Merger will qualify as a tax-free reorganization under applicable provisions of the Internal Revenue Code.

    Based upon discussions with the Company and its counsel, McDonald has assumed for the purpose of its analysis that, under applicable provisions of Connecticut law and the Company's charter documents, SNET's ownership of shares representing more than one-third of the voting power of the Company gives it the ability to block the sale of all or substantially all of the assets of the Company to any other party or the merger of the Company with another party.

    It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date including the value of the SNET Common Stock at the time of issuance thereof to the holders of the Company's Common Stock. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger and does not address the Company's underlying business decision to effect the Merger or any other terms of the Merger.

    in the ordinary course of our business, we may actively trade securities of both the Company and SNET for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    McDonald will receive a fee from the Company for our services, in rendering this opinion, non e of which is contingent upon the consummation of the Merger, as well as the Company's agreement to indemnify us under certain circumstances.

    It is understood that this opinion was prepared solely for the confidential use of the Board of Directors and senior management of the Company and may not be disclosed, summarized, excerpted from or otherwise publicly referred to without our prior written consent. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting held in connection with the Merger.

Board of Directors
The Woodbury Telephone Company
march 10, 1997
Page 4

    Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the Merger Consideration to be received by the holders of Common Stock pursuant to the Agreement is fair, from a financial point of view, to the holders of such Common Stock.

                        Very truly yours,



                        MCDONALD & COMPANY SECURITIES, INC.


                        By: /s/ William R. Koehler
                           -------------------------------
                              William R. Koehler
                               Vice President

                                                                         ANNEX C

                          PART-XIII. DISSENTERS' RIGHT
               (A) RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-855. DEFINITIONS

    As used in sections 33-855 to 33-872, inclusive:

    (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.


    (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 33-856 and who exercises that right when and in the manner required by sections 33-860 to 33-868, inclusive.



    (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.


    (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair, and equitable under all the circumstances.

    (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 33-856. RIGHT TO DISSENT

    (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:


    (1) Consummation of a plan of merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 33-817 or the articles of incorporation and the shareholder is entitled to vote on the merger or (B) if the corporation is a subsidiary that is merged with its parent under section 33-818;


    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;


    (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it: (A) Alters or abolishes a preferential right of the shares; (B) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 33-668; or

    (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (b) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be his exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not he proceeds as provided in sections 33-855 to 33-872, inclusive.

SECTION 33-857. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

    (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

    (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


SECTIONSECTION 33-858, 33-859. RESERVED FOR FUTURE USE


                (B) PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 33-860. NOTICE OF DISSENTERS' RIGHTS

    (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' right under sections 33-855 to 33-872, inclusive, and be accompanied by a copy of said sections.

    (b) If corporate action creating dissenters' rights under section 33-856 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 33-862.

SECTION 33-861. NOTICE OF INTENT TO DEMAND PAYMENT


    (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) shall not vote his shares in favor of the proposed action.


    (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

SECTION 33-862. DISSENTERS' NOTICE

    (a) If proposed corporate action creating dissenters' rights under section 33-856 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 33-861.


    (b) The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall:

    (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;


    (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

    (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) of this section notice is delivered; and

    (5) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

SECTION 33-863. DUTY TO DEMAND PAYMENT

    (a) A shareholder sent a dissenters' notice described in section 33-862 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision (3) of subsection (b) of said section and deposit his certificates in accordance with the terms of the notice.

    (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

    (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

SECTION 33-864. SHARE RESTRICTIONS

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 33-866.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SECTION 33-865. PAYMENT


    (a) Except as provided in section 33-867; as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 33-863 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.


    (b) The payment shall be accompanied by: (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (2) a statement of the corporation's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of the dissenter's right to demand payment under section 33-860; and
(5) a copy of sections 33-855 to 33-872, inclusive.

SECTION 33-866. FAILURE TO TAKE ACTION

    (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 33-862 and repeat the payment demand procedure.

SECTION 33-867. AFTER-ACQUIRED SHARES


    (a) A corporation may elect to withhold payment required by section 33-865 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.


    (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under section 33-868.

SECTION 33-868. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

    (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under section 33-865, or reject the corporation's offer under section 33-867 and demand payment of the fair value of his shares and interest due, if:

    (1) The dissenter believes that the amount paid under section 33-865 or offered under section 33-867 is less than the fair value of his shares or that the interest due is incorrectly calculated;

    (2) The corporation fails to make payment under section 33-865 within sixty days after the date set for demanding payment; or

    (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

    (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty days after the corporation made or offered payment for his shares.


SECTIONSECTION 33-869, 33-870. RESERVED FOR FUTURE USE


                        (C) JUDICIAL APPRAISAL OF SHARES

SECTION 33-871. COURT ACTION

    (a) If a demand for payment under section 33-868 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and, petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.


    (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.


    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    (e) Each dissenter made a party to the proceeding is entitled to judgment
(1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 33-867.

SECTION 33-872. COURT COSTS AND COUNSEL FEES

    (a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 33-868.

    (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.


    (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                     PROXY
               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                  DIRECTORS OF THE WOODBURY TELEPHONE COMPANY
                 Special Meeting of Shareholders--April 2, 1997

    The undersigned hereby appoints J. Garry Mitchell and Donald E. Porter, each with the power to appoint his substitute, and hereby authorizes each and either of them to represent and to vote, as designated below, all the shares of common stock of The Woodbury Telephone Company held of record by the undersigned on February 14, 1997, at the special meeting of shareholders to be held at the Southbury Hilton, 1284 Strongtown Road (Exit 16, Interstate 84), Southbury, Connecticut 06488 on April 2, 1997, at 10:30 a.m., local time, or any adjournment thereof.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    the adoption of the following resolution:


       RESOLVED, that the form, terms and provisions of the Amended and Restated Agreement and Plan of Merger dated as of December 6, 1996, among The Woodbury Telephone Company, Southern New England Telecommunications Corporation and SNET Acquisition Subsidiary, Inc., as described in the Prospectus/Proxy Statement dated March 11, 1997 is hereby approved.


    Unless a shareholder specifies otherwise, this proxy shall be deemed to grant authority to vote FOR the approval of the Merger Agreement.

    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, including all matters that the undersigned would be entitled to vote upon if personally present.
    This proxy when properly executed will be voted in the manner directed herein by the undersigned.

          UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE
                        APPROVAL OF THE MERGER AGREEMENT



    Receipt of Notice of Special Meeting of Shareholders, and the Prospectus/Proxy Statement dated March 11, 1997, is hereby acknowledged.


    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                              (NAME)____________________________


                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                 Signature (if held jointly)


                                                          Dated: March ___, 1997


                PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE
                     PROXY CARD USING THE ENCLOSED ENVELOPE

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following exhibits are filed herewith.


Exhibit
Number   Description

8        Opinion of Carmody & Torrance as to tax matters.

23(b)    Consent of Carmody & Torrance (See Exhibit 8.)

23(d)    Consent of Ernst & Young LLP

23(e)    Consent of McDonald & Company Securities, Inc.

(b) Not applicable.

(c) See Annex B to the Prospectus/Proxy Statement.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on March 11, 1997.


                                  Southern New England Telecommunications
                                     Corporation


                                  By   /s/ Donald R. Shassian
                                    -----------------------------------------
                                  Name:     Donald R. Shassian
                                  Title:    Senior Vice President and Chief
                                            Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


Name                                   Title                         Date


         *                   Chairman, President,               March 10, 1997
-----------------------      Chief Executive
Daniel J. Miglio             Officer and Director
                             (Principal Executive Officer)



         *                   Senior Vice President              March 10, 1997
-----------------------      and Chief Financial Officer
Donald R. Shassian           (Principal Financial and
                             Accounting Officer)


         *                   Director                           March 10, 1997
-----------------------
William F. Andrews


         *                   Director                           March 10, 1997
-----------------------
Zoe Baird


         *                   Director                           March 10, 1997
-----------------------
Robert L. Bennet


         *                   Director                           March 10, 1997
-----------------------
Barry M. Bloom



         *                   Director                           March 10, 1997
-----------------------
Frank J. Connor


         *                   Director                           March 10, 1997
-----------------------
William R. Fenoglio


         *                   Director                           March 10, 1997
-----------------------
Claire L. Guadiani


         *                   Director                           March 10, 1997
-----------------------
James R. Greenfield


         *                   Director                           March 10, 1997
-----------------------
Ira D. Hall

Name                                   Title                         Date


         *                   Director                           March 10, 1997
------------------------
Burton G. Malkiel


         *                   Director                           March 10, 1997
------------------------
Frank R. O'Keefe, Jr.


/s/ Madelyn M. DeMatteo
------------------------
By Madelyn M. DeMatteo
Attorney-In-Fact

                                    Exhibit Index

Exhibit
Number   Description                                                 Page


8        Opinion of Carmody & Torrance as to tax matters.

23(b)    Consent of Carmody & Torrance (See Exhibit 8.)

23(d)    Consent of Ernst & Young LLP

23(e)    Consent of McDonald & Company Securities, Inc.